As filed with the Securities and Exchange Commission on June 7, 2000
                                                      Registration No. 333-30980
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1

                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          The Network Connection, Inc.
             (Exact Name of Registrant as specified in its Charter)

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
             Georgia                                3571                           58-1712432
  (State or other jurisdiction           (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)         Classification Code number)         Identification Number)

                  222 North 44th Street, Phoenix, Arizona 85034
                                 (602) 629-6200
          (Address and Telephone Number of Principal Executive Offices)

      Morris C. Aaron, Executive Vice President and Chief Financial Officer
                  222 North 44th Street, Phoenix, Arizona 85034
                            Telephone: (602) 629-6200
                    (Address of Principal Place of Business)
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all communications to:
                            Richard P. Jaffe, Esquire
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                         1735 Market Street, 38th Floor
                           Philadelphia, PA 19103-7598
                            Telephone: (215) 994-1046
                             Telefax: (215) 994-1111

         Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. ____________

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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                   CALCULATION OF ADDITIONAL REGISTRATION FEE

=====================================================================================================
                           DOLLAR       PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES     AMOUNT TO BE     OFFERING PRICE         AGGREGATE            AMOUNT OF
 TO BE REGISTERED        REGISTERED (6)    PER SHARE          OFFERING PRICE     REGISTRATION FEE (2)
-----------------------------------------------------------------------------------------------------
Common stock,
$0.001 par value        $22,459,900         $9.50 (1)         $22,459,900 (1)        $5,924.42

Common stock,
$0.001 par value (3)    $ 8,320,000         $3.25 (4)         $ 8,320,000 (4)        $2,196.48

    Total                                                     $30,779,900            $8,120.90 (5)
=====================================================================================================

(1) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the Nasdaq SmallCap Market as of the close of trading on February 17, 2000.
(2)  Calculated by multiplying the aggregate offering amount by .000264.
(3) Includes 2,560,000 shares estimated to be issuable in connection with a Master Facility Agreement with Fusion Capital Fund II, LLC. See "The Fusion Transaction".
(4) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the Nasdaq SmallCap Market as of the close of trading on June 2, 2000.
(5)  $5,924.42 previously paid.
(6) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the warrants or upon conversions pursuant to the Master Facility Agreement as a result of stock split, stock dividends and similar transactions.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED JUNE 7, 2000


 PROSPECTUS                                             NETWORK CONNECTION LOGO

                                2,846,933 SHARES

                          THE NETWORK CONNECTION, INC.

                                  COMMON STOCK

         This prospectus relates to the offer for sale from time to time of up to 286,933 shares of our common stock by some of our current shareholders who, in some cases, hold warrants to purchase shares of common stock, as well as up to 2,560,000 shares, consisting of 2,110,000 shares which we currently estimate is the maximum number of shares that are purchasable pursuant to a $12,000,000 equity purchase agreement to be entered into with Fusion Capital Fund II, LLC and 450,000 shares which we currently estimate we will issue to Fusion Capital as a commitment fee. If more than 2,110,000 shares are purchasable by Fusion Capital under the equity purchase agreement, we have the right, and presently intend, to terminate the equity purchase agreement without any payment to or liability to Fusion Capital. For more information on the selling shareholders, please see "Selling Security Holders" beginning on page 51. For more information on the Fusion financing, please see "The Fusion Transaction" beginning on page 34.

         We will not receive any of the proceeds from the resale of these shares by these selling shareholders, although we would receive certain benefits from conversions under the equity purchase agreement and possibly receive exercise proceeds from the exercise of the warrants. For more information on proceeds, please see "Use of Proceeds" on page 11.

         The Network Connection's common stock is traded on the Nasdaq SmallCap Market under the symbol TNCX. On June 2, 2000, the last reported sales price of our common stock was $3.25 per share.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH ANY DECISION TO PURCHASE SHARES IN THIS OFFERING.

         The selling shareholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933. For more information on how the shares may be distributed, see "Plan of Distribution" on page 52.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June __, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Forward-Looking Statements and Associated Risks..............................ii
Risk Factors..................................................................1
Use of Proceeds..............................................................11
Market For Our Common Stock and Related Shareholder Matters..................11
Our Business.................................................................12
Management's Discussion and Analysis of Financial Condition
 and Results of Operations...................................................25
The Fusion Transaction.......................................................34
Management...................................................................39
Security Ownership of Certain Beneficial Owners and Management...............47
Certain Relationships and Related Transactions...............................48
Description of Securities....................................................49
Selling Security Holders.....................................................51
Plan of Distribution.........................................................52
Disclosure of The SEC's Position on Indemnification
 For Securities Act Liabilities..............................................55
Experts......................................................................56
Legal Matters................................................................56
Where You Can Find More Information..........................................57
Index to Financial Statements...............................................F-1

         We are a Georgia corporation. Our principal executive offices are located at 222 North 44th Street, Phoenix, Arizona 85034, and our telephone number is (602) 629-6200. In this prospectus, "The Network Connection," "we," "us," and "our," and other possessive and other derivations thereof, refer to The Network Connection, Inc. and its consolidated subsidiary, unless the context otherwise requires. All trademarks and tradenames appearing in this prospectus are the property of The Network Connection, unless otherwise indicated.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering. You should rely only on the information provided in this prospectus and any amendments or supplements. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

                      DEALER PROSPECTUS DELIVERY OBLIGATION


         Until ___________ __, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS


         This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves as long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.

         All statements other than statements of historical fact we make in this prospectus are forward-looking. In particular, the statements in this prospectus regarding our future results of operations or financial position are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Forward-looking statements reflect our current expectations but are inherently uncertain. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that future events, in addition to those discussed elsewhere in this prospectus, particularly under "Risk Factors," and also in prior filings made by us with the Securities and Exchange Commission, could affect our future operations and cause our results to differ materially from those expressed in our forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements contained in this prospectus.

                                  RISK FACTORS


         Investing in our common stock will subject you to risks inherent in our business. The performance of our common stock will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a total loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

WE HAVE A LIMITED OPERATING HISTORY UNDER NEW MANAGEMENT AND ARE IMPLEMENTING A NEW BUSINESS STRATEGY THAT MAY NOT PROVE SUCCESSFUL.


         On May 18, 1999, Global Technologies, Ltd. acquired control of us. As of the date of this prospectus, Global Technologies owned approximately 80% of our common equity on a fully converted basis, without taking into effect any future dilution on account of our financing with Fusion Capital (see "The Fusion Transaction" on page 34). In connection with its acquisition, Global Technologies elected a new board of directors which, in turn, put in place a new management team. The new management team has modified our business strategy. We used to focus solely on video server sales to the education market and entertainment system sales to airlines and cruise ship lines. By contrast, our focus under new management is sales of interactive information and entertainment systems to four markets: the hotel and hospitality, cruise ship, educational institutions and corporate training, and passenger rail markets. Because this strategy has only been implemented recently, there is virtually no operating history on which to evaluate the strategy's prospects and new management's ability to implement it. There is no assurance that we will have success in implementing our new strategy, or that we will obtain the financial returns sufficient to justify the expenditures we have made, and will continue to make, in hopes of penetrating our newly designated target markets.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES.

         We generated revenues of $11.1 million and $18.8 million for the fiscal years ended October 31, 1997 and 1998, respectively, and realized net losses for those years of $53.2 million and $7.2 million, respectively. For the eight-month transition period ended June 30, 1999, we generated revenues of $1 million, and realized net income of $2.3 million (this net income was due entirely to reversal of prior accruals). For the nine months ended March 31, 2000, we generated revenues of $5.7 million on which we realized a net loss of $4.4 million. Almost all of the revenues generated came from the sale of 195 Cheetah(R) video servers in connection with the Georgia Metropolitan Regional Education Services Agency (MRESA) Net 2000 project. Without these sales, we would have had a loss of $6.4 million for the nine months ended March 31, 2000. As of March 31, 2000, our accumulated deficit was $87.4 million and working capital was $0.1 million.

         We expect to incur losses in the future as we focus on developing, installing and maintaining interactive information and entertainment systems in our four targeted markets. Each system installation is a capital-intensive project. The majority of these systems will be installed at our cost and recorded as our assets. Our revenues will be generated primarily from future usage of these systems. It will take a significant amount of time before we can generate sufficient revenues to cover our operating costs, including depreciation, expenses related to the costs of installing systems and corporate overhead expenses. There can be no assurance that usage of the systems will ever generate sufficient revenues to cover the costs of maintaining these systems.

IF WE CANNOT RENEGOTIATE AN AGREEMENT WITH CARNIVAL, WE MAY INCUR SIGNIFICANT LOSSES.

         Prior management entered into an agreement with Carnival Cruise Lines for the purchase, installation and maintenance of our CruiseView(TM) system on a minimum of one Carnival Cruise Lines ship. The Carnival agreement obligates us to install and maintain CruiseView(TM) on an unspecified number of additional ships designated by Carnival through December 2002. Pursuant to this agreement, we installed systems on two Carnival ships, one on a Fantasy class ship and one on a Destiny class ship. Under the terms of the agreement, we receive payment for 50% of the sales price of the system in installments through commencement of operation of the system for passenger use, with the remainder recovered through receipt of our 50% share of net profits generated if any from the use of the system.

         Furthermore, the terms of the Carnival agreement provide that Carnival may return the CruiseView(TM) system within an acceptance period, as established for each order, or for breach of warranty. The acceptance period for the Fantasy and Destiny class ships are twelve months and three months, respectively, from completion of installation and testing, which occurred in February 1999 and October 1999, respectively. The initial warranty period for these systems is three years.

         We have determined that the cost of building and installing the CruiseView(TM) systems on the existing two Carnival ships pursuant to the current Carnival agreement exceeds the revenue that can be earned in connection therewith. Should we be required to build and install CruiseView(TM) on additional ships pursuant to the current agreement, such arrangements could prove unprofitable and have a negative effect on our working capital.

         Given these costs, and ongoing technical issues, we notified Carnival of our desire to renegotiate the current agreement and have been endeavoring to do so. During these discussions, Carnival notified us in a letter dated April 24, 2000 that it sought to terminate the agreement and to assert certain remedies thereunder, including a refund of amounts paid to us, potential warranty/de-installation obligations and other matters. We continue to seek to resolve issues under the Carnival agreement. There is no assurance that we will be able to reach a mutually satisfactory resolution of the Carnival agreement and secure a new, more favorable long-term contract with Carnival.

         While we are optimistic about our discussions with Carnival, if we cannot renegotiate a mutually satisfactory agreement with Carnival, or if we should have to refund amounts paid to us or remove our CruiseView(TM) systems from the Carnival ships, we would incur substantial losses. Such losses could have a material adverse effect on our business, operating results and financial condition.

WE WILL REQUIRE ADDITIONAL FINANCING.


         We will need to invest a great deal of capital in the implementation of our new business strategy. The sales-cycle time for our products and services is long and could exceed one year in certain cases. Consequently, even if our new strategy is successful, unless we can obtain additional sales orders in the short-term from the education market, we will continue to incur losses in the foreseeable future. In addition, we will require substantial capital to purchase and install equipment for sales in our other markets. Our contracts with hotels require us to invest in the necessary equipment to operate our systems. Such costs are expected to be recovered from revenues generated by the system over the course of the contract, which approximate seven years. Furthermore, because of the long sales cycle for our systems, we will require additional working capital to fund operations, including inventory and accounts receivable. There is no assurance we will be able to obtain such working capital. Therefore, our accumulated deficit will probably increase, working capital will probably decrease, and we will need to obtain financing to implement our business plan.

         As of June 2, 2000, we have drawn $3.6 million against our $5.0 million revolving credit facility agreement with Global Technologies. Absent alternative sources of financing, we will likely continue to draw on the credit facility to finance the production of some or all of the product development necessary for our interactive information and entertainment systems, as well as to cover other commitments and operating expenses. Global does not currently have sufficient cash for us to borrow the full $5.0 million under the credit facility. Should we be unable to borrow funds under the facility, it could have a material adverse effect on our operating results and financial condition.

         We recently signed an agreement with an investment fund pursuant to which we have established a $12 million private equity line. We may draw against this private equity line up to approximately $1,000,000 a month over a twelve month period. See "The Fusion Transaction" on page 34.


WE HAVE A VERY SMALL BACKLOG OF ORDERS.


         We have received only four orders for installation of our InnView(TM) system - two for hotels in California, one for a hotel in Arizona and one for a hotel in Indiana. We have no additional orders from Carnival Cruise Lines or from MRESA. We do not believe our sales to date are sufficient to determine whether there is meaningful demand for our products. We intend to continue to devote significant resources to our sales and marketing efforts in an effort to promote interest in our products. There is no assurance that we will be successful with these efforts or that significant market demand for our products will ever develop.


WE MAY NOT BE ABLE TO MANAGE OUR PLANNED GROWTH.

         We have expanded and plan to continue to expand our business operations during fiscal year 2000. This expansion could strain our limited personnel, financial, management and other resources. To implement our new business strategy, we will need to, among other things, maintain and expand our current sales and marketing efforts. In addition, we will need to adapt our financial planning, accounting systems and management structure to accommodate the growth if it occurs. Our failure to anticipate or manage our growth, if any, could adversely affect our business, operating results and financial condition.

OUR SYSTEMS MAY SUFFER FROM DEFECTS.


         The systems we sell incorporate a combination of sophisticated computer chip, electronic circuit and network technology. To enhance the operation of our systems and adapt them for the various environments in which they are installed, we modify and reconfigure our systems from time to time. In addition, we rely on subcontractors to manufacture, assemble and install many components of our systems. Although we have quality control procedures designed to detect manufacturing and system design errors and although we test our products before marketing them, any component product may contain flaws which we may not detect through these procedures. There is no assurance that we will identify all defects. We believe that reliable operation will be an important purchase consideration for our customers. Failure to detect and prevent design flaws or flaws within components of our systems could adversely affect our business, financial condition and operating results.


WE FACE SIGNIFICANT COMPETITION.

         The market for our systems, products and services is highly competitive and competition is likely to intensify.


     * The major competitors in our hotels and hospitality market are On Command Corporation, LodgeNet Entertainment Corporation and Quadriga. On Command currently serves an estimated 960,000 rooms and LodgeNet, approximately 680,000 rooms. We are unable to determine the extent of Quadriga's market. On Command and LodgeNet focus their sales and marketing efforts on North American properties, whereas Quadriga markets its products primarily to European hotels and, to a much lesser extent, Middle Eastern and African hotels.

     * In the cruise ship market, we compete primarily with Allin Corporation and Siemens. We estimate that Allin currently has systems installed on seven cruise ships, and Siemens has a system installed on one. Allin Corporation may have orders for additional cruise ships.

     * In the education and corporate training market, our servers compete primarily with those of other companies that manufacture video server products, such as Sony, Dell, Gateway, Silicon Graphics, Compaq and Hewlett Packard. Many regional competitors provide technology services which may be similar to ours to the education and corporate training markets.

     * SmartWorld, a UK-based company, has announced its intention to develop and offer a limited video-on-demand system for the passenger rail market. In addition, we are aware that another UK-based company, ALSTOM, is planning to create a subsidiary to develop systems competitive with ours for the passenger rail industry.

         Most of these companies have greater financial, technical and marketing resources than we do. Moreover, each of them is well established in its respective market and has developed customer and end user goodwill and brand recognition that may be difficult for us to overcome. We expect that, to the extent that the market for our systems, services and products develops, competition will intensify and new competitors will enter our designated target markets. For example, large manufacturers of in-flight entertainment systems may consider entry into any of our markets.


         We may not be able to compete successfully against existing and new competitors as the market for our systems, products and services evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect on our business and results of operations.

GLOBAL TECHNOLOGIES EXERCISES SUBSTANTIAL CONTROL OVER US.


         Global Technologies owns shares of our capital stock which entitles it to elect a majority of our directors. Consequently, Global Technologies will be able to exert virtually unlimited influence over the direction of our business and policies.


WE DEPEND ON KEY EXECUTIVES.


         Our potential for success depends significantly on certain key management employees, including our Chairman and Chief Executive Officer, Irwin
L. Gross, our President and Chief Operating Officer, Robert Pringle, our Chief Financial Officer, Morris C. Aaron, our Executive Vice President, Jay Rosan, and our Chief Technology Officer, Richard Genzer. The loss of the services of any one of them or of any of our other key employees would have a materially adverse effect on us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled content, technical, management, sales and marketing personnel. Competition for quality, highly skilled employees is intense. We give no assurance that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.


WE MAY NOT BE SUCCESSFUL IN PROCURING AND PROVIDING COMPELLING CONTENT FOR OUR SYSTEMS.


         Being able to procure and provide compelling content for our interactive information and entertainment systems is integral to our success. Our revenue models in each of our target markets, other than the education and corporate training market, involve providing system infrastructure by us with little or no upfront cost to our customers. In fact, in the hotel and hospitality market, the model involves provision of the system infrastructure at no cost to our customers. Our plan is to receive a share of the revenue generated from the content that we procure and provide for use through the systems pursuant to a multi-year contract.

         We are in the process of acquiring the rights to and packaging suites of content to be provided through our systems, each suite being specific to the environment in which the system is being installed. For example, the content provided through CruiseView(TM) will be intended to appeal to cruise ship travelers, the content provided through InnView(TM) will be intended to appeal to hotel guests, and the content provided through TrainView(R) will be intended to appeal to rail passengers. We give no assurance that we will be able to develop, procure or integrate a compelling suite of content for any of our systems. If we are unable to do so, system-users will not use the system and we will not earn content revenues. Our business would be adversely affected because we rely on the content revenue to make up for the discount we allow on the system infrastructure. In addition, if we were unable to provide compelling content, our target customers would not likely be receptive to our systems, which would adversely affect our business, as well.

OUR QUARTERLY OPERATING RESULTS WILL VARY.

         We expect to experience significant fluctuations in our operating results. Fluctuations in operating results may cause the price of our common stock to be volatile. Our operating results may vary as a result of many factors, including:

     * our ability to implement our new business strategy, which requires the commitment of a great deal of capital, developing new applications for our interactive information and entertainment systems and penetrating newly designated target markets, such as the passenger rail, hotel and hospitality and corporate training industries;

     *    our ability to integrate, retain and manage our new management team;

     * our ability to generate further revenues on a profitable basis from the markets in which we currently operate, such as the education and cruise ship markets;

     * our ability to procure and provide desirable content for our interactive information and entertainment systems;

     * our ability to generate orders so as to manage the long sales cycle for our systems. This sales cycle involves evaluation and customization of a system for each project, a test installation of each customized system, and negotiation of related agreements from other providers, such as movie and Internet access providers. All of this is prior, in most cases, to a contract being signed between us and a prospective purchaser of our systems; and

     *    our ability to compete successfully in our designated target markets.


         Each of these factors is difficult to control and forecast. Thus, they could have a material effect on our business, financial condition and results of operations. For example, during the quarter ended September 30, 1999, we recorded revenue of approximately $5.3 million from sales in connection with the Georgia MRESA Net 2000 project. We have not received any additional orders in connection with that project, nor have we recorded significant revenue in connection with any project since then.

         Notwithstanding the difficulty in forecasting future sales, we nonetheless must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may have a materially adverse effect on our business, because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet expectations, the price of our stock could decrease.

OUR STOCK PRICE MAY BE VOLATILE.

         The market price for our common stock may be affected by a number of factors, including the announcement of orders for our products or product enhancements by us or competitors, the loss of services of one or more of our key employees, quarterly variations in our results of operations or those of our competitors, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. To date, the market price for our common stock has been volatile and has fluctuated significantly. The trading price of our common stock is likely to continue to be highly volatile. In addition, the stock market in general and the market for technology-oriented companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our actual operating performance.


DELISTING OF OUR COMMON STOCK FROM TRADING ON THE NASDAQ SMALLCAP MARKET WOULD REDUCE THE MARKETABILITY OF OUR SHARES.

         Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol TNCX. A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. At March 31, 2000 we did not satisfy the minimum level of net tangible assets required to be listed ($2 million), nor did we have sufficient non-affiliate market capitalization ($35 million) or net income ($500,000 for two of the past three years). We are seeking additional capital and attempting to effect other equity transactions to, among other things, increase our net tangible assets to at least the minimum level required. There can be no assurance that we will be able to raise this additional capital, or if we are able to raise additional capital it will be on terms satisfactory to us, or to effect other equity transactions currently under consideration. If we fail to satisfy the criteria for continued listing, our common stock may be delisted.

         If our common stock is delisted, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." In this event, it may be more difficult to dispose of, or even to obtain quotations as to the price of, our common stock and the price, if any, offered for our common stock may be substantially reduced.

         In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market, and the market price of our common stock is less than $5.00 per share, subject to certain exceptions, trading in our common stock would be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions or high-net worth individuals) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The requirements of Rule 15g-9, if applicable, may affect the ability of broker/dealers to sell our securities and may also affect the ability of purchasers in this offering to sell their shares in the secondary market.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 (the "Penny Stock Rule") also requires additional disclosure in connection with any trades involving a stock defined as penny stock (any non-Nasdaq equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions). Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


THE MARKETS IN WHICH WE OPERATE ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

         The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render our existing technologies, products and services obsolete. The networking solutions, content and server markets' growth and intense competition exacerbate these conditions. If we are unable successfully to respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, we must adapt to these rapidly changing markets by continually improving the responsiveness, services and features of our products and services and by developing new features and gathering new and appealing content to meet the needs of our customers. We also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATELY PROTECTED AND WE MAY INFRINGE THE RIGHTS OF OTHERS.

         Our success will depend in part on our ability to protect our proprietary technology. We rely primarily on a combination of trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Further, we intend to distribute our products in a number of foreign countries. The laws of those countries may not protect our proprietary rights to the same extent as the laws of the United States. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights, or to defend ourselves from third parties asserting infringement claims against us. Any such litigation could result in substantial costs to us and could divert our management and technical personnel away from their normal responsibilities.

WE MAY NOT BE ABLE TO OBTAIN CRITICAL COMPONENTS FROM OUR SUPPLIERS.

         Currently, we obtain certain key components used in our systems and products from a number of sources. We do not have long term supply contracts with these or any other component vendors and we purchase all of our components on a purchase order basis. Component shortages may occur and we may not be able to obtain the components we need in a timely manner or on a commercially reasonable basis. In addition, we subcontract for the manufacture, assembly and installation of many components of our systems. If we were unable to obtain sufficient quantities of key components used in our systems or products due to availability of raw material and labor or to other constraints beyond our control, we could experience delays in the development of our systems or in product shipments, or be forced to redesign our systems or products. Any of these scenarios would have a materially adverse affect on our business. In addition, there is no assurance that our subcontractors will be able to support our manufacturing, assembly and installation requirements in the future.


THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE AND SHARES RESERVED FOR FUTURE ISSUANCE UPON THE EXERCISE OF OPTIONS AND WARRANTS AND THE CONVERSION OF PREFERRED SHARES.

         Sales of a substantial number of shares of common stock in the public market in connection with and following this offering could adversely affect the market price for our common stock. On the date of this prospectus, we had 12,911,479 shares of common stock outstanding. Approximately 44% of these shares are, and upon effectiveness of this registration statement 45% of these shares will be, freely tradeable without restriction under the Securities Act of 1933. The remaining shares may be sold in accordance with Rule 144 promulgated under the Securities Act when the applicable holding period has been satisfied. In addition, we have registered a total of 1.3 million shares of our common stock reserved for issuance under our stock option plans, of which an aggregate of approximately 358,974 shares had been issued as of the date of this prospectus. The remaining 941,026 shares, when and if issued, would be freely tradeable (unless acquired by any of our affiliates, in which case they would be subject to volume and other limitations under Rule 144). In addition, we are registering 179,500 shares underlying warrants pursuant to this prospectus which will be freely tradable upon effectiveness of this registration statement. We are also permitted to issue up to $12 million of our common stock under the Fusion financing during the remainder of its term. The shares we sell under the Fusion financing will be available for resale in the public market pursuant to this prospectus. The market price of our common stock could fall as a result of the sale of any of these shares.

WE MAY BE SUBJECT TO REGULATION.


         In the United States, we are not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications and media industry could have an adverse effect on our business as it relates to the procurement of content for our systems.


         Other legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property, privacy rights and state tax issues could impose additional regulations and obligations on us. We cannot predict whether or not any legislation of these types might pass, nor the financial impact, if any, the resulting regulation may have on us. Moreover, the applicability to content, online service and Internet access providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The law relating to the liability of online service companies and Internet access providers for information carried on or disseminated through their systems is also currently unsettled and has been the subject of several recent private lawsuits. If similar actions were to be initiated against us, costs incurred as a result of such actions could have a material adverse effect on our business.

         We may offer gaming activities from time to time through our interactive information and entertainment systems in those jurisdictions where we may do so legally. Gaming activities are highly regulated and illegal in most jurisdictions in the United States. Complying with gaming laws and regulations at both the state and federal levels could result in added expense, lower margins and delays in implementing gaming options for use through our systems.

         Additionally, we must generally comply with various safety regulations when installing our systems. Compliance with these regulations may increase the expense of a system and decrease our margins, or delay, or even prevent, installation, any of which could have an adverse effect on our business.

WE ARE A DEFENDANT IN A MULTI-DISTRICT, MASS-TORT CLASS ACTION LAWSUIT.

         On September 2, 1998, Swissair flight 111 crashed. The aircraft involved in the crash was a McDonnell Douglas MD-11 equipped with an in-flight interactive entertainment system developed by the Interactive Entertainment Division we acquired from Global Technologies. Since then, a number of claims have been filed by the families of the victims of the crash. We have been named as one of the many defendants, including Swissair, Boeing, DuPont and Global Technologies, in this consolidated multi-district litigation. Global Technologies' aviation insurer is defending us in the action. Global Technologies has $10.0 million in insurance coverage related to the action. Global Technologies also has an umbrella policy for an additional $10.0 million in coverage, however, Global Technologies and the umbrella carrier are currently litigating the applicability of this policy to the action. We did not assume any liability of Global Technologies in connection with the Swissair crash. If liability is assessed against us directly, to the extent this liability exceeds the available insurance, our business will be adversely affected.

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the shares of our common stock being sold pursuant to this prospectus. The selling shareholders will receive all net proceeds from any sale of such shares.


                           MARKET FOR OUR COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

 PRICE RANGE OF COMMON STOCK


         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "TNCX." The table below sets forth the range of quarterly high and low closing prices for our common stock on the Nasdaq SmallCap Market during the quarters indicated.


           QUARTER ENDED                               HIGH             LOW
           -------------                               ----             ---
           June 30, 2000
           (to the date of this prospectus)          $ 8.719          $3.000
           March 31, 2000                             13.375           5.375
           December 31, 1999                           7.000           1.438
           September 30, 1999                          2.906           1.250
           June 30, 1999                               3.375           1.375
           March 31, 1999                              3.938           2.125
           December 31, 1998                           4.125           2.000
           September 30, 1998                          4.938           1.813
           June 30, 1998                               5.688           3.188
           March 31, 1998                              7.125           3.625

RECORD  HOLDERS OF OUR COMMON STOCK


         As of the date of this prospectus, there were approximately 100 holders of record of our common stock, and we believe there are approximately 2,200 beneficial holders of our common stock, based on broker requests for distribution.


DIVIDEND  POLICY

         We have not paid any dividends on our common stock in the last two years and we do not expect to do so in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                  OUR BUSINESS

GENERAL DESCRIPTION OF OUR BUSINESS AND RECENT DEVELOPMENTS

         We design, manufacture, install and maintain advanced, high-end, high-performance computer servers and interactive, broad-band information and entertainment systems, and procure and provide the content available through the systems. These all-digital systems deliver an on-demand multimedia experience via high-speed, high-performance Internet Protocol (IP) networks. These systems are designed to provide users access to information, entertainment and a wide array of service options, such as shopping for goods and services, computer games, access to the World Wide Web and on-line gambling where permitted by applicable law. The service options available are customized for each installation and generally vary depending on the environment in which each system is installed. Our targeted markets for these systems are hotels and time-share properties, cruise ships, educational institutions and corporate training, and passenger trains.

         We have had the following  recent developments:

          * EXECUTIVE MANAGEMENT -- In March 2000, we announced the appointment of a new executive management team, including Robert
               S. Pringle, President and Chief Operating Officer, Dr. Jay R. Rosan, Executive Vice President, and Richard E. Genzer, Chief Technology Officer. These well-regarded Internet executives have broad experience in building branded Internet portals, creating successful e-commerce solutions, and aggregating information and entertainment content.

          * CONTENT DIVISION - In March 2000, we formed a new division to focus on creating long-term business models for content, commerce, community and connectivity. This division will create an enhanced away-from-home experience where people can access and customize content and date.

          * HOTEL & HOSPITALITY DIVISION - Since December 1999, we have recruited five national and regional sales executives and several third-party agents. Gregory Varey leads our U.S. sales team and Theodore P. Racz leads our international sales efforts. In this timeframe, we have signed contracts from four hotels for installation of our interactive information and entertainment systems for hotel and time-share properties, which we call "InnView(TM)."

          * CRUISE SHIP DIVISION - We have developed an enhanced version of our CruiseView(TM) technology platform, increasing its performance and capabilities, and are in advanced discussions with several major cruise companies about installing this interactive system, including Carnival. We have created a portable demonstration system, which we use to demonstrate the system's capabilities to industry players and are exhibiting at the Posidonia Sea Trade conference in Greece in June. Walter O. Gerber leads this division.

               We are currently negotiating with Carnival to resolve issues regarding recovery of amounts paid to us (recorded as deferred revenue), our recovery of our inventory costs, potential warranty/de-installation obligations and other matters (see risk factors regarding Carnival on page 2 above).

          * EDUCATION & CORPORATE TRAINING DIVISION- In September 1999, we completed delivery and installation of 195 Cheetah(R) video servers to Georgia schools in connection with the Georgia Metropolitan Regional Education Services Agency (MRESA) Net 2000 project. We received payment of $5.3 million in connection with the project. In December 1999, we hired James D. Oots to lead the division.

          * PASSENGER RAIL DIVISION- In September 1999, we hired Stephen J. Ollier to lead the division. We have submitted pricing proposals to two of the world's largest train operators for new and retrofit installations of TrainView(R) systems. We intend to launch our new TrainView(R) showroom and demonstration system in June in the United Kingdom and have invited key industry executives to an opening reception.


         Guest Services available through our CruiseView(TM) and InnView(TM) Systems include:

          *    on-demand films, short video features and music videos;

          *    free-to-guest television programs;

          *    concierge information and reservations;

          *    in-room guest messaging and bulletin boards; and

          *    in-room folio review, express check-out and guest surveys.

         Eventually, we also plan to include the following guest services through our InnView(TM) System:

          *    high-speed access to the World Wide Web and e-mail;

          * voice-over IP (i.e., long distance telephone calls over the Internet);

          *    e-commerce services, such as interactive shopping;

          * interactive games and casino-style gambling where permitted by law; and

          * interactive advertising and promotion of customer events, shops and restaurants.

BUSINESS  STRATEGY


         Our primary objective is to be a leading provider of scaleable multimedia, interactive information and entertainment systems. To this end, we have developed the following strategies:


          * BE RECOGNIZED AS A TOTAL SOLUTION PROVIDER. We will continue to develop our content division, which will acquire, package and monitor a broad range of compelling multimedia content tailored to appeal to the typical end-users in each of our market segments. We believe this is necessary so that we can be viewed by our customers not as a system infrastructure provider, but rather as a total solution provider.

          * LEVERAGE OUR CORE TECHNOLOGY ACROSS MARKET SEGMENTS. We will pursue new markets and applications for our systems, products and technologies.

          * NURTURE KEY BUSINESS PARTNERS AND STRATEGIC ALLIANCES. We will nurture our existing business relationships, and develop new ones with partners with strong national and international presences. We will use these business relationships to further penetrate our targeted markets.

          * DEVELOP OUR NEWLY CREATED DIVISIONS AND PENETRATE FURTHER THE MARKETS THEY SERVE. We will continue to invest in our newly created divisions and staff them with the skilled professionals necessary to effectively and efficiently maximize order generation for our systems, products and services in the markets they serve.

          * INVEST IN OUR CORE COMPETENCIES. We will continue to attract and retain highly skilled professionals in these critical disciplines: industry specific marketing and sales; multimedia content development, acquisition and management; systems and software engineering; supplier management; finance; contracts administration; and program management applied to large-scale systems.


PRODUCTS AND SERVICES

         TECHNOLOGY

         The hardware for our interactive systems consists of high speed Cheetah(R) servers, multiple disk drives, switches, cabling, set-top personal computers, and televisions or other electronic displays to serve as monitors for our systems. Our TransPORTAL(TM) system software is based on standardized Web browser component technology. Our systems provide a variety of informative, entertainment and interactive content which may be accessed and viewed in the hotel room or cruise ship cabin on demand. Our systems are 100% digital and offer our customers flexibility in adding new content to the system, as well as the ability to brand their marketing vision via the "look and feel" of the underlying graphical user interface.

         Dual, fault-tolerant Cheetah(R) servers serve as the heart of our systems. One Cheetah(R) server serves as the local area network backbone and can provide 100 megabit connectivity to each user on the system. The scaleable architecture of our server is based on Intel processors and Microsoft operating systems. Our systems interface with both color flat panel computer monitors and television displays.


         The design for our interactive information and entertainment systems are proprietary to us, as are our Cheetah(R) video servers and TransPORTAL(TM) software tools. However, other hardware used in our systems is predominantly commercial, off-the-shelf hardware, based on non-proprietary or open-system computer and Internet Protocol (IP) network standards. We believe that this use of available commercial hardware allows us to outsource component product manufacturing to suppliers without compromising overall product quality and reliability. We believe that it also allows us to focus our operations resources on supplier management, final assembly and testing.

         Each of our servers can serve up to 300 simultaneous users. We install enough servers in each customer location so that the total number of servers, when multiplied by 300 users per server, will meet customer specifications in terms of the maximum number of expected users at any time.


         TURNKEY INTERACTIVE INFORMATION AND ENTERTAINMENT SYSTEMS

         We currently market three customized turnkey systems. Each of these systems is built on our Cheetah(R) servers and TransPORTAL(TM) software package. We customize the content available through our systems to provide the best total solution for our respective market purchasers:


          * CruiseView(TM) is our system solution for the cruise ship market. The system is designed to provide information, entertainment, gaming, shore excursions and free-to-guest services. The system is also designed to provide Internet access over the television, voice over IP, and concierge and other guest services. Some of the content can be available free of charge, some can be advertising supported, and some can be available on a pay-per-use basis. We will share revenues from advertising and pay-per-use with the cruise lines on a negotiated percentage basis.

          * InnView(TM) is our system solution for the hotel and time-share market. In accordance with our three hotel agreements, we will provide interactive and entertainment content for use by the hotel guests. The system is also designed to provide Internet access over the television, voice over IP, and concierge and other guest services. Some of the content can be available free of charge, some can be advertising supported, and some can be available on a pay-per-use basis. We will share revenues from advertising and pay-per-use with the hotels on a negotiated percentage basis.

          * TrainView(R) is our newest system solution. We anticipate that our TrainView(R) system will provide interactive, entertainment and other content to be determined in conjunction with future customers, if any. We have developed a TrainView(R) prototype, which we are currently marketing to train operators in Europe and Asia.

         SERVER SALES

         Our current business strategy is to offer and sell complete, turnkey interactive information and entertainment systems. However, a substantial portion of our revenues generated since June 30, 1999 have come from the sale of our Cheetah(R) video servers which have been installed as part of a system designed and installed by others. Although we will continue to offer and sell the servers as stand-alone, high-end, video servers, we are endeavoring to be known as a total system solution provider in the education market as well as in the other markets we serve.

         CONTENT


         We obtain the content which we show on our systems in several different ways. Movies are obtained by licensing products from industry suppliers. Other content is purchased or licensed from other providers.


         We expect to expand all of our systems to include additional content and features, such as Internet access, on-line shopping and local entertainment guides. We are currently developing our content division which will oversee this development. Our content division is also looking to provide a total solution system for the education and corporate training markets.


OUR  HISTORY

         We were incorporated in Georgia in 1985 . Our common stock is listed on the Nasdaq SmallCap Market under the ticker symbol "TNCX." Our primary focus under prior management from inception to 1995 was providing video products and services to the educational market. After an initial public offering in 1995, prior management began to market interactive information and entertainment systems to the commercial airline and passenger cruise ship industries.

         Our AirView(R) product was installed on two Fairlines Airlines aircraft. In addition, the in-flight entertainment system developed by the Interactive Entertainment Division we acquired from Global Technologies was installed on 19 Swissair aircraft, two Debonair Airlines aircraft and three Alitalia aircraft. The heavily regulated nature of the airline market prohibitively increased our costs. Fairlines filed for bankruptcy protection and we were never able to collect the amounts owed to us. These facts, together with the Swissair litigation, led us and Global Technologies to stop pursuing this market in 1998. See "Risk Factors - We are a defendant in a multi-district, mass tort class action lawsuit."

         In addition, prior management entered into agreements with Carnival Cruise Lines and Star Cruises to install our systems on their cruise ships. Operational problems on the Star cruise ship led Star to cancel its agreement, and we were unable to recover our investment. Prior management also installed a system on one Carnival ship. Under the Carnival agreement, we are obligated to remove any installed system and refund Carnival's payments for that system for a period of time after installation. We are currently endeavoring to renegotiate our agreement with Carnival. See "RISK FACTORS -- If we cannot renegotiate an agreement with Carnival, we may incur significant losses" on page 2.

         Early in 1999, prior management's inability to collect receivables and other administrative problems left us struggling financially and in need of capital. In May 1999, Global Technologies, Ltd., a Delaware corporation listed on the Nasdaq National Market under the ticker symbol "GTLL," acquired majority control of us by exchanging the assets of its Interactive Entertainment Division and approximately $4.25 million in cash for 1,055,745 shares of our common stock and 2,945,400 shares of our Series D Convertible Preferred Stock. This transaction gave Global Technologies ownership of approximately 60% of our then outstanding common equity on a fully diluted basis. Through a series of additional transactions, Global Technologies acquired additional shares of our common stock and shares of our Series B Convertible Preferred Stock so that, on a fully converted basis, it now owns approximately 80% of our outstanding common equity, without taking into effect any future dilution on account of our financing with Fusion Capital (see "The Fusion Transaction" on page 34). The transaction brought together synergistic technologies, and the engineering and program management capabilities of two companies experienced in the field of developing, manufacturing, marketing and installing interactive information and entertainment systems.

         In connection with the acquisition, Global Technologies elected a new board of directors, which put in place our current management team. The board of directors was re-elected, with the exception that Robert Pringle was elected to take the place of Morris Aaron, at the 2000 annual meeting of shareholders on May 11, 2000.

OUR DIVISIONS AND MARKETS

         Under new management, we have identified four primary markets for our products and services. We believe these markets represent opportunities to achieve substantial market share and profitability. These markets are hotels and time-share properties, cruise ships, educational institutions and corporate training, and long-haul passenger trains. In an effort to capitalize on opportunities in these markets, we have formed separate sales and marketing divisions, and have recently hired experienced executives to lead each of the four divisions.


         HOTELS AND TIME-SHARE PROPERTIES

         We have begun to market our products and services to "land-based" hotels and time-share properties in North America. In addition, we are in the process of developing sales and marketing strategies for hotels and time-share properties in Europe, Asia and South America. We call the system we market to the hotel and time-share market "InnView(TM)." Initially, we are focusing our efforts on hotels with 100 or more rooms.

         We formed our Hotel & Hospitality Division in December 1999. Management believes there are approximately 3.6 million rooms in the domestic hotel market, approximately 1.9 million of which do not have in-room information and entertainment systems. Management also believes there are almost 0.5 million time-share properties which also do not have installed information and entertainment systems. Of the unserved hotel rooms, we estimate that approximately 0.8 million would meet the economic criteria for installation of our InnView(TM) systems. In addition, we estimate that contracts covering approximately 1.7 million domestic hotel rooms currently served by a competitor's system will come up for renewal over the next five years.

         Since forming this division, we have retained several national and international sales executives. To date, we have entered into agreements for our InnView(TM) system for the following locations:

          *    Radisson Resorts' Knott's Berry Farm Hotel in Buena Park,
               California;

          *    Embassy Suites Resort Paradise Valley, Arizona;

          *    Radisson Resorts' SFO Airport Hotel in San Francisco, California;
               and

          *    Marriott's Fairfield Inn in Indianapolis, Indiana.

         Our InnView(TM) system installed in the Embassy Suites Resort Paradise Valley became operational in May 2000. Generally, we expect our InnView(TM) systems to become operational within four months after entering into an agreement with a particular hotel. Our systems in the Radisson hotels are expected to become operational in June 2000. We have not installed InnView(TM) in any time-share properties. We provide the systems at no cost to the hotel in exchange for a revenue share agreement in which we retain the majority of such revenues.


         CRUISE SHIPS

         Management estimates that there are currently more than 70 cruise ships in revenue service with 500 or more guest cabins. We estimate that the current construction schedules for ships of this size show more than 30 new ships entering service between now and the end of 2004. In total, we estimate the market to host over 10 million passenger cruises annually, the vast majority of which are hosted by one of a handful of leading cruise operators. We believe that only about ten ships to date have had interactive entertainment and information systems installed.

         Historically, the cruise line industry has not embraced the installation of interactive systems in individual cabins like their hotel counterparts. The major reason for this reluctance is not related to a lack of demand. Only recently has the technology of interactive guest systems progressed to levels that enable them to profitably and logistically contribute to cruise line profits and the vacation experience. In fact, the most significant hurdles have been adapting the system to the compact configuration and harsh environment of cruise ships, while maintaining adequate levels of price and performance.

         We have had over a year's experience with our systems aboard Carnival Cruise Lines , and have recently developed an enhanced version of our CruiseView(TM) technology platform, increasing its performance and capabilities. We are in advanced discussions with several major cruise companies about installing this interactive system, including Carnival.

         We are currently negotiating with Carnival to resolve issues regarding recovery of amounts paid to us (recorded as deferred revenue), our recovery of our inventory costs, potential warranty/de-installation obligations and other matters (see risk factors regarding Carnival on page 2 above).


         EDUCATION AND CORPORATE TRAINING


         We continue to manufacture our Cheetah(R) family of multimedia servers for the interactive education and corporate training markets. Sales of servers have historically been a core business of ours, with over 2,000 Cheetah(R) video servers sold worldwide.

         In August 1999, we sold multimedia servers in connection with the first phase of the Georgia school system's Net 2000 project. We supplied our Cheetah(R) video servers as the central backbone of 193 Georgia schools' multimedia networks. Two other Cheetah(R) servers were delivered in connection with the order and installed at the Georgia schools' network operating center. Using our servers, students and teachers are able to access, on-demand, hundreds of hours of digitally stored multimedia content, access the Internet and build interactive courses. The total value of orders received under the program to date is $5.3 million. We believe that this installation is the largest of its kind in the country and that it may well be a model for the expansion of this type of program. Our sales to MRESA were limited to our Cheetah(R) video servers. In the future, we hope to be able to sell entire interactive systems, which we call "EduView(R)," to school related purchasers.


         In 1999, the Federal government instituted the E-Rate Program, which has a primary goal of bringing the Internet and various forms of multimedia content directly to elementary and secondary classrooms. The program makes $2.25 billion available to schools to obtain the technology necessary to achieve this goal. To obtain these funds, a school district must make application and pay a portion of the equipment cost. A significant amount of the funding for our delivery of 195 Cheetah(R) video servers to Georgia schools in connection with the Georgia MRESA Net 2000 project came from the E-Rate Program.


         We formed our Education & Corporate Training Division in December 1999 to promote our interactive products and services to educational institutions and corporate training departments. In addition, we hired James D. Oots as Senior Vice President of this new division. Mr. Oots brings to us a great deal of experience in the corporate training and education markets. Under the leadership of Mr. Oots, we plan to begin marketing our systems and servers to the corporate training market.


         PASSENGER RAIL

         There are currently 11 operators of long-haul passenger trains in the world. We believe that each of these operators are potential customers for our TrainView(R) system over the next several years. The fleets operated by these companies contain an aggregate of approximately 981,000 seats that could be fitted with our TrainView(R) systems. However, to date, no trains have been fitted with information or entertainment systems.

         In September 1999, we formed a Passenger Rail Division to promote our interactive information and entertainment systems for installation at individual seats on long-haul and cross-country passenger trains in the U.S., European and Asian markets. This system is called "TrainView(R)." We announced the appointment of Stephen J. Ollier, the former General Manager of ALSTOM Railway Maintenance Services, Ltd., as President of the division. We believe that Mr. Ollier is uniquely qualified for the position, offering both the technical and industry experience we believe necessary to bring TrainView(R) to the international rail market.

         In May 1999, ALSTOM Transport Ltd., a unit of ALSTOM SA, which is one of the largest train manufacturers in the world, contracted with us to engineer TrainView(R) into ALSTOM's high-speed train design. We were paid in connection with the contract but expect no further business from ALSTOM because we have become aware that ALSTOM is in the process of creating a subsidiary to compete with us in the passenger rail market.

         Under the direction of Mr. Ollier, we have submitted pricing proposals to two train operators in the United Kingdom for installation of TrainView(R) systems. To date, we have not installed TrainView(R) on any passenger train.

         ACQUISITION, PACKAGING AND MONITORING OF BROADBAND, MULTIMEDIA CONTENT


         In an effort to capitalize on what we believe to be the advantages of our system architecture and technology, we are developing a division to acquire, package and monitor a broad range of compelling multimedia content tailored to appeal to the typical end-users in each of our market segments. We believe that the provision of compelling content through our systems will encourage user interaction with the system, which, in turn, should maximize pay-for-use revenue generation for us and for our vertical market partners.


         We believe that our content division will be integral to our success. The revenue generated from content can be long-term and should span the life-cycle of our systems. In addition, because it is generally industry practice in the markets we serve to share the cost of system hardware, and in the hotel market to provide the hardware free of charge, content revenue will be an essential revenue source.


OUR  SALES, MARKETING AND DISTRIBUTION


         We currently market our systems, products and services worldwide through the efforts of our sales people in each operating division. We also plan to market our systems through value-added resellers, distributors and alliance partners. System installation and on-site customer support are provided through internal customer engineering personnel and may, in the future, be provided through the efforts of value-added resellers and alliance partners.


         The sales arrangements for our systems depends upon various factors, such as the size and type of hotel, time-share property, ship or train, and the system features and other requested customization. There is generally a long sales-cycle for our systems because of the need to design the system configuration for the particular environment in which the system will be installed, test each installed system and to negotiate any necessary agreements with other providers. The sales cycle is also dependent upon a number of factors beyond our control, such as the financial condition of the customer, safety and maintenance concerns, regulatory issues, and purchasing patterns of particular operators and the industry generally. This is expected to result in long and unpredictable buying patterns for our systems.

OUR  COMPETITION

         We face substantial competition in each of our markets. Some general factors which we believe will influence whether we succeed include:


          * the ability to deliver total system solutions for our customers, including, in particular, content acquisition and management;

          *    system quality, reliability and performance;

          * product hardware and software that can easily be upgraded during the product life cycle;

          *    market-driven pricing of our systems, products and services; and

          * the ability to deliver new sources of revenue generation for our customers.


         There are three major providers of interactive guest services systems in the hospitality market. On Command has the greatest market share with approximately 960,000 rooms, followed by LodgeNet Entertainment Corporation with approximately 680,000 rooms, and Quadriga. On Command and LodgeNet focus their sales and marketing efforts on North American properties, whereas Quadriga markets its products primarily to European hotels and to a much lesser extent Middle Eastern and African Hotels. All of these competitors employ a technology which is different from ours. We believe our systems designs are superior to those of our competitors because the scalability of our servers permits us to provide the content at each site such that all selections are always available. By contrast, our competitors are sometimes required to omit titles which are temporarily unavailable because the number of copies of those titles at the site are all in use. In addition, we believe that our system designs are superior based on the content and features offered, such as Internet connectivity and voice-over IP that can be made available through the systems. Our two primary competitors in the cruise ship market are Allin Interactive and Siemens. We estimate that Allin has systems installed on seven to ten cruise ships, while Siemens has a system installed on one.

         Although we have an opportunity to be first-to-market in providing train operators with interactive multimedia information and entertainment system solutions, SmartWorld, a UK-based company, has announced its intention to develop and offer a limited video-on-demand system for the passenger rail market. Matsushita, a leading provider of in-flight entertainment systems in the long-haul commercial airplane market, is considering an entry into this market. In addition, we are aware that ALSTOM is creating a subsidiary in an effort to compete in this market.

         Our Cheetah(R) video servers apply hardware control of video streaming to achieve high-integrity, MPEG-2 quality images and pause, fast-forward, and rewind capabilities. These servers are scaleable to provide up to 300 simultaneous video streams. Competitor video server products in this market, such as are provided by Sony, Dell, Gateway, Silicon Graphics, Compaq and Hewlett Packard, are high-speed, general-purpose servers, with software control of limited video streams (typically less than 10 to 15).


         All of these companies have greater financial, technical and marketing resources than we do. Moreover, our competitors have developed goodwill and name recognition among the hospitality operators whom we call on to solicit sales, and also among end users who have grown accustomed to their offerings. In addition, we expect that to the extent that the market for our systems, services and products develops, competition will intensify and new competitors will enter our designated target markets. We may not be able to compete successfully against existing and new competitors as the market for our systems, products and services evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect on our business and results of operations.


OUR OPERATIONS AND MANUFACTURING


         Contract manufacturers assemble our proprietary systems in the United States. Final assembly, integration, burn-in and functional testing are conducted at our facilities in Phoenix, Arizona or at supplier or customer locations.


         We obtain electronic components and finished sub-assemblies for our system components "off-the-shelf" from a number of qualified suppliers. We have established a testing protocol in an effort to ensure that components and sub-assemblies meet our specifications and standards before final assembly and integration. We have elected to procure off-the-shelf component parts and sub-assemblies from suppliers in an effort to ensure better quality control and pricing. To date, we have experienced some interruptions in the supply of component parts and sub-assemblies due to the lack of availability of certain electronic components, and are identifying additional qualified suppliers. The inability of our current suppliers to provide component parts to us, coupled with our inability to find alternative sources, would adversely affect our operations.

RESEARCH AND  DEVELOPMENT


         The market for our systems and products is characterized by rapid technological change and evolving industry standards, and it is highly competitive with respect to timely product innovation. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. We believe that our future success will depend upon our ability to develop, manufacture and market new systems and products and enhancements to existing systems and products on a cost-effective and timely basis. The system architecture for our interactive information and entertainment systems has been designed to permit hardware and software upgrades over time. Moreover, we believe that the current architecture presents no known limits on a customer's ability to offer compelling content to the user in a rapid and reliable manner. Therefore, a major focus of our research and development efforts is to reduce the cost of network and client hardware and to enhance the core software of the system to permit even easier integration of new content.

         If we are unable, for technological or other reasons, to develop new systems and products in a timely manner in response to changes in the industry, or if systems and products or system and product enhancements that we develop do not achieve market acceptance, our business will be materially adversely affected. There can be no assurance that technical or other difficulties in the future will not delay the introduction of new systems, products or enhancements.


PROTECTING  OUR INTELLECTUAL PROPERTY


         We rely on a combination of trade secret and other intellectual property law, nondisclosure agreements with most of our employees and other protective measures to establish and protect our proprietary rights in our systems and products. We believe that because of the rapid pace of technological change in the open systems networking industry, legal protection of our proprietary information is less significant to our competitive position than factors such as our strategy, the knowledge, ability and experience of our personnel, new system and product development and enhancement, market recognition and ongoing product maintenance and support. Without legal protection, however, it may be possible for third parties to copy aspects of our systems and products or technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights in products and technology to the same extent as do the laws of the United States. Although we continue to implement protective measures and intend to defend our proprietary rights vigorously, we give no assurance that these efforts will be successful. Our failure or inability to effectively protect our proprietary rights could have an adverse affect on our business.


OUR  FACILITIES

         We lease the following facilities, which we believe are adequate and suitable for current operations:

          * approximately 17,000 square feet of office and production space located at 222 North 44th Street, Phoenix, Arizona;

          * approximately 1,000 square feet of space in Derby, England where our Passenger Rail Division is headquartered;

          * approximately 1,500 square feet of office space located at 1811 Chestnut Street, Philadelphia, Pennsylvania used for executive and administrative purposes; and

          * approximately 16,000 square feet of office space in Conshohocken, Pennsylvania used for administrative purposes and our content operations.

OUR EMPLOYEES

         We employ 60 full-time staff at our various locations and sales offices and we are adding skilled personnel in the following fields: content procurement and development; software, systems and hardware engineering; program management; contracts administration; supplier management; customer engineering; and sales and marketing.


         We have formed separate vertical sales and marketing divisions for each of our four target markets. These divisions are anchored by the recent hiring of experienced executives from within each of these markets. We anticipate that these executives will be able to leverage our core technology in broadband, multimedia content distribution and IP network solutions to increase sales of our systems, products and services. We have recognized the need to create an additional internal operating division to provide our customers with the personalized programming necessary to bring users a broad range of content options. We are in the process of hiring personnel to anchor this new division.

LEGAL PROCEEDINGS


         BRYAN R. CARR V. THE NETWORK CONNECTION, INC. AND GLOBAL TECHNOLOGIES, LTD., Superior Court of Georgia, Civil Action No. 99-CV-1307. Bryan Carr, a former director and our former Chief Operating Officer and Chief Financial Officer, has filed a claim alleging a breach of his employment agreement. Carr claims he is entitled to the present value of his base salary through October 31, 2001, a share of our "bonus pool, " the value of his stock options and accrued vacation time. We deny any liability and are defending the claims.


         SWISSAIR/MDL-1269, IN RE: AIR CRASH NEAR PEGGY'S COVE, NOVA SCOTIA. This multi-district litigation relates to the crash of Swissair Flight 111 on September 2, 1998. The Swissair MD-11 aircraft involved in the crash was equipped with an in-flight entertainment system sold to it by Interactive Flight Technologies, Inc., which was merged into Global Technologies. Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Global Technologies as successor to the business of Interactive Flight. Because we bought the assets of Interactive Flight's in-flight entertainment division from Global Technologies, we have been named in some of the lawsuits on a claim of successor liability. We are being defended by the aviation insurer for Global Technologies.


         A suit captioned LODGENET ENTERTAINMENT CORPORATION V. THE NETWORK CONNECTION, INC. was filed April 5, 2000 in the Circuit Court for the Second Judicial Circuit of the State of South Dakota. The action arises out of the Company's hiring of Theodore P. Racz, a former LodgeNet employee, as its Senior Vice President of the Hotels & Hospitality division. LodgeNet is alleging tortious interference with contract and tortious interference with business relationships. LodgeNet is seeking to prohibit Mr. Racz from being employed by the Company, damages, and fees and costs.

         A suit captioned AVNET, INC. V. THE NETWORK CONNECTION, INC., was filed May 17, 2000 in Maricopa County Superior Court, CV2000-009416. The suit relates to unpaid invoices for inventory purchased in December 1998 for which the Company has included in accounts payable. Avnet, Inc. seeks payment of the invoices, interest and legal fees. The Company has a separate warranty claim against Avnet, Inc. To date, we have not paid such amounts claimed by Avnet, Inc. on account of our pending warranty claim against Avnet, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN ANOTHER PART OF THIS PROSPECTUS AND WHICH ARE DEEMED TO BE INCORPORATED INTO THIS SECTION. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THOSE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO, THOSE SET FORTH UNDER AND INCLUDED IN OTHER PORTIONS OF THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS" ON PAGE ii.

BACKGROUND AND BASIS OF PRESENTATION

         We design, manufacture, install and maintain advanced, high-performance computer servers and interactive, broad-band information and entertainment systems. We also procure and provide the content available through the systems. These all-digital systems deliver an on-demand, multimedia experience via high-speed, high-performance Internet Protocol (IP) networks. These systems are designed to provide users access to information, entertainment and a wide array of service options, such as shopping for goods and services, computer games, access to the World Wide Web and on-line gambling, where permitted by applicable law. The targeted markets for our products are hotels and time-share properties, cruise ships, educational institutions and corporate training, and passenger trains.

         On May 18, 1999, we obtained substantially all of the assets and certain liabilities of the Interactive Entertainment Division of Global Technologies, Ltd. (formerly known as Interactive Flight Technologies, Inc.) and $4,250,000 in cash in exchange for 1,055,745 shares of our common stock and 2,495,400 shares of our Series D Convertible Preferred Stock. For accounting purposes, this acquisition is treated as a reverse merger. Global Technologies is deemed to have acquired us. As a result, we are treated as the successor to the historical operations of the Interactive Entertainment Division and our financial statements, which have been reported to the SEC on Forms 10-KSB and 10-QSB, among others, have been replaced with those of the Interactive Entertainment Division. We will continue to file as a SEC registrant and continue to report under the name The Network Connection, Inc.

         In August 1999, we changed our fiscal year-end from December 31 to June
30. Accordingly, the eight-month period resulting from this change -- November 1, 1999 through June 30, 1999 -- is referred to in this report as the "transition period."

         For accounting purposes, the date of the acquisition of the Interactive Entertainment Division was May 1, 1999. The financial statements as of and for the years ended October 31, 1998 and October 31, 1997, respectively, and the three months and nine months ended March 31, 1999, respectively, reflect the historical results of the Interactive Entertainment Division as previously included in Global Technologies' consolidated financial statements. Included in the financial statements for the eight months ended June 30, 1999 are the historical results of the Interactive Entertainment Division through April 30, 1999, and the results of the post-transaction company for the two months ended June 30, 1999.

         As of March 31, 2000, we were an 80% owned subsidiary of Global Technologies, whose ownership was represented by 1,500 shares of our Series B 8% Convertible Preferred Stock, 2,495,000 shares of our Series D Preferred Stock and approximately 6.8 million shares of our common stock. In addition, pursuant to the terms of the acquisition of Global Technologies' Interactive Entertainment Division, Global Technologies may be entitled to receive additional equity on account of claims arising during the one-year period following the acquisition. Global Technologies has notified us and we are currently trying to assess how much they may be entitled to.

RESULTS OF OPERATIONS

         REVENUES. Revenue for the quarter ended March 31, 2000 was $590 and was generated from the sale of server equipment. Revenue for the nine months ended March 31, 2000 was $5,657,736, an increase of $5,179,671 (or 1,083%) compared to revenue of $478,065 for the corresponding period of the previous fiscal year. We deferred revenue of approximately $2.1 million in connection with the Carnival agreement pending the outcome of current contract negotiations. Equipment sales during the nine months ended March 31, 2000 are comprised principally of approximately $5.4 million generated from the sale of 195 of the Company's Cheetah(R) video servers in connection with the Georgia Metropolitan Regional Education Services Agency ("MRESA") Net 2000 . Service income of $59,827 for the nine months ended March 31, 2000 was generated from system design services provided to ALSTOM Transport LTD. We provided these services to ALSTOM, but expect no further business from ALSTOM , as it plans to create a subsidiary that would compete with us in the passenger rail market. Equipment sales of $89,028 during the nine-month period ended March 31, 1999 were generated from the sale of spare parts needed for the entertainment networks installed previously on three Swissair aircraft. Service income of $389,037 for the nine-month period ended March 31, 1999, was principally generated from programming services provided to Swissair, representing our share of gaming profits generated by the Swissair systems and revenue earned under the Swissair extended warranty contract. There will be no further revenue under the Swissair agreement.

         COST OF SALES. Cost of equipment sales for the three-month period ended March 31, 2000 was $225,669 and was comprised principally of the excess costs over expected revenue related to Carnival. Cost of service income for the current period was $21,189 attributable to video content costs. Cost of equipment sales for the nine months ended March 31, 2000 was $3,680,584, and was principally comprised of material costs and estimated warranty costs for the 195 video servers for the Georgia schools project, as well as the excess of costs over expected revenue related to Carnival. Cost of equipment sales of $283,714 for the corresponding period ended March 31, 1999 was comprised of material, installation and maintenance costs, as well as estimated warranty costs and costs of upgrades to the entertainment networks installed in Swissair aircraft.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses for the quarter ended March 31, 2000 were $2,103,517 an increase of $1,174,917 (or 127%) compared to expenses of $928,600 for the corresponding quarter of the previous fiscal year. General and administrative expenses for the nine months ended March 31, 2000 were $4,678,325, a decrease of $2,269,493 (or 33%) compared to expenses of $6,947,818 for the corresponding period of the previous fiscal year. Significant components attributable to the increase in the current quarter include the addition of our Philadelphia office, expenses incurred by our UK subsidiary and an increase in payroll and benefit costs generated by a 60% increase in personnel in the current quarter. The decrease in expenses during the nine-months ended March 31, 2000 compared to the corresponding period of the previous fiscal year is principally attributed to a $3.1 million severance payment recorded September 1998 for three former executives of the former Interactive Entertainment Division, offset partially by the increase in expenses in the current period. Significant components of general and administrative expenses include payroll costs and legal and professional fees.

         NON-CASH COMPENSATION. Non-cash compensation expense of $238,429 in the three-month period ended March 31, 2000 is related to the issuance of warrants and stock in exchange for services . Non-cash compensation expense of $545,311 for the nine-month period ended March 31, 2000 is comprised of an $85,000 expense for a former employee as part of a severance package as well as $460,311 of expense related to the issuance of warrants and stock in exchange for services.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the quarter ended March 31, 2000 was $332,511, an increase of $271,990 (or 449%) compared to depreciation and amortization expense of $60,521 for the corresponding period in the previous fiscal year. Depreciation and amortization expense for the quarter ended March 31, 2000 are comprised of property, plant and equipment depreciation of $139,279 and intangible amortization of $193,232. Depreciation and amortization expense for the corresponding period ended March 31, 1999 was comprised of property, plant and equipment depreciation of $60,521. There was no intangible amortization expense for the 1999 period. The increase in depreciation expense in the current quarter can be attributed to fixed assets acquired during May 1999 as a result of the merger and an increase in fixed asset purchases in the current period. Depreciation and amortization expense for the nine months ended March 31, 2000 was $972,528, an increase of $528,908 (or 119%) compared to depreciation and amortization expense of $443,620 for the corresponding period ended March 31, 1999. Depreciation and amortization expense for the nine months ended March 31, 2000 is comprised of property, plant and equipment depreciation of $404,641 and intangible amortization of $567,887. Depreciation and amortization expense for the corresponding period ended March 31, 1999 is comprised of property, plant and equipment depreciation of $443,620. There was no intangible amortization for the 1999 period. The decrease in property, plant and equipment depreciation in the current nine-month period is a result of equipment write-offs of $1,006,532 during October 1998 , substantially offset by the depreciation of assets acquired during May 1999 as a result of the merger as well as the increase in fixed asset purchases in the current period.

         SPECIAL CHARGES. Special charges for the nine months ended March 31, 2000 were zero compared to a credit of $190,000 during the corresponding period ended March 31, 1999. A recovery of $190,000 was recognized during September 1998 as a result of a reduction in the number of entertainment networks installed in Swissair aircraft requiring maintenance.

         PROVISION FOR DOUBTFUL ACCOUNTS. There were no provisions for doubtful accounts for the three and nine months ended March 31, 2000 compared to $28,647 for the corresponding periods of the previous fiscal year. The provisions in the previous fiscal year resulted from entertainment programming services provided to Swissair for which we have not been paid.

         INTEREST EXPENSE. Interest expense for the quarter ended March 31, 2000 was $11,331 compared to $1,358 for the corresponding period ended March 31, 1999. Interest expense for the nine months ended March 31, 2000 was $150,839 compared to $5,614 for the corresponding period ended March 31, 1999. Interest expense for the three-month period of the current fiscal year can be attributed to the cost of cash borrowed against the revolving credit facility with Global Technologies. Interest expense for the nine-month period of the current fiscal year can be attributed principally to our prior long-term debt obligations , whereas interest expense for the corresponding period of the previous fiscal year is attributable to our capital leases for furniture which expired in September 1999.

         INTEREST INCOME. Interest income was $13,354 and $90,728 for the three and nine months ended March 31, 2000 compared to $39,529 and $118,188 for the three and nine months ended March 31, 1999, respectively. Interest income for the three and nine-month period ended March 31, 2000 was principally generated from short-term investments of working capital, whereas interest income for the corresponding period ended March 31, 1999 is principally attributable to Swissair extended warranty billings.

         OTHER EXPENSE. Other expense of $15,911 and $24,741 for the three and nine months ended March 31, 2000, respectively, represent a loss on the buyout of a capital lease for furniture , losses incurred on the sale of two buildings located in Alpharetta, Georgia and a loss incurred on the buyout of a vehicle lease. Other expense of $567,317 for the nine-month period ended March 31, 1999 resulted from furniture and equipment write-offs of $1,006,532 during October 1998, partially offset by the recovery of furniture and equipment written off in fiscal 1997.


         TRANSITION PERIOD ENDED JUNE 30, 1999 AND YEARS ENDED OCTOBER 31, 1997 AND OCTOBER 31, 1998.

         REVENUES. Revenue were $11,100,709 for the year ended October 31, 1997, $18,816,962 for the year ended October 31, 1998 and $958,607 for the transition period ended June 30, 1999. Revenues consisted principally of equipment sales, service income and our share of gaming profits. The decline in revenue is the primarily the result of a lack of new customer orders. In fiscal year 1997, we completed installations under the Swissair program in nine business class aircraft and one first class aircraft. In fiscal year 1998 we completed installations in ten such business class aircraft and eighteen first class aircraft. These aircraft installations represented the last nine such installations we performed. For the transition period, equipment sales were generated on only one of four entertainment networks installed and billed to Swissair. Service income followed a similar pattern. Service income was $575,881 for the year ended October 31, 1997, $778,343 for the year ended October 31, 1998 and $82,650 for the transition period. Service income was principally generated from programming services provided to Swissair, services relating to the initial entertainment system design for Alstom Transport and system upgrades provided to the Georgia schools.

         COST OF EQUIPMENT SALES AND SERVICE. Cost of equipment sales were $24,878,460 for the year ended October 31, 1997, $15,537,071 for the year ended October 31, 1998 and $1,517,803 for the transition period ended June 30, 1999. The decrease in cost of equipment sales in fiscal year 1998 is primarily a result of the inclusion of provisions for inventory obsolescence, unusable inventory and rework adjustments of $11,496,748 in cost of equipment sales for fiscal 1997. The 1997 provision for inventory obsolescence was a result of our purchasing inventory for installation in the economy sections of Swissair aircraft and actually completing only three economy installations. The unusable inventory and rework adjustments primarily resulted from our redesign of the tray table utilized in the entertainment networks for the economy section of an aircraft. The decrease is also attributable to reductions in maintenance costs and estimated one-year warranty costs as the reliability of the entertainment networks improved. Additionally, we recognized a reduction in installation costs from our subcontractor during fiscal 1998. We do not expect to realize such decreases in the future.

         PROVISION FOR DOUBTFUL ACCOUNTS. Provisions for doubtful accounts were $216,820 for the year ended October 31, 1997, zero for the year ended October 31, 1998 and $28,648 for the transition period ended June 30, 1999. Such provisions result from one-time write-offs on account of entertainment programming services provided to a previous customer in 1997 and Swissair in the transition period. For the year ended October 31, 1997, we recovered $1,064,284 on account of an accounts receivable under a customer agreement which was reserved for during the fourth quarter of our fiscal year ended October 31, 1996.

         RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $7,821,640 for the year ended October 31, 1997, $1,092,316 for the year ended October 31, 1998 and zero for the transition period ended June 30, 1999. The decreases reflect our decision not to develop the next generation of the entertainment network and the resulting reduction in staff and professional fees. We do not plan to continue our research and development in the in-flight entertainment business beyond those efforts that are required contractually by the Swissair agreement. The Swissair agreement requires us to provide specific upgrades to the entertainment network, however, we have ceased development of these upgrades as a result of Swissair's breach of its agreement and do not plan to develop any further upgrades.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $12,574,223 for the year ended October 31, 1997, $9,019,872 for the year ended October 31, 1998 and $3,703,633 for the transition period ended June 30, 1999. General and administrative expenses include principally costs of consulting agreements, legal and professional fees, corporate insurance costs and legal fees related to the acquisition of the Interactive Entertainment Division from Global Technologies. General and administrative expenses have decreased primarily because of reductions in staff in administrative areas, including production, marketing and program management. As of May 29, 1998, we terminated almost all sales and marketing efforts related to the Interactive Entertainment Division. The decrease in general and administrative expenses during fiscal year 1998 was partly offset by the payment of $3,053,642 in severance to three former executives. The decrease in general and administrative expenses in the transition period were offset by a 1999 accrual of approximately $1.6 million to write-off certain consulting agreements determined to have no future value.

         WARRANTY AND SUPPORT EXPENSES. For the transition period ended June 30, 1999, we recorded warranty, maintenance, commission and support cost accrual adjustments of $5,117,704, $504,409, $303,321 and $1,225,959, respectively. Such adjustments to prior period estimates, which totaled $7,151,393, resulted from an evaluation of specific contractual obligations and discussions between our new management team and other parties related to such contracts. Based on the results of our findings during fiscal 1999, such accruals were no longer considered necessary.

         SPECIAL CHARGES. Special charges were $19,649,765 for the year ended October 31, 1997, $400,024 for the year ended October 31, 1998 and $521,590 for the transition period ended June 30, 1999. Special charges in fiscal year 1998 primarily resulted from write-offs of $1,006,532 for excess computers, furniture and other equipment of which we are in the process of disposing. These equipment write-offs were partly offset by a recovery of special charges expensed in fiscal 1997. In fiscal year 1998, we recognized a recovery of $190,000 as a special charge credit as a result of a reduction in the number of entertainment networks requiring maintenance and a recovery of $416,508 related to Swissair's decision to not develop the system for the front row in the economy sections of its aircraft. Special charges in fiscal 1997 primarily resulted from the installation of entertainment networks on three Swissair aircraft and installations required by the Debonair agreement. The costs for these three systems of $14,292,404 were recorded as a special charge during fiscal 1997. Due to the termination of the Debonair agreement, the costs of the installed system $956,447 and all inventory on-hand under the Debonair agreement $2,881,962 were written off as a special charge in fiscal 1997. Additionally, in fiscal year 1997, we recorded a special charge of $1,518,952 for the write-off of a system integration lab utilized in software development and testing. The lab equipment will not be utilized in our future operations.

         INTEREST. Interest income was zero for the year ended October 31, 1997, $53,465 for the year ended October 31, 1998 and $77,682 for the transition period ended June 30, 1999. Interest income during these periods was due principally to Swissair extended warranty billings. Interest expense was $13,423 for the year ended October 31, 1997, $11,954 for the year ended October 31, 1998 and $83,029 for the transition period ended June 30, 1999. Interest expense during these periods was due principally to long-term debt obligations and capital leases for furniture that expired in September 1999.


LIQUIDITY AND CAPITAL RESOURCES

         We are currently using our working capital to finance inventory purchases and other expenses associated with the delivery and installation of our products, and general and administrative costs.

         Prior to June 30, 1999, our primary source of funding had been through contributed capital from Global Technologies. In August 1999, we received an order for $5.3 million for the manufacture, delivery and installation of 195 of our Cheetah(R) multimedia video servers in connection with the Georgia MRESA Net 2000 project; and a service order under an agreement with Carnival for installation of a second CruiseView(TM) system. In addition, as of the date of this prospectus, we have received orders for the installation of our InnView(TM) system in two hotels in California, one hotel in Arizona and one hotel in Indiana. We have received the full payment of $5.3 million in connection with the Net 2000 project. We received payments from Carnival for the two ships currently under contract, which have been recorded as deferred revenue (the aggregate amount of which is $2.1 million as of March 31, 2000) (See Notes to

Condensed Consolidated Financial Statements, Notes 7(b) and 8, on pages F-30 and F-31). Working capital will continue to decrease as we continue to invest in inventory for orders under the agreement with Carnival and the four hotel orders, invest in business development, and invest in additional inventory to the extent we are successful in generating additional orders for sales of our systems, which are longer term by nature.

         During the nine months ended March 31, 2000, we used $3,794,972 of cash for operating activities, a decrease of $3,991,096 from the $7,786,068 of cash used for the corresponding period of 1999. The cash utilized in operations during the nine months ended March 31, 2000 resulted primarily from the net loss, increases in inventory related to installations of InnView(TM) and CruiseView(TM), as well as decreases in accrued liabilities, partially offset by increases in deferred revenue related to the Carnival agreement, increases in accounts payable resulting from inventory purchases and accrued product warranties related to the Carnival agreement.

         Cash flows provided by investing activities were $745,989 during the nine months ended March 31, 2000. The increase in cash resulted primarily from the sale of investment securities in the quarter ended December 31, 1999 and proceeds from the sale of two buildings held for sale (one in the first quarter, and one in the second quarter), offset by purchases of property and equipment in the first and third quarter.

         During the nine months ended March 31, 2000, cash provided by financing activities of $557,077 resulted primarily from borrowings under the credit facility with Global Technologies, payments made by an affiliate and from exercise of employee stock options, as well as payments made on notes payable and in the purchase of outstanding warrants.

         In October 1999, a note payable in the principle amount of $400,000 due September 5, 1999 was converted into 200,000 shares of our common stock.

         Prior to the acquisition of the Interactive Entertainment Division, we entered into a secured promissory note with Global Technologies in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting Global Technologies a security interest in its assets. This promissory note is convertible into shares of our Series C 8% Convertible Preferred Stock at the discretion of Global Technologies. The note had an original maturity of May 14, 1999, but has been extended until September 2001.

         In July and August 1999, Global Technologies purchased all of our Series A and E notes and the Series D notes, respectively, from the holders of such notes. Concurrent with such purchase by Global Technologies, we executed several allonges to the promissory note which cancelled such Series Notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the Series Notes into the principal balance of the promissory note. Subsequent to May 18, 1999, Global Technologies had also advanced working capital to us in the form of intercompany advances. In August 1999, we executed an allonge to the promissory note which rolled the intercompany advances into the principal balance of the promissory note and granted Global Technologies the ability to convert the promissory note directly into shares of our common stock as an administrative convenience.

         On August 24, 1999, the board of directors of Global Technologies approved the conversion of the promissory note into shares of our common stock. Such conversion, to the extent it exceeded approximately one million shares of our common stock on August 24, 1999, was contingent upon receiving shareholder approval to increase our authorized share capital. This increase in authorized share capital was subsequently approved on September 17, 1999 at the September 17, 1999 Special Meeting of our shareholders. Accordingly, in December 1999, we issued to Global Technologies 4,802,377 shares of our common stock based on the conversion date of August 24, 1999. Separately from the promissory note, we issued 886,140 shares of our common stock to Global Technologies upon conversion of our Series C 8% Convertible Preferred Stock held by it.

         On August 24, 1999, the board of directors of Global Technologies approved a $5 million secured revolving credit facility by and between Global Technologies and us. This credit facility provides that we may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The credit facility matures in September 2001. We paid an origination fee of $50,000 to Global Technologies and will pay an unused line fee of 0.5% per annum. The credit facility is secured by all of our assets and is convertible, at Global Technologies' option, into shares of our common stock at a price equal to the lesser of 66.7% of the trailing five-day average share price of the preceding 20 days, $1.50 per share, or any lesser amount at which common stock has been issued to third parties. Pursuant to Nasdaq rules, Global Technologies may not convert borrowings under the credit facility into shares of our common stock in excess of 19.99% of the number of shares of common stock outstanding on August 24, 1999, without shareholder approval. As of March 31, 2000, $1,080,000 was outstanding under the credit facility. As of March 31, 2000, Global Technologies did not have sufficient cash for us to borrow the full $5 million under the credit facility. Should we be unable to borrow funds under the credit facility, it could result in a material adverse effect on our operating results and financial condition.

         In September 1999, we sold one of our two buildings in Alpharetta, Georgia. The net proceeds from the sale, plus cash of approximately $80,000 was used by us to repay a note payable due April 19, 2001 in the principal amount of $470,000. The sale of the second building occurred in November 1999. The net proceeds of approximately $367,000 from sale were used to retire a note payable due 2009 in the principal amount of $217,000.

         The terms of the Carnival agreement provide that Carnival may return the CruiseView(TM) system within the acceptance period, as defined in the Carnival agreement, or for breach of warranty. The acceptance period for the Fantasy and Destiny class ships are twelve months and three months, respectively, from completion of installation and testing which occurred in February 1999 and October 1999, respectively. The initial warranty period for these systems is three years. As of March 31, 2000, we had recorded deferred revenue of approximately $2.1 million related to the two Carnival ships. (See Notes to Condensed Consolidated Financial Statements, Notes 7(b) and 8, on pages F-30 and F-31).

         In the quarter ended March 31, 2000, we concluded that the cost of building and installing CruiseView(TM) systems on the existing two Carnival ships pursuant to the Carnival agreement has exceeded the revenue that can be earned in connection therewith. Accordingly, we have recorded an expense of

$208,146 in the period ended March 31, 2000, reflecting the excess of cost over expected revenue. Carnival's continuing to exercise its option for building and installing CruiseView(TM) on additional ships under the agreement may prove unprofitable, and therefore have a negative effect on our working capital. We are currently endeavoring to renegotiate the terms of the agreement with Carnival.

         Although we signed a letter of intent in January 2000 to obtain net loan proceeds of $5.8 million, we were unable to reach agreement on certain material terms of the proposed transaction with the prospective lender. Consequently, we did not pursue this financing. However, we continue to pursue additional financing.

         We expect to use a significant amount of cash in the next 12 months. Cash will be used primarily to finance anticipated operating losses, increases in inventories and accounts receivable, and to make capital expenditures required for sales of our systems. While we believe that our current cash balances , the $5 million credit facility with Global Technologies (of which approximately $1.6 million remains available as of June 2, 2000), and the Fusion financing will be sufficient to meet our currently anticipated cash requirements for operations for at least the next 12 months, our inability to draw on the credit facility with Global Technologies or to obtain funds pursuant to the Fusion financing could have a material adverse effect on our operating results and financial condition. Global Technologies does not currently have sufficient cash for us to borrow under the credit facility and no assurance can be given that Fusion will have the resources necessary to meet its commitments as we draw down from time to time pursuant to our private equity line. For more information on the Fusion financing, please refer to "The Fusion Transaction" on page 34.

         We are also currently negotiating equipment financing to fund the cost of our systems which are expected to be installed at customer locations. Our inability to secure such financing could have a material adverse effect on our operating results and financial condition.

INFLATION AND SEASONALITY

         We do not believe that we are significantly impacted by inflation. Our operations are not seasonal in nature, except to extent fluctuations in quarterly operating results occur due to the cyclical nature of government funding obtained in connection with education programs with which we may become involved, if any. We are not currently involved with any such program and give no assurance that we will be in the future.

YEAR 2000


         Many currently installed computer systems and software products were coded to accept only two digit year entries in the date code field. Consequently, subsequent to December 31, 1999, many of these systems became subject to failure or malfunction. Although we are not aware of any material Year 2000 issues at this time, Year 2000 problems may occur or be made known to us in the future. Year 2000 issues may possibly affect software solutions developed by us or third-party software incorporated into our solutions. We generally do not guarantee that the software licensed from third-parties by our clients is Year 2000 compliant, but we sometimes do warrant that the solutions developed by us are Year 2000 compliant.

NEW ACCOUNTING PRONOUNCEMENTS


         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement generally requires recognition of gains and losses on hedging instruments, based on changes in fair value or the earnings effect of forecasted transactions. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until June 15, 2000. We are currently evaluating the impact of SFAS No. 133.


         In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). This interpretation provides guidance regarding the application of APB Opinion 25 to Stock Compensation involving employees. This interpretation is effective July 1, 2000 and is not expected to have a material effect on our consolidated financial statements.

                             THE FUSION TRANSACTION
GENERAL

         On June 1, 2000 we executed a master facility agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to enter into an equity purchase agreement with an aggregate available amount of $12,000,000. Under the master facility agreement, the equity purchase agreement grants Fusion Capital the right to purchase from us shares of common stock up to $12,000,000 at a price equal to the lesser of (1) $8.00 or (2) a price based upon the future performance of the common stock, in each case without any fixed discount to the market price.

         The equity purchase agreement will be executed by Fusion Capital within five trading days after the effective date of this registration statement. This date is referred to as the "closing date." The obligation of Fusion Capital to enter into the equity purchase agreement is subject only to customary closing conditions, all of which are outside the control of Fusion Capital.

PURCHASE OF SHARES UNDER THE EQUITY PURCHASE AGREEMENT

         GENERAL. Under the equity purchase agreement Fusion Capital will purchase shares of our common stock by "converting" a specified dollar amount of the outstanding available amount into common stock. Subject to the limits on conversion and the termination rights described below, each month during the twelve-month term of the equity purchase agreement Fusion Capital will have the right to convert up to $1.0 million of the available amount of the equity purchase agreement, plus any amounts for any prior month that have not yet been converted, into shares of our common stock at the applicable conversion price. After the end of such term, Fusion Capital may convert the entire remaining available amount at the applicable conversion price.

The conversion price per share is equal to the lesser of:

          * the lowest sale price of our common stock on the day of submission of a conversion notice by Fusion Capital; or

          * the average of any two closing bid prices of our common stock selected by Fusion Capital during the 12 consecutive trading days prior to the submission of a conversion notice by Fusion Capital; or

          *    $8.00.

         The following table sets forth the number of shares of our common stock that would be issuable to Fusion Capital upon conversion of the equity purchase agreement at varying conversion prices:

                               NUMBER OF SHARES TO BE ISSUED          PERCENT OF OUR
                               UPON A FULL CONVERSION OF THE     COMMON STOCK OUTSTANDING
ASSUMED CONVERSION PRICE        EQUITY PURCHASE AGREEMENT (1)     AS OF JUNE 1, 2000 (1)
------------------------         -------------------------         ----------------------
       $2.50                            4,800,000 (3)                       37.2%
       $3.28 (2)                        3,664,122 (3)                       28.4%
       $4.00                            3,000,000 (3)                       23.2%
       $5.00                            2,400,000                           18.6%
       $8.00 (4)                        1,500,000                           11.6%

----------
(1) Represents percentage immediately preceding conversion. As of June 1, 2000, there were 12,911,479 shares of our common stock outstanding. Note, no issuance of common stock upon conversions are permitted in violation of Nasdaq listing requirements.
(2)  The conversion price on June 1, 2000.
(3) We originally estimated that we would issue no more than 2,560,000 shares to Fusion Capital upon conversion of the equity purchase agreement and the issuance of shares as a commitment fee, all of which are included in this offering.
(4)  The fixed conversion price.

         OUR RIGHT TO PREVENT CONVERSIONS. If the closing sale price of our common stock is below $8.00 on any trading day, we will have the unconditional right to suspend conversions upon three trading days notice until the earlier of
(1) our revocation of such suspension and (2) when the sale price of our common stock is above $8.00.

         OUR MANDATORY CONVERSION RIGHTS. If the closing sale price of our common stock on each of the five trading days immediately prior to the first trading day of any monthly period is at least $3.20 and no event of default under the equity purchase agreement has occurred and is continuing, we will have the right to require that Fusion Capital convert all or a portion of the available amount of the equity purchase agreement during the next two monthly periods. We may revoke, in our sole discretion, upon three trading days' notice, our written request with respect to any conversions in excess of the amount that Fusion Capital is otherwise permitted to convert.

         LIMITATION ON ISSUANCES. Notwithstanding the foregoing, no conversion of the equity purchase agreement will be permitted if it would result in Fusion Capital or its affiliates beneficially owning more than 4.99% of our then aggregate outstanding common stock immediately after the proposed conversion. In addition, no conversion of the equity purchase agreement, including shares issued for Fusion Capital's commitment fee, will be permitted if it would result in a violation of Nasdaq listing regulations.

OUR TERMINATION RIGHTS

         If the closing sale price of our common stock is below $8.00 for any 10 consecutive trading days, then we may elect upon three trading days notice to terminate the equity purchase agreement without any liability or payment to Fusion Capital.

ADJUSTMENT TO CONVERSION PRICE

         The conversion price of the equity purchase agreement will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction.

MAJOR TRANSACTION

         The following types of transactions are each referred to as "Major Transactions":

          * the consolidation, merger or other business combination with another entity;

          * any transaction which could involve a fair value of $5,000,000 or more in a single transaction or a series of related transactions;

          * the issuance of debt or equity securities in a single transaction or a series of related transactions involving the receipt by us of proceeds of $5,000,000 or more; or

          * a purchase, tender or exchange offer made to the holders of 50% of the outstanding shares of common stock

         If we enter into a Major Transaction, then we may not terminate the equity purchase agreement until 30 trading days after public announcement of the Major Transaction. If we publicly announce a Major Transaction within 30 trading days after terminating the equity purchase agreement, then we must pay to Fusion Capital the amount, if any that, the average of the closing sale price of our common stock for the ten trading days following either the public announcement or the completion, as selected by Fusion Capital, of the Major Transaction exceeds the conversion price determined as of the date that the agreement is terminated multiplied by the number of shares of our common stock issuable upon conversion of the available amount on such date.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the master facility agreement except in connection with a simultaneous conversion pursuant to the equity purchase agreement.

EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the equity purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

          * if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

          * suspension by The Nasdaq SmallCap Market of our common stock from trading for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

          * our failure to satisfy any listing criteria of our principal securities exchange or market for a period of 10 consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period;

          * (1) notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for conversion of the available amount under the equity purchase agreement into shares of common stock or (2) our failure to confirm to the transfer agent Fusion Capital's conversion notice or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a conversion notice;

          * any issuance of our common stock upon a conversion which would violate Nasdaq listing requirements;

          * any breach of the representations or warranties or covenants contained in the master facility agreement or any related agreements which has or which could have a material adverse effect on us or the value of the equity purchase agreement, subject to a cure period of 10 trading days for a curable breach of covenant;

          * a default of any of our payment obligations in excess of $1 million; or

          * our participation in insolvency or bankruptcy proceedings by or against us.

         Not withstanding the foregoing, Fusion Capital has agreed that no Event of Default shall be declared by Fusion Capital under the Equity Purchase Agreement from our failure to meet the requirements of the Principal Market until 40 Trading Days after we receive written notice thereof from the Principal Market.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

         Under the terms of the master facility agreement, in connection with the execution of the equity purchase agreement, Fusion Capital will receive additional shares of our common stock as a commitment fee in two tranches as follows:

          * initially, the number of shares equal to $960,000 divided by the lower of (1) the average of the closing sale price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the equity purchase agreement and (2) $3.275, the average of the closing sale price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement; and

          * upon (i) our receipt of at least $8,000,100 pursuant to conversions under the equity purchase agreement or (ii) at any time prior to the end of the eighth monthly period after the closing date of the equity purchase agreement, so long as we have received at least $6 million pursuant to conversions under the equity purchase agreement at an average conversion price of either (x) $4.00 or (y) an average of $3.00 for the first four monthly periods and $5.00 for the next four monthly periods, at the option of Fusion Capital, then the number of shares equal to $480,000 divided by the lower of (1) the average of the closing sale price of our common stock for the five consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the equity purchase agreement and (2) $3.275, the average of the closing sale price of our common stock for the five consecutive trading days immediately preceding the date of the master facility agreement.

         If the closing date for the equity purchase agreement had been June 1, 2000, Fusion Capital would have received an aggregate of 293,130 shares of our common stock as a commitment fee under the initial tranche. Unless an event of default occurs, these shares must be held by Fusion Capital until the master facility agreement or equity purchase agreement has been terminated. Fusion Capital may also transfer these shares to its affiliates or pledge them in connection with a margin account. In addition, should the master facility agreement be terminated on account of a failure to close, we will generally be obligated to issue a portion of or the entire commitment fee, depending on the circumstances, to Fusion Capital.

NO VARIABLE PRICED FINANCINGS

         So long as this financing is in effect, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THIS OFFERING

         Because Fusion Capital may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of The Network Connection, Inc., and their ages are as follows:


NAME                       AGE                     POSITION
----                       ---                     --------
Irwin L. Gross             56    Chairman of the Board of Directors and Chief
                                 Executive Officer
Robert Pringle             39    Director, President and Chief Operating Officer
Morris C. Aaron            36    Executive Vice President, Chief Financial
                                 Officer and Secretary
M. Moshe Porat (1)(2)      52    Director
Stephen Schachman (1)(2)   55    Director
Jay R. Rosan               55    Executive Vice President
Richard E. Genzer          38    Chief Technology Officer

----------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

         IRWIN L. GROSS has been the Chairman of the Board of Directors and Chief Executive Officer of The Network Connection since May 18, 1999. Mr. Gross was reelected to the board of directors in May 2000 and will serve until the 2003 annual meeting of shareholders. He is also Chairman of the Board of Directors and Chief Executive Officer of Global Technologies, Ltd., a publicly held company listed on the Nasdaq National Market. Global Technologies is a technology incubator that invests in, develops and manages emerging growth companies focused on e-commerce, networking solutions, telecommunications and gaming. Mr. Gross also currently sits on the board of directors of U.S. Wireless Corporation, a publicly held company listed on the Nasdaq National Market. Mr. Gross is a founder of Rare Medium, Inc., a publicly held company listed on the Nasdaq National Market, and was Chairman of the Board of Directors of Rare Medium from 1984 to 1998. In addition, Mr. Gross served as the Chief Executive Officer of Engelhard/ICC, a joint venture between Rare Medium and Engelhard. Mr. Gross has served as a consultant to, investor in and director of, numerous publicly held and private companies, and serves on the board of directors of several charitable organizations. Mr. Gross has a Bachelor of Science degree in Accounting from Temple University and a Juris Doctor degree from Villanova University.

         ROBERT PRINGLE has served as President and Chief Operating Officer of the Company since March 5, 2000. He is also a director, having been elected at the 2000 annual meeting of shareholders on May 11, 2000 and will serve until the 2002 annual meeting of shareholders. Before his employment with the Company, Mr. Pringle served as President and Chief Operating Officer for InteliHealth, Inc. from September 1997 to October 1999. Prior thereto, Mr. Pringle was Vice President for InteliHealth, Inc., a subsidiary of Reuters, from January 1996 to September 1997. Prior thereto, Mr. Pringle was Vice President for Reality Online, Inc. from September 1994 to January 1996. Mr. Pringle has a Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania, a Bachelor of Applied Science from the Moore School of Electrical Engineering at the University of Pennsylvania, and a Masters in Business Administration from the University of Chicago Graduate School of Business.

         MORRIS C. AARON has been Executive Vice President and Chief Financial Officer of The Network Connection since May 18, 1999. From May 1999 to May 2000, Mr. Aaron also served as a member of our board of directors. From September 1998 to December 1999, Mr. Aaron served as Senior Vice-President and Chief Financial Officer of Global Technologies. From January 1996 to September 1998, Mr. Aaron was the Chief Financial Officer and Treasurer of Employee Solutions, Inc., a publicly held company listed on the Nasdaq National Market. From 1986 to 1996, Mr. Aaron was with the firm of Arthur Andersen, LLP in the corporate finance and corporate restructuring group. Mr. Aaron holds a Bachelors Degree in Accounting from Pennsylvania State University, an M.B.A. from Columbia University and is a Certified Public Accountant in the State of New York.

         M. MOSHE PORAT has been a director of The Network Connection since May 18, 1999. Mr. Porat was reelected to the board of directors in May 2000 and will serve until the 2001 annual meeting of shareholders. Dr. Porat is also a director of Global Technologies. Since September 1996, Dr. Porat has served as the Dean of the School of Business and Management at Temple University. From 1988 to 1996 he was Chairman of the Risk Management, Insurance and Actuarial Science Department at Temple University. Dr. Porat received his undergraduate degree in economics and statistics (with distinction) from Tel Aviv University and his M.B.A. (MAGNA CUM LAUDE) from the Recanati Graduate School of Management at Tel Aviv University, and he completed his doctoral work at Temple University. Dr. Porat is the Chairholder of the Joseph E. Boettner Professorship in Risk Management and Insurance and has won several other awards in the insurance field. He holds the CPCU professional designation, and is a member of ARIA (American 25 Risk and Insurance Association), IIS (International Insurance Society), RIMS (Risk and Insurance Management Society) and the Society of CPCU. Dr. Porat has authored several monographs on captive insurance companies and their use in risk management, and has published numerous articles on captive insurance companies, self-insurance and other financial and risk topics.

         STEPHEN SCHACHMAN has been a director of The Network Connection since May 18, 1999. Mr. Schachman was reelected to the board of directors in May 2000 and will serve until the 2001 annual meeting of shareholders. Mr. Schachman is also a director of Global Technologies. Since 1995, Mr. Schachman has been the owner of his own consulting firm, Public Affairs Management, which is located in the suburban Philadelphia area. From 1992 to 1995, Mr. Schachman was an executive officer and consultant to Penn Fuel Gas Company, a supplier of natural gas products. Prior thereto, he was an attorney with the Philadelphia law firm Dilworth, Paxson, Kalish & Kaufman. Mr. Schachman was also an Executive Vice President of Bell Atlantic Mobile Systems and prior thereto, President of the Philadelphia Gas Works, the largest municipally owned gas company in the United States. Mr. Schachman has a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor degree from the Georgetown University Law School.

         JAY R. ROSAN has served as Executive Vice President of the Company since March 6, 2000. Prior to that he served as Executive Vice President of InteliHealth, a leading consumer health information web company, from August 1, 1998. He also was on the board of directors of InteliHealth. Prior to that he was the Senior Vice President and Corporate Medical Director for Aetna US Healthcare from June 16, 1996 to August 1, 1998. Prior to June 16, 1996 he was the cofounder and Executive Vice President of InteliHealth from June, 1995.

         RICHARD E. GENZER has served as Chief Technology Officer of the Company since March 6, 2000. Before his employment with the Company, Mr. Genzer served as Chief Technology Officer for InteliHealth, Inc. from April 1996 to November 1999. Prior thereto, Mr. Genzer was Vice President of Engineering for Reality Online, Inc. from 1989 to February 1996. Prior thereto, Mr. Genzer was an electrical engineer with the US Department of Defense from 1983 to 1989 .


         All executive officers serve at the discretion of the board of directors. There are no family relationships between any of the directors or executive officers of The Network Connection.

DIRECTOR COMPENSATION


         Each of our non-employee directors is paid $1,000 for attendance in person at each meeting of the board of directors and $500 for participation in each telephonic Board meeting. In addition, each non-employee director receives $500 for attendance at each meeting of a Board Committee of which he is a member. In addition, we reimburse directors for their out-of-pocket expenses incurred in connection with their service on the board of directors. On June 11, 1999, Mr. Schachman and Dr. Porat were each granted a non-qualified option under the 1995 Stock Option Plan for Non-Employee Directors to acquire 30,000 shares of our common stock at an exercise price of $2.25 per share, the fair market value per share on the date of grant. All options granted to non-employee directors vest in equal annual installments beginning June 11, 2000 and ending June 11, 2002.


EXECUTIVE COMPENSATION


         The following table sets forth certain information for the transition period ended June 30, 1999 and our last three completed fiscal years ended December 31, 1998, 1997 and 1996, with respect to compensation we paid or accrued to each person who served as our Chief Executive Officer during such period, our other executive officers who were serving as such at June 30, 1999 and whose combined salary and bonus exceeded $100,000, and one other highly compensated officer who was not serving as an executive officer at June 30, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                 Long-Term
                                                                                Compensation/
                                                      Annual Compensation          Awards
                                                 --------------------------      Securities
                                                               Other Annual      Underlying
Name and Principal Position             Year     Salary ($)   Compensation ($)   Options (#)
---------------------------             ----     ----------   ----------------   -----------
Irwin L.  Gross                         1999          --              --               --
Chairman of the Board and Chief         1998          --              --               --
Executive Officer (1)                   1997          --              --               --
                                        1996          --              --               --

Frank E. Gomer                          1999      21,348              --           50,000
President and Chief Operating           1998          --              --               --
Officer(1)(6)                           1997          --              --               --
                                        1996          --              --               --

Morris C. Aaron                         1999      14,884              --           50,000
Executive Vice President and Chief      1998          --              --               --
Financial Officer (1)(2)                1997          --              --               --
                                        1996          --              --               --

Wilbur L. Riner, Sr.                    1999     104,000           3,600 (4)       25,000
Executive Vice President - Business     1998     156,000          22,900 (4)      100,000
Development (1)                         1997     104,322          23,400 (4)      100,000
                                        1996     101,414          24,375 (4)       20,000

James E. Riner                          1999      94,031 (3)       2,400 (4)       10,000
Vice President - Engineering            1998      91,790           3,600 (4)       25,000
                                        1997      86,790           3,600 (4)       25,000

Bryan R. Carr                           1999      70,000           2,800 (4)           --
Vice President - Finance and Chief      1998     120,000          15,301 (4)       50,000
Financial Officer (5)                   1997     101,667          30,171 (4)       80,000
                                        1996      95,625          18,888           99,000

----------
(1) Global Technologies acquired control of The Network Connection on May 18, 1999. Prior to the acquisition, Wilbur L. Riner, Sr. served as our Chairman, President and Chief Executive Officer and Bryan R. Carr served as our Vice President - Finance and Chief Financial Officer. In connection with the acquisition, on May 18, 1999, Irwin L. Gross replaced Wilbur L. Riner, Sr. as our Chairman and Chief Executive Officer and Frank E. Gomer became our President and Chief Operating Officer. Wilbur L. Riner, Sr. remained with us as Executive Vice President - Business Development until December 31, 1999, when his employment with us terminated in accordance with a separation and release agreement. Also in connection with the acquisition, on May 18, 1999, Morris C. Aaron became our Executive Vice President and Chief Financial Officer.
(2) Until December 15, 1999 (the date on which Global Technologies hired its new Chief Financial Officer, Patrick J. Fodale), Morris C. Aaron also served as Chief Financial Officer of Global Technologies and devoted approximately 40% of his time to Global Technologies. Mr. Aaron received approximately 40% of his compensation from Global Technologies until the hire of Mr. Fodale.
(3)  Includes approximately $14,000 for moving expenses.
(4)  Consists of the following:

                                  AUTOMOBILE
    NAME               YEAR      ALLOWANCE ($)    COMMISSIONS ($)    TOTAL ($)
    ----               ----      -------------    ---------------    ---------
Wilbur L. Riner, Sr.   1999          3,600                --           3,600
                       1998          5,400            17,500          22,900
                       1997          5,400            18,000          23,400
                       1996          5,625            18,750          24,375

James E. Riner         1999          2,400                --           2,400
                       1998          3,600                --           3,600
                       1997          3,600                --           3,600

Bryan R. Carr          1999          2,800                --           2,800
                       1998          4,800            10,501          15,301
                       1997          5,000            25,171          30,171
                       1996          4,800            14,088          18,888

(5)  Mr. Carr's employment with us was terminated on May 31, 1999.
(6) Dr. Gomer is currently a consultant for the Company. At the end of the transition period ended June 30, 1999 and until March 6, 2000, Dr. Gomer was our President and Chief Operating Officer. On March 6, 2000, Robert Pringle was hired as our President and Chief Operating Officer.

         During fiscal years 1998 and 1997, Wilbur L. Riner, Sr. and Bryan R. Carr provided, from time to time, significant assistance to our sales and marketing staff in effecting sales of our products, for which sales they received commission compensation.


                                  OPTION GRANTS
                               (INDIVIDUAL GRANTS)

         The following tables set forth certain information with respect to individual grants of stock options made to the named executive officers during the eight-month transition period ended June 30, 1999 and the fiscal year ended October 31, 1998:

                                           PERCENTAGE OF
                         NUMBER OF         TOTAL OPTIONS
                         SECURITIES         GRANTED TO
                         UNDERLYING        EMPLOYEES IN      EXERCISE OR BASE
NAME                     OPTIONS (#)       FISCAL YEAR (%)    PRICE ($) (1)     EXPIRATION DATE
----                     -----------       ---------------    -------------     ---------------
Irwin L. Gross (5)             --               --                  --               --
Frank E. Gomer (2)         50,000            14.50                2.25             6/11/09
Morris C. Aaron (2)        50,000            14.50                2.25             6/11/09
Wilbur L. Riner, Sr. (3)   25,000             7.25                2.25             6/11/09
James E. Riner (4)         10,000             2.90                2.25             6/11/09
Bryan R. Carr                  --               --                  --               --

----------
(1) Represents the closing price of our common stock on the grant date of June 11, 1999.
(2) These qualified options vest as follows: 10,000 on each of June 11, 1999, June 11, 2000, June 11, 2001, June 11, 2002 and June 11, 2003. Subsequent
     to the transition period ended June 30, 1999, Dr. Gomer has ceased to be employed by us, and 30,000 of these options have since been canceled. For more information, please refer to "Employment Arrangements" below.

(3) These qualified options vest as follows: 12,500 on each of June 11, 2000 and June 11, 2001.
(4) These qualified options vest as follows: 2,500 on each of June 11, 2000, June 11, 2001, June 11, 2002, June 11, 2003 and June 11, 2004.

(5) On November 10, 1999, the Compensation Committee of the board of directors recommended option grants to purchase up to 500,000 shares of the Company's Common Stock to Mr. Irwin L. Gross, Chairman and Chief Executive Officer of The Network Connection. Such recommendation was adopted and approved by the board of directors on November 29, 1999. One quarter of these options vested immediately and one quarter vest over three years. The remainder vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year schedule in the event certain performance milestones are achieved. The exercise price of the options is $2.00, the closing market price of the Company's Common Stock on November 10, 1999. The options expire in November 2009.

                           AGGREGATED OPTION EXERCISES
                      AND OPTION VALUES AS OF JUNE 30, 1999

         The following table sets forth certain information with respect to the exercise of stock options by each of the named executive officers during the transition period ended June 30, 1999 and the fiscal year ended October 31, 1998, and the value of unexercised options as of the end of the transition period:

                              NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              AT FISCAL YEAR END (#)           AT FISCAL YEAR END ($) (1) (2)
                          -------------------------------      -------------------------------
NAME                      EXERCISABLE       UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                      -----------       -------------      -----------       -------------
Irwin L. Gross                   --                --                --               --
Frank E. Gomer               10,000            40,000                --               --
Morris C. Aaron              10,000            40,000                --               --
Wilbur L. Riner, Sr.             --            40,000                --               --
James E. Riner               12,500            54,348             3,125               --
Bryan R. Carr                    --                --                --               --

----------
(1) Market value of underlying securities at fiscal year-end minus exercise price multiplied by the number of shares.

(2) If no value is indicated, these options did not have an exercise price less than the closing bid price per share of our common stock on the Nasdaq SmallCap Market at June 30, 1999.


EMPLOYMENT ARRANGEMENTS


         Wilbur L. Riner, Sr. served as Executive Vice President - Business Development pursuant to the terms of an employment agreement that would have terminated on May 18, 2001, had we not entered into a separation and release agreement with Mr. Riner providing for his termination on December 31, 1999. Pursuant to his employment agreement, Mr. Riner received a minimum annual base salary of $156,000 per year. The employment agreement provided for a severance payment in the event we terminated Mr. Riner's employment other than for "cause" as defined in the agreement. The severance payment amount was to be equal to the lesser of Mr. Riner's base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provided that we may pay other incentive compensation as may be set by the board of directors from time to time and for such other fringe benefits as are paid to our other executive officers.

         On December 2, 1999, we entered into a separation and release agreement with Mr. Riner and his spouse pursuant to which Mr. Riner resigned all positions with us as of December 31, 1999. In exchange, we paid Mr. Riner a lump-sum payment equal to two months base salary (offset in part by certain indebtedness owed to us), and acknowledged certain option exercise rights belonging to him and his spouse and the right of his spouse to sell certain restricted shares of our common stock. Each of Mr. Riner and his spouse provided a full release to us with respect to any potential claims arising prior to the date of the agreement. Pursuant to the agreement, both Mr. Riner and his spouse entered into customary non-compete covenants with us, and Mr. Riner acknowledged his obligations of confidentiality under a non-disclosure agreement that he entered into with us previously.

         James E. Riner serves as Vice President - Engineering pursuant to the terms of an employment agreement that terminates on October 31, 2001. Mr. Riner receives a minimum annual base salary of $140,000 per year. The employment agreement provides for a severance payment in the event that we terminate Mr. Riner's employment other than for "cause" as defined in the agreement. The severance payment amount would be equal to the lesser of his base annual salary or his base salary for the remaining term of the agreement. The employment agreement also provides that we may pay other incentive compensation as may be set by the board of directors from time to time and for such other fringe benefits as are paid to our other executive officers.

         Bryan Carr served as Vice President - Finance, Treasurer, Chief Financial Officer and Chief Operating Officer until May 1999, pursuant to the terms of an employment agreement providing for a minimum annual base salary of $120,000 per year and for commissions of .5% for net sales that exceed $500,000 in any calendar month. The employment agreement also provided for a severance payment in the event of termination due to certain events, including a change-in-control or the disposition of substantially all of our business and/or assets, and any event that has the effect of significantly reducing the duties or authority of Mr. Carr. The severance payment amount would equal the greater of the present value of his base annual salary for one year or the remainder of his term. The employment agreement also provided that we may pay other incentive compensation as may be set by the board of directors from time to time and for such other fringe benefits as are paid to our other executive officers. Mr. Carr's employment was terminated on May 31, 1999. He received no severance payment in connection with the termination and we do not believe any additional amounts are due to Mr. Carr under the agreement. We are currently engaged in litigation with Mr. Carr regarding his termination and intends to defend its position vigorously. See "Legal Proceedings."

         Frank E. Gomer served as President and Chief Operating Officer at the end of the transition period ended June 30, 1999, and most recently as President of our systems group, pursuant to the terms of an employment agreement that by its terms would have terminated on June 10, 2001. Dr. Gomer received a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Dr. Gomer also received 50,000 10-year options under our employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms and conditions of the employment agreement. The employment agreement also provided for a severance payment in the event that Dr. Gomer was terminated other than for "cause" as defined in the employment agreement. The severance payment was to be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provided for a payment in the event we terminated Dr. Gomer due to a termination of our business as defined in the employment agreement or upon termination without cause following a change in control. In either such event, Dr. Gomer was to receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that we may pay other incentive compensation as may be set by the board of directors from time to time and for such other fringe benefits as are paid to our other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month. On April 12, 2000, we and Dr. Gomer entered into a Separation Agreement and Release of All Claims. The agreement provides that Dr. Gomer's employment with us terminated on April 12, 2000, that he will receive one year's severance and benefits, and an additional payment of $28,500 in return for serving as a consultant to us on certain matters, cancellation of substantially all of his unvested options, and a release of all claims against us. Under the terms of the agreement, Dr. Gomer has agreed to customary non-solicitation, non-competition and confidentiality obligations.

         Morris C. Aaron serves as Executive Vice President and Chief Financial Officer pursuant to the terms of an employment agreement that terminates on June 10, 2001. Mr. Aaron receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Mr. Aaron also received 50,000 10-year options under our employee stock option plan, which vest in increments of 10,000 options per year pursuant to the terms of the employment agreement. The employment agreement provides for a severance payment in the event that we terminate Mr. Aaron other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event we terminate Mr. Aaron due to a termination of our business as defined in the employment agreement. In the event of the termination of our business, Mr. Aaron would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that we may pay other incentive compensation as may be set by the board of directors from time to time and for such other fringe benefits as are paid to our other executive officers. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.


         Until December 15, 1999, the date on which Global Technologies hired its new Chief Financial Officer, Patrick J. Fodale, Mr. Aaron also served as Chief Financial Officer of Global Technologies and devoted approximately 40% of his time to Global Technologies. Mr. Aaron received approximately 40% of his compensation from Global Technologies until Mr. Fodale's hire.

REPORT ON REPRICING OF OPTIONS


         On June 11, 1999, we cancelled existing options to purchase 20,000 shares of our common stock previously granted to Wilbur L. Riner, Sr. at an exercise price of $8.75 per share. We repriced these options and granted Mr. Riner incentive stock options to purchase 20,000 shares of our common stock at an exercise price of $2.25 per share, half of which vest on the first anniversary of the date of grant and half of which vest on the second anniversary of the date of grant. We repriced these options in connection with Global Technologies' acquisition of us to provide additional incentive to Mr. Riner.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The table below sets forth the following information, as of May 15, 2000:

          * beneficial ownership of our common stock by each person known by us to own more than 5% of our common stock ; and

          * beneficial ownership of each class of our equity securities, and the equity securities of Global Technologies, by each of our executive officers and directors, and by all of our executive officers and directors as a group.

                                            THE NETWORK CONNECTION                GLOBAL TECHNOLOGIES
                                                 COMMON STOCK                     CLASS A COMMON STOCK
                                      ---------------------------------    ---------------------------------
  NAME AND ADDRESS                     NUMBER OF SHARES      PERCENT OF     NUMBER OF SHARES      PERCENT OF
OF BENEFICIAL OWNER (1)               BENEFICIALLY OWNED     CLASS (2)     BENEFICIALLY OWNED      CLASS (3)
-----------------------               ------------------     ---------     ------------------      ---------
Irwin L. Gross                            338,667 (4)           2.6%          2,283,108 (5)           21.0%
Morris C. Aaron                            20,000 (6)             *              24,148 (7)              *
Frank E. Gomer                             20,000 (8)             *               6,592 (9)              *
Wilbur L. Riner, Sr.                           -- (10)           --                  --                 --
M. Moshe Porat                             10,000 (11)            *             405,000 (12)           3.9%
Stephen Schachman                          10,000 (13)            *              26,400 (14)             *
Robert Pringle                            160,000 (15)          1.2                  --                 --
Global Technologies, Ltd.              23,437,903 (16)         79.5%                 --                 --
All directors and executive officers
as a group (7 persons)                    558,667 (17)          4.2%          2,745,248 (18)         25.13%

----------
* Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o The Network Connection, Inc., 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103.
(2)  Based on 12,911,479 shares of common stock outstanding.
(3)  Based on 10,498,488 shares of Class A Common Stock outstanding.
(4) Includes 125,000 shares issuable upon the exercise of options exercisable within 60 days, and 213,667 shares beneficially owned by Mr. Gross directly and indirectly through various entities.
(5) Includes 375,000 shares issuable upon the exercise of options exercisable within 60 days, and 50,949 shares owned by trusts for the benefit of Mr. Gross' children as to which Mr. Gross disclaims beneficial ownership.
(6) Represents 20,000 shares issuable to Mr. Aaron upon exercise of options exercisable within 60 days. Mr. Aaron's address is 222 North 44th Street Phoenix, AZ 85034.
(7) Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days.
(8) Represents 20,000 shares issuable upon the exercise of options exercisable within 60 days. 10,000 of these options will be held in escrow until April 12, 2001 in accordance with the terms of Dr. Gomer's Separation Agreement and Release of All Claims. Dr. Gomer's address is 222 North 44th Street Phoenix, AZ 85034.
(9) Includes 3,592 shares issuable upon the exercise of options exercisable within 60 days.
(10) Does not include 420,120 shares owned by Barbara Riner, Mr. Riner's wife. Mr. Riner has disclaimed all beneficial interest in the shares held by his wife. Mr. Riner's address is 1324 Union Hill Road, Alpharetta, GA 30201.

(11) Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days.
(12) Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days, and 375,000 shares over which Mr. Porat retains voting power pursuant to a certain proxy agreement.
(13) Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days.
(14) Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days.
(15) Includes 160,000 shares issuable upon the exercise of options exercisable within 60 days.
(16) Includes 1,176,471 shares of common stock issuable upon conversion of shares of Series B 8% Convertible Preferred Stock, 15,097,170 shares of common stock issuable upon conversion of our Series D Convertible Preferred Stock and 310,000 shares of common stock issuable upon exercise of warrants.
(17) See footnotes 4, 6, 11, 13 and 15.
(18) See footnotes 5, 7, 9, 12 and 14.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Our Chief Executive Officer is a principal of Ocean Castle Partners, LLC which maintains administrative offices for our Chief Executive Officer and certain other employees of Global Technologies. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two shareholders of Global Technologies, Don Goldman and Yuri Itkis. We assumed the rights and obligations of Ocean Castle under the agreements in connection with Global Technologies' acquisition of its interest in our company. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 33,333 shares of Class A Common Stock of Global Technologies at an exercise price of $4.50. As of June 30, 1999, we determined that the consulting agreements had no future value due to our shift away from in-flight entertainment and into alternative markets. Only limited services were provided in 1999 and no future services will be utilized. Accordingly, we recorded a charge to general and administrative expenses in the eight-month transition period ended June 30, 1999 of $1.6 million representing the balance due under such contracts.

         In August 1999, we executed a separation and release agreement with Barbara Riner, a shareholder and former officer, pursuant to which we paid approximately $85,000 in the form of unregistered shares of our common stock.

         In June 1999, we loaned $75,000 to James Riner, one of our vice presidents for the purpose of assisting in a corporate relocation to our headquarters in Phoenix, Arizona. The loan is secured by assets of the employee. The note matures in August 2009 and bears an interest rate of approximately 6%.

         Global Technologies was party to an intellectual property license and support services agreement for certain technology with FortuNet, Inc. FortuNet is owned by Yuri Itkis, a shareholder of Global Technologies and previous director of Global Technologies. The license agreement provides for an annual license fee of $100,000 commencing in October 1994 and continuing through November 2002. We assumed this liability in connection with Global Technologies' acquisition of its interest in our company. We paid FortuNet $100,000 during each of the years ended October 31, 1998 and 1997. In the second half of 1999 we reached agreement with FortuNet with respect to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the transition period ended June 30, 1999, we revised our estimated accrual to $200,000, which is included in accrued liabilities at June 30, 1999.

         During the year ended October 31, 1998, Global Technologies extended by one year a consulting agreement with Steve Fieldman, one of its former vice presidents pursuant to which Global Technologies will pay $55,000 for services received during the period November 1999 through October 2000. We have assumed the liability for the consulting agreement in connection with Global Technologies' acquisition of its interest in our company in the amount of approximately $45,250, which is included in accrued liabilities at December 31, 1999.

         During the year ended October 31, 1998, Global Technologies executed severance and consulting agreements with three of its former officers, pursuant to which Global Technologies paid the former officers and set aside restricted funds in the amounts of $3,053,642 and $735,000, respectively. The consulting agreements all expire by September 1999. Payments totaling $735,000 have been made from restricted cash through September 1999. Expenses associated with these agreements were charged to general and administrative expenses in the year ended October 31, 1998.


         During the year ended October 31, 1996, Global Technologies executed severance agreements with three former officers pursuant to which it will pay severance of $752,500 over a three-year period. As of June 30, 1999 and October 31, 1998, $18,000 and $55,000 remained to be paid under these agreements. Such liabilities were assumed by us in connection with our acquisition of Global Technologies' Interactive Entertainment Division in May 1999.

         We have agreed to reimburse B.H.G. Flight, LLC ("BHG") for costs and expenses associated with our use for corporate purposes of an airplane owned by BHG. Irwin L. Gross, our Chairman of the Board and Chief Executive Officer, owns a 50% interest in BHG. To date, we have incurred approximately $43,800 for such costs and expenses.

         Global Technologies owns a controlling interest in our company. See "Security Ownership of Certain Beneficial Owners and Management." Global Technologies generally acquired its interest in our company on May 18, 1999. See "Management's Discussions and Analysis of Financial Conditions and Results of Operation." See also the description of the $5 million line of credit with Global Technologies on page 34.

                            DESCRIPTION OF SECURITIES


OUR COMMON STOCK

         We have authorized 40,000,000 shares of our common stock, par value $0.001 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering contemplated hereby, will be fully paid and nonassessable.


OUR  PREFERRED STOCK


         We have authorized 2,500,000 shares of preferred stock. Shares of preferred stock may be issued without shareholder approval. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of The Network Connection.

         We currently have 1,500 shares of Series B 8% convertible preferred stock outstanding. The Series B preferred stock has a stated value of $1,000 per share and a liquidation value of 120% of the stated value. The holders of the Series B preferred stock are entitled to an annual cumulative dividend of $80 per share, payable quarterly in cash or common stock. Cumulative unpaid dividends at June 30, 1999 totaled $20,000. Each share of Series B preferred stock is convertible into common stock at a price equal to the lowest of: (a) 75% of the average price of the common stock or (b) 75% of the average price of the common stock, calculated as if April 29, 1999 were the conversion date. The Series B convertible preferred stock has no voting rights. Global Technologies owns 100% of the issued and outstanding Series B 8% Convertible Preferred Stock.

         We currently have 2,495,400 shares of Series D convertible preferred stock outstanding. The Series D convertible preferred stock has a stated value of $10 per share and a liquidation value of 120% of the stated value. The holders of the Series D preferred stock are entitled to an annual dividend as and when declared by our board of directors. Each share of the Series D convertible preferred stock is convertible into 6.05 shares of common stock. The Series D convertible preferred stock has six votes per share. Global Technologies owns 100% of the issued and outstanding Series D convertible preferred stock.


 OUR TRANSFER AGENT


         Continental Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of common stock.

                            SELLING SECURITY HOLDERS


         The following table sets forth for each selling shareholder (i) the name of the selling shareholder, (ii) the number of shares of our common stock owned by the selling shareholder before the offering (in some cases, as noted in the footnotes to the table, some or all shares underlie warrants held by the selling shareholder), (iii) the number of shares of our common stock offered by the selling shareholder under this prospectus, (iv) the number of shares of our common stock that will be owned by the selling shareholder assuming that all shares of our common stock registered hereby on that shareholder's behalf are sold, and (v) the percentage of our outstanding shares of common stock that those remaining shares will represent. Each of the selling shareholders is a party to an agreement by which we agreed to register their shares of our common stock. Registration of these shares enables the selling shareholders to sell the shares from time to time in any manner described in "Plan of Distribution" below, but does not necessarily mean that the selling shareholders will sell all or any of the shares.


                                                                                              PERCENTAGE OF
                                       NUMBER OF SHARES                    NUMBER OF SHARES   COMMON STOCK
                                         BENEFICIALLY                        BENEFICIALLY     BENEFICIALLY
                                         OWNED BEFORE       NUMBER OF           OWNED         OWNED AFTER
NAME OF SELLING SHAREHOLDER                OFFERING       SHARES OFFERED    AFTER OFFERING      OFFERING
---------------------------                --------       --------------    --------------      --------
Fusion Capital Fund II, LLC (1)           2,560,000         2,560,000                --             --
Goodbody International                      107,433           107,433                --             --
Continental Capital & Equity Corp. (2)      129,500           129,500                --             --
Emden Consulting Corp. (3)                   25,000            25,000                --             --
Waterton Group LLC (4)                       25,000            25,000                --             --

----------
(1) Includes 450,000 shares to be issued as a commitment fee in connection with the execution of an equity purchase agreement and an estimated 2,110,000 shares which are issuable upon conversion of the equity purchase agreement which has a principal amount of $12,000,000. The equity purchase agreement provides that Fusion Capital may not beneficially own in excess of 4.99% of our outstanding common stock. See "The Fusion Transaction" on page 34.

(2) Continental Capital & Equity Corp. owns 29,500 shares of common stock and warrants exercisable for 100,000 shares of common stock. The exercise prices payable under the warrants range from $6.00 to $10.00.

(3) Emden Consulting Corp. owns warrants exercisable for 25,000 shares of common stock at an exercise price of $6.50.

(4) Waterton Group LLC owns warrants exercisable for 25,000 shares of common stock at an exercise price of $6.50.

                              PLAN OF DISTRIBUTION

         The selling shareholders or their respective pledgees, donees, transferees or other successors-in-interest:

          * may sell shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on such other market on which the common stock may from time to time be trading;


          * may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions;

          * may engage in the sale of such shares through equity-swaps or the purchase or sale of options; and/or

          * may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof.


         The sale price to the public may be the market price for common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling shareholders determine from time to time. The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus. The selling shareholders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling shareholders.


         The selling shareholders or their respective pledgees, donees, transferees or other successors-in-interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.


         The selling shareholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

         Fusion Capital is an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. The other selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act . Therefore, Fusion Capital and any other selling shareholder that may be deemed to be an underwriter will be subject to prospectus delivery requirements under the Securities Act. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.


         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling shareholders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling shareholders and limit the timing of purchases and sales of any shares of common stock by the selling shareholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.


         We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission and the Nasdaq SmallCap Market. Certain of the selling shareholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by certain of the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         Upon a sale of common stock pursuant to this registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates. We will not pay brokerage commissions or taxes associated with sales by the selling shareholders.


         FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF OUR COMMON STOCK DURING THE TERM OF THE EQUITY PURCHASE AGREEMENT.

         This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions in accordance with Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholders.

                       DISCLOSURE OF THE SEC'S POSITION ON
                                 INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Georgia law. Specifically, our articles of incorporation eliminate the personal liability of directors to us or our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to us does not apply for any liability for:

          * any appropriation, in violation of his duties, of any business opportunity of ours,

          * acts or omissions which involve intentional misconduct or a knowing violation of law,

          * actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of our assets to the shareholders without the prior payment or discharge of our debts or obligations, or unlawful making or guaranteeing of loans to directors), or

          * any transaction from which the director derived an improper personal benefit.

         We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers. We maintain directors' and officers' liability insurance.

         These provisions do not affect, however, a director's or officer's responsibilities under any other laws, such as the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of The Network Connection pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. See, however, "Legal Proceedings," which discusses the Carr case. Mr. Carr was previously a director and officer of our company.

                                     EXPERTS

         Our financial statements dated as of June 30, 1999 and October 31, 1998, and for the transition period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT ACCOUNTANTS.

         On May 18, 1999 we acquired the Interactive Entertainment Division of Global Technologies. This transaction was treated as a reverse acquisition of us by Global Technologies. As a result of this reverse acquisition, our board of directors determined to terminate its engagement of PricewaterhouseCoopers, LLP as independent accountants, effective as of July 30, 1999.

         None of the reports of PricewaterhouseCoopers on our financial statements contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles, except that such financial statements for the period ended December 31, 1998 contained a modification as to our ability to continue as a going concern.

         There were no disagreements with PricewaterhouseCoopers, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

         PricewaterhouseCoopers did not note any reportable conditions for the period ended December 31, 1998. PricewaterhouseCoopers has not been engaged nor has it performed any audit procedures subsequent to their audit of the December 31, 1998 financial statements and up to the date of its termination.

         We engaged the firm of KPMG LLP, effective July 30, 1999, to audit our financial statements commencing with the financial statements to be included in our transition report on Form 10-KSB for the transition period ended June 30, 1999.

                                  LEGAL MATTERS


         The validity of the common stock offered hereby will be passed upon for us by Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such documents that we have filed. You may do so at the Commission's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

         Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov. Our web site can be found at http://www.tncx.com.

                          THE NETWORK CONNECTION, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

ANNUAL FINANCIAL STATEMENTS:

Independent Auditors' Report..............................................  F-2

Balance Sheets as of June 30, 1999 and October 31, 1998...................  F-3

Statements of Operations for the Transition Period Ended June 30, 1999
 and the Years Ended October 31, 1998 and 1997............................  F-4

Statements of Cash Flows for the Transition Period Ended June 30, 1999
 and the Years Ended October 31, 1998 and 1997............................  F-5

Statements of Stockholders' Equity (Deficiency) and Comprehensive Income
 for the Transition Period Ended June 30, 1999 and the Years Ended
 October 31, 1998 and 1997................................................  F-6

Notes to Financial Statements.............................................  F-7

INTERIM FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets as of March 31, 2000
 (unaudited) and June 30, 1999 (audited)..................................  F-24

Condensed Consolidated Statement of Operations for the Three Months
 and Nine Months Ended March 31, 2000 and 1999 (unaudited)................  F-25

Condensed Consolidated Statement of Cash Flows for the  Nine Months
 Ended March 31, 2000 and 1999 (unaudited)................................  F-26

Notes to Condensed Consolidated Financial Statements......................  F-27

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors
The Network Connection, Inc.:


We have audited the accompanying balance sheets of The Network Connection, Inc. as of June 30, 1999 and October 31, 1998 and the related statements of operations, changes in stockholders' equity (deficiency) and comprehensive income and cash flows for the Transition Period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of The Network Connection, Inc. at June 30, 1999 and October 31, 1998 and 1997 and the results of its operations and its cash flows for the Transition Period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998, in conformity with generally accepted accounting principles.

                                               /s/ KPMG LLP

Phoenix, Arizona
October 12, 1999

                          THE NETWORK CONNECTION, INC.
                                 BALANCE SHEETS

                                                                   JUNE 30,       OCTOBER 31,
                             ASSETS                                  1999           1998
                                                                 ------------    ------------
Current assets:
  Cash and cash equivalents                                      $  2,751,506    $     14,348
  Restricted cash                                                     446,679         437,502
  Investment securities                                               302,589              --
  Accounts receivable, net                                             75,792       1,130,648
  Notes receivable from related parties                                98,932              --
  Inventories, net                                                  1,400,000       1,005,427
  Prepaid expenses                                                    169,429          44,695
  Assets held for sale                                                800,000              --
  Other current assets                                                173,999         270,225
                                                                 ------------    ------------
       Total current assets                                         6,218,926       2,902,845
Note receivable from related party                                     75,000              --
Property and equipment, net                                         1,338,580         780,035
Intangibles, net                                                    7,119,806              --
Other assets                                                              150         555,150
                                                                 ------------    ------------
      Total assets                                              $ 14,752,462    $  4,238,030
                                                                 ============    ============

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable                                               $  1,681,771    $    891,242
  Accrued liabilities                                               2,209,682       3,280,378
  Deferred revenue                                                    365,851         453,022
  Accrued product warranties                                               --       5,369,008
  Current maturities of long-term debt                                 24,391              --
  Notes payable to related parties                                     68,836              --
                                                                 ------------    ------------
       Total current liabilities                                    4,350,531       9,993,650
Notes payable                                                       3,467,045              --
Due to affiliate                                                    1,647,692              --
                                                                 ------------    ------------
                    Total liabilities                               9,465,268       9,993,650
                                                                 ------------    ------------
Commitments and contingencies

Stockholders' equity (deficiency):
  Series B preferred stock par value $0.01 per share,
   1,500 shares authorized, issued and outstanding                         15              --
  Series C preferred stock par value $0.01 per share,
   1,600 shares authorized; 800 shares issued and outstanding               8              --
  Series D preferred stock par value $0.01 per share,
   2,495,400 authorized, issued and outstanding                        24,954              --
  Common stock par value $0.001 per share, 10,000,000 shares
     authorized; 6,339,076 issued and outstanding                       6,339              --
  Additional paid-in capital                                       88,316,945              --
  Contributed capital in excess of par value                               --      79,618,459
  Accumulated other comprehensive income:
     Net unrealized loss on investment securities                        (526)             --
  Accumulated deficit                                             (83,060,541)    (85,374,079)
                                                                 ------------    ------------
       Total stockholders' equity (deficiency)                      5,287,194      (5,755,620)
                                                                 ------------    ------------
       Total liabilities and stockholders' equity (deficiency)   $ 14,752,462    $  4,238,030
                                                                 ============    ============

       See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                            STATEMENTS OF OPERATIONS

                                                         TRANSITION
                                                        PERIOD ENDED
                                                          JUNE 30,         YEAR ENDED OCTOBER 31,
                                                            1999            1998            1997
                                                        ------------    ------------    ------------
Revenue:
  Equipment sales                                       $    875,957    $ 18,038,619    $ 10,524,828
  Service income                                              82,650         778,343         575,881
                                                        ------------    ------------    ------------
                                                             958,607      18,816,962      11,100,709
                                                        ------------    ------------    ------------
Costs and expenses:
  Cost of equipment sales                                  1,517,323      15,523,282      24,646,334
  Cost of service income                                         480          13,789         232,126
  Provision for doubtful accounts                             28,648              --         216,820
  Research and development expenses                               --       1,092,316       7,821,640
  General and administrative expenses                      3,703,633       9,019,872      12,574,223
  Special charges                                            521,590         400,024      19,649,765
  Reversal of warranty, maintenance and
    commission accruals                                   (7,151,393)             --              --
  Bad debt recoveries                                             --              --      (1,064,284)
                                                        ------------    ------------    ------------
                                                          (1,379,719)     26,049,283      64,076,624
                                                        ------------    ------------    ------------
       Operating income (loss)                             2,338,326      (7,232,321)    (52,975,915)

Other:
  Interest expense                                           (83,029)        (11,954)        (13,423)
  Interest income                                             77,682          53,465              --
  Other income (expense)                                      11,226          10,179        (203,649)
                                                        ------------    ------------    ------------
       Net income (loss)                                   2,344,205      (7,180,631)    (53,192,987)

Cumulative dividend on preferred stock                       (30,667)             --              --
                                                        ------------    ------------    ------------
Net income (loss) attributable to common stockholders   $  2,313,538    $ (7,180,631)   $(53,192,987)
                                                        ============    ============    ============
Basic net income (loss) per common share                $       0.97    $      (6.80)   $     (50.38)
                                                        ============    ============    ============
Weighted average number of shares outstanding              2,387,223       1,055,745       1,055,745
                                                        ============    ============    ============
Diluted net income (loss) per common share              $       0.13    $      (6.80)   $     (50.38)
                                                        ============    ============    ============
Weighted average number of common and
 dilutive shares outstanding                              18,543,707       1,055,745       1,055,745
                                                        ============    ============    ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                            STATEMENTS OF CASH FLOWS

                                                             TRANSITION
                                                             PERIOD ENDED
                                                               JUNE 30,         YEAR ENDED OCTOBER 31,
                                                                 1999            1998           1997
                                                             ------------    ------------    ------------
Cash flows from operating activities:
 Net income (loss)                                           $  2,313,538    $ (7,180,631)   $(53,192,987)
 Adjustments to reconcile net income (loss) to net cash:
  Depreciation and amortization                                   342,544       1,205,361       1,815,779
  Change in inventory valuation allowance                        (892,010)             --       8,297,933
  Special charges                                                 521,590         400,024      19,649,765
  Reversal of warranty, maintenance and commission accruals    (7,151,393)             --              --
  Loss on disposal of equipment                                        --              --         203,649
  Non cash compensation expense                                        --              --         480,749
  Changes in net assets and liabilities, net of effect
   of Transaction:
   Decrease (increase) in accounts receivable                    (482,344)      4,523,470      (5,754,771)
   Decrease (increase) in inventories                           1,897,437       5,105,334     (12,563,721)
   Decrease (increase) in prepaid expenses                       (116,717)         47,428         183,394
   Decrease in other current assets                                78,134         247,549              --
   Increase in other assets                                            --        (411,042)             --
   (Decrease) increase in accounts payable                     (1,449,333)     (4,933,431)      1,673,893
   (Decrease) increase in accrued liabilities                     702,559      (1,758,210)       (584,655)
   (Decrease) increase in deferred revenue                      1,138,048      (1,930,882)      2,383,904
   Increase in accrued product warranties                              --         758,321         836,667
                                                             ------------    ------------    ------------
       Net cash used in operating activities                 $ (3,097,947)   $ (3,926,709)   $(36,570,401)

Cash flows from investing activities:
 Purchases of investment securities                              (302,589)             --              --
 Purchases of property and equipment                              (18,243)        (36,008)    (10,341,561)
 Proceeds from sale of equipment                                       --           3,620              --
 Cash acquired in Transaction                                      23,997              --              --
 Increase in restricted cash                                       (9,177)       (437,502)             --
                                                             ------------    ------------    ------------
       Net cash used in investing activities                 $   (306,012)   $   (469,890)   $(10,341,561)

Cash flows from financing activities:
 Payments on notes payable                                        (58,450)        (80,753)        (53,085)
 Advances from parent                                             805,616              --              --
 Contributed capital                                            5,391,951       4,427,544      47,029,203
 Proceeds from issuance of stock                                    2,000              --              --
                                                             ------------    ------------    ------------
       Net cash provided by financing activities             $  6,141,117    $  4,346,791    $ 46,976,118

Net increase (decrease) in cash and cash equivalents            2,737,158         (49,808)         64,156

Cash and cash equivalents at beginning of year                     14,348          64,156              --
                                                             ------------    ------------    ------------
Cash and cash equivalents at end of year                     $  2,751,506    $     14,348    $     64,156
                                                             ============    ============    ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
     STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY) AND COMPREHENSIVE INCOME TRANSITION PERIOD ENDED JUNE 30, 1999 YEARS ENDED OCTOBER 31, 1998 AND 1997

                                                                                   ADDITIONAL
                                      SERIES B    SERIES C   SERIES D    COMMON     PAID-IN
                                      PREFERRED  PREFERRED   PREFERRED   STOCK      CAPITAL
                                      ---------  ---------  ----------   ------   ------------
Balance as of October 31, 1996         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Net loss                                 --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of October 31, 1997         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Net loss                                 --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of October 31, 1998         $   --     $   --    $       --   $   --   $         --
  Contributed capital                      --         --            --       --             --
  Contribution of advances to capital      --         --            --       --     85,010,410
  Issuance of stock                        15          8        24,954    6,338      3,304,536
  Exercise of stock options                --         --            --        1          1,999
  Comprehensive income (loss):
     Unrealized loss on available for
       sale securities                     --         --            --       --             --
     Net income                            --         --            --       --             --
  Total comprehensive income               --         --            --       --             --
                                       ------     ------    ----------   ------   ------------
Balance as of June 30, 1999            $   15     $    8    $   24,954   $6,339   $ 88,316,945
                                       ======     ======    ==========   ======   ============


                                                       ACCUMULATED
                                                          OTHER       ACCUMULATED       TOTAL
                                         CONTRIBUTED  COMPREHENSIVE    (DEFICIT)     STOCKHOLDERS'
                                           CAPITAL        INCOME        EARNINGS        EQUITY
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1996          $ 28,161,712   $         --   $(25,000,461)   $ 3,161,251
  Contributed capital                     47,029,203             --             --     47,029,203
  Net loss                                        --             --    (53,192,987)   (53,192,987)
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1997          $ 75,190,915   $         --   $(78,193,448)   $(3,002,533)
  Contributed capital                      4,427,544             --             --      4,427,544
  Net loss                                        --             --     (7,180,631)    (7,180,631)
                                         -----------   ------------   ------------    -----------
Balance as of October 31, 1998          $ 79,618,459   $         --   $(85,374,079)   $(5,755,620)
  Contributed capital                      5,391,951             --             --      5,391,951
  Contribution of advances to capital    (85,010,410)            --             --             --
  Issuance of stock                               --             --             --      3,335,851
  Exercise of stock options                       --             --             --          2,000
  Comprehensive income (loss):
     Unrealized loss on available for
       sale securities                            --           (526)            --             --
     Net income                                   --             --      2,313,538             --
  Total comprehensive income                      --             --             --      2,313,012
                                         -----------   ------------   ------------    -----------
Balance as of June 30, 1999              $        --   $       (526)  $(83,060,541)   $ 5,287,194
                                         ===========   ============   ============    ===========

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                          NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     (a)  DESCRIPTION OF BUSINESS

          The Network Connection, Inc. (the "Company" or "TNCi") is engaged in the development, manufacturing and marketing of computer-based entertainment and data networks, which provides users access to information, entertainment and a wide array of service options, such as movies, shopping for goods and services, computer games, access the World Wide Web and gambling, where permitted by applicable law. The Company's primary markets for its products are cruise ships, passenger trains, schools and corporate training. Secondary markets include business jets and hotel operators, among others.

     (b)  BASIS OF PRESENTATION

          On May 18, 1999, Global Technologies, Ltd. (formerly known as Interactive Flight Technologies, Inc.) ("GTL") received from the Company 1,055,745 shares of its common stock and 2,495,400 shares of its Series D Convertible Preferred Stock in exchange for $4,250,000 in cash and substantially all the assets and certain liabilities of GTL's Interactive Entertainment Division ("IED"), as defined in the Asset Purchase and Sale Agreement dated April 30, 1999, as amended (the "Transaction"). The Transaction has been accounted for as a reverse merger whereby, for accounting purposes, GTL is considered the accounting acquiror, and although the legal capital structure carries forward, and the Company is treated as the successor to the historical operations of IED. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission ("SEC") on Forms 10-KSB, 10-QSB, among others, as of and for all periods through March 31, 1999, will be replaced with those of IED.

          The Company will continue to file as a SEC registrant and continue to report under the name The Network Connection, Inc. The financial statements as of and for the years ended October 31, 1998 and 1997 reflect the historical results of GTL's IED as previously included in GTL's consolidated financial statements. Included in the results of operations for the eight months ended June 30, 1999 are the historical results of GTL's IED through April 30, 1999, and the results of the post Transaction company for the two months ended June 30, 1999. The Transaction date for accounting purposes is May 1, 1999. Contributed capital reflects the cash consideration paid by GTL to the Company in the Transaction in addition to funding of IED historical operations. GTL will continue to report as a separate SEC registrant, owning the shares of the Company as described above. As of June 30, 1999, the Company is a majority owned subsidiary of GTL whose ownership, through a combination of the Transaction described above and GTL's purchase of Series B 8 % preferred stock of the Company and 110,000 shares of the Company's common stock from third party investors, approximates 78% of the Company on an if-converted common stock basis (See note 15.) The historical financial statements of the Company up to the date of the Transaction as previously reported will no longer be included in future filings of the Company.

     (c)  CHANGE IN FISCAL YEAR-END

          The Company has changed its fiscal  year-end  from December 31 to June
          30. The Transition Period resulting from the change in fiscal year-end is measured from IED's former fiscal year-end of October 31. Accordingly, the eight-month period resulting from this change, November 1, 1998 through June 30, 1999, is referred to as the "Transition Period."

     (d)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (e)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash and cash equivalents.

     (f)  RESTRICTED CASH

          At June 30, 1999 and October 31, 1998, the Company held restricted cash of $446,679 and $437,502, respectively, in a trust fund for payments which may be required under severance agreements with one former executive of GTL. (See note 15.)

     (g)  INVESTMENT SECURITIES

          Investment securities consist of debt securities with a maturity greater than three months at the time of purchase. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") the debt securities are classified as available-for-sale and carried at fair value, based on quoted market prices. The net unrealized gains or losses on these investments are reported in stockholders' equity, net of tax. The specific identification method is used to compute the realized gains and losses on the debt securities.

     (h)  INVENTORIES

          Inventories consisting principally of entertainment network components are stated at the lower of cost (first-in, first-out method) or market.

     (i)  GOODWILL

          The Company classifies as goodwill the excess of the purchase price over the fair value of the net assets acquired and is amortized over ten years using the straight line method.

     (j)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at the lower of cost or net realizable value. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are depreciated using the straight-line method over the shorter of the underlying lease term or asset life.

     (k)  REVENUE RECOGNITION

          The Company's revenue derived from sales and installation of equipment is recognized upon installation and acceptance by the customer. Fees derived from servicing installed systems is recognized when earned, according to the terms of the service contract. Revenue pursuant to contracts that provide for revenue sharing with customers and/or others is recognized as cash is received in the amount of the Company's retained portion of the cash pursuant to the revenue sharing agreement. Revenue earned pursuant to extended warranty agreements is recognized ratably over the warranty period.

     (l)  DEFERRED REVENUE

          Deferred revenue represents cash received on advance billings of equipment sales as allowed under installation and extended warranty contracts.

     (m)  RESEARCH AND DEVELOPMENT

          Research and development costs are expensed as incurred except for development costs required by a customer contract. Development costs incurred pursuant to contractual obligations are allocated to deliverable units. These development costs are expensed as cost of goods sold upon installation of the complete product and acceptance by the customer.

     (n)  WARRANTY COSTS

          The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold with an initial warranty period. Revenue and expenses under extended warranty agreements are recognized ratably over the term of the extended warranty.

     (o)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

     (p)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (q)  INCOME (LOSS) PER SHARE

          During fiscal 1998, the Company adopted Financial Accounting Standards Board (FASB) SFAS No. 128, "Earnings per Share" (SFAS No. 128). Income
          (loss) per share for all prior periods have been restated to conform to the provisions of SFAS 128. Basic income (loss) per share is computed by dividing income (loss) attributable to common stockholders, by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company. In calculating net loss per common share for 1998 and 1997, $15.1 million and $15.1 million, respectively, common stock equivalent shares consisting of convertible preferred stock issued to GTL in connection with the Transaction have been excluded because their inclusion would have been anti-dilutive.

     (r)  STOCK-BASED COMPENSATION

          In accordance with the provisions of Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company measures stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant; accordingly, no compensation expense is recognized. As permitted, the Company has elected to adopt the pro forma disclosure provisions only of SFAS No. 123, "Accounting for Stock-Based Compensation". (See note 11.)

     (s) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement generally requires recognition of gains and losses on hedging instruments, based on changes in fair value or the earnings effect of forecasted transactions. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--An Amendment of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 until June 15, 2000. We are currently evaluating the impact of SFAS No. 133.

          On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains and losses on investment securities net of taxes and is presented in the consolidated statements of stockholders' equity (deficiency) and comprehensive income; it does not affect the Company's financial position or results of operations.

          On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographical areas, and major customers. The adoption of SFAS No. 131 does not affect results of operations or financial position but does affect the disclosure of segment information.

(2) ACQUISITION

     The Transaction has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based upon estimated fair values at the date of acquisition as follows:

     Purchase price:
       Cash                                                         $ 4,250,000
       Net liabilities of IED contributed                            (4,012,430)
                                                                    -----------
         Total                                                      $   237,570
                                                                    ===========
     Assets acquired and liabilities assumed:
       Historical  book  value  of  net  liabilities                $(2,457,723)
     Fair value adjustments:
       Inventory                                                     (1,280,847)
       Property and equipment                                          (806,873)
       Other assets                                                    (368,255)
       Liabilities                                                     (681,390)
                                                                    -----------
         Total fair value of liabilities assumed                    $(5,597,086)

     Excess of fair value of TNCi Series B Preferred Stock
       and Series C Preferred Stock over its recorded value         $(1,501,000)
     Purchase of Common Stock of TNCi                                  (254,658)
                                                                    ===========
       Excess of purchase price over fair value of net
       liabilities assumed (goodwill)                               $ 7,115,174
                                                                    ===========

     The excess of fair value of TNC Series B Preferred Stock and Series C Preferred Stock is the result of GTL's acquisition of such shares based on the fair value of the GTL Series A Preferred Stock amounting to $4,080,000, less $1,030,000 cash received and the historical value of $1,549,000 of the Series B Preferred Stock.

     Purchase of 110,000 shares of Common Stock of TNCi from a third party was valued based on the cash consideration paid by GTL for the shares.

(3) INVESTMENT SECURITIES

     A summary of investment securities by major security type at June 30, 1999 is as follows:

                                                  GROSS       GROSS
                                                UNREALIZED  UNREALIZED
                                     AMORTIZED   HOLDING     HOLDING      FAIR
                                       COST       GAINS       LOSSES      VALUE
                                     ---------  ----------  ----------    -----
     JUNE 30, 1999
     Available-for-sale:
       Corporate debt securities     $303,115      $167       $(693)    $302,589
                                     ========      ====       =====     ========

     As of June 30, 1999 all maturities are less than one year.

(4) INVENTORIES

     Inventories consist of the following:

                                                     JUNE 30,     OCTOBER 31,
                                                      1999           1998
                                                   -----------    -----------
     Raw materials                                 $ 2,398,973    $ 2,192,442
     Work in process                                 1,405,372      3,439,888
     Finished goods                                  5,433,250      4,102,702
                                                   -----------    -----------
                                                     9,237,595      9,735,032
     Less:  inventory valuation allowance           (7,837,595)    (8,729,605)
                                                   -----------    -----------

                                                   $ 1,400,000    $ 1,005,427
                                                   ===========    ===========
(5) ASSETS HELD FOR SALE

     In connection with the Transaction, the Company relocated its corporate offices and production capabilities to its Phoenix, Arizona offices. Accordingly, as of June 30, 1999 the decision to sell the Georgia property was made and the assets were recorded at their net realizable value and classified as assets held for sale.

(6) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                     JUNE 30,     OCTOBER 31,
                                                      1999           1998
                                                   -----------    -----------
         Leasehold improvements                    $    24,117    $   237,551
         Purchased software                            149,703        149,703
         Furniture                                     163,609        138,609
         Equipment                                   1,684,180        903,873
                                                   -----------    -----------
                                                     2,021,609      1,429,736
         Less: accumulated depreciation               (683,029)      (649,701)
                                                   -----------    -----------
                                                   $ 1,338,580    $   780,035
                                                   ===========    ===========

     During the year ended October 31, 1998, the Company recorded equipment write-offs of $1,006,531 which are included in special charges on the statement of operations. The write-offs are principally related to excess computers, furniture and other equipment that the Company is not utilizing.

(7) INTANGIBLES

     Intangibles consist of the following:

                                                                    JUNE 30,
                                                                      1999
                                                                  -----------
     Goodwill                                                     $ 7,115,174
     Other intangibles                                                 79,613
                                                                  -----------
                                                                    7,194,787
     Accumulated amortization                                         (74,981)
                                                                  -----------
                                                                  $ 7,119,806
                                                                  ===========

(8) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                    JUNE 30,      OCTOBER 31,
                                                      1999           1998
                                                   ----------     ----------
     Accrued development and support costs         $       --     $1,845,915
     Accrued maintenance costs                             --        402,418
     Due to related parties (see note 15)           1,891,123        455,000
     Other accrued expenses                           318,559        577,045
                                                   ----------     ----------
            Accrued liabilities                    $2,209,682     $3,280,378
                                                   ==========     ==========

(9) NOTES PAYABLE AND DUE TO AFFILATE

     Notes Payable consists of the following:

                                                                  JUNE 30,
                                                                    1999
                                                                 ----------
     Series A, D and E Notes (see below)                         $2,386,048
     Note payable due September 5, 1999, interest at 7%,
       convertible to preferred stock at the option of the
       Company                                                      400,000
     Note payable due in varying  installments  through 2009,
       interest at prime (8.25% at June 30, 1999) plus 2%,
       collateralized  by certain commercial property and
       personally guaranteed by two stockholders                    220,508
     Note payable due in varying installments through 2000,
       interest at 6.9%, collateralized by a vehicle                 10,308
     Note payable due and payable April 19, 2001, interest at
       16% payable monthly, collateralized by certain
       commercial property                                          470,000
     Note payable due in varying installments through 2000,
       interest at 11%, collateralized by a vehicle                   4,572
                                                                 ----------
                                                                  3,491,436
     Less current portion                                            24,391
                                                                 ----------
                                                                 $3,467,045
                                                                 ==========

     Aggregate maturities of notes payable as of June 30, 1999 are as follows:

      2000                                                       $   24,391
      2001                                                          890,491
      2002                                                        2,403,402
      2003                                                           19,126
      2004                                                           21,078
      Thereafter                                                    132,948
                                                                 ----------
                                                                 $3,491,436
                                                                 ==========

     The Series A, D and E Notes ("Series Notes") were issued by the Company in 1998 prior to the Transaction. The Series Notes all had original maturities of approximately 135 days with interest at approximately 7% to 8% per annum. The Company could choose to repay such Notes in cash subject to a payment charge equal to approximately 7% of the face amount of the Note or the Company could elect to convert the Series Notes into preferred stock of the Company which is convertible into common stock at various discounts to market ranging from 15% to 25%. The Company was in default on the Series Notes on June 30, 1999. (See note 20.)

     The note payable due September 5, 1999 was in default at June 30, 1999. Subsequent to year-end, the note was converted into 200,000 shares of the Company's common stock. Therefore, the note payable has been classified as long-term at June 30, 1999.

     Prior to the Transaction, the Company entered into a Secured Promissory Note with GTL in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting GTL a security interest in its assets (the "Promissory Note"). The Promissory
     Note is convertible into shares of the Company's Series C 8% preferred stock at the discretion of GTL.

     GTL has also advanced approximately $898,000 to the Company in the form of intercompany advances. Both the Promissory Note and the advances have been classified as due to affiliate in the balance sheet as of June 30, 1999. (See note 20.)

     Notes payable in the amount of $68,836 to related parties with interest payable at approximately 5% per annum become due and payable upon achievement of certain operational goals.

(10) INCOME (LOSS) PER SHARE

     Basic and diluted weighted average number of shares outstanding for the two years ended October 31, 1998 and 1997, included 1,055,745 shares of the Company's common stock, representing 100% of the Company's capital stock which was all owned by GTL. No effect was given to common stock equivalents in the computation of diluted loss per share as their effect would have been anti-dilutive.

     For the Transition Period, basic weighted average number of shares outstanding includes 1,055,745 common shares held by GTL for the full period and approximately 5.3 million shares (the shares issued and outstanding prior to the Transaction) for two months. Diluted weighted average number of shares outstanding for the Transition Period include 1,055,745 common shares and 15,097,170 potential dilutive securities resulting from the Series D Convertible Preferred Stock for the entire Transition Period (both issued to GTL in connection with the Transaction); plus 5,278,737 common shares outstanding prior to the merger, and 1,133,120 common stock equivalents related to the Convertible Promissory Note, Series A, D and E Convertible Notes, Series B 8% Convertible Preferred Stock, Series C 8% Convertible Preferred Stock and options each weighted for the two months ended June 30, 1999.

                                                TRANSITION
                                               PERIOD ENDED
                                                 JUNE 30,        YEAR ENDED OCTOBER 31,
                                                   1999           1998            1997
                                               ------------    -----------    ------------

     Net income (loss)                         $  2,344,205    $(7,180,631)   $(53,192,987)
     Less:  preferred stock dividends               (30,667)            --              --
                                               ------------    -----------    ------------
     Income (loss) available to common
       stockholders                            $  2,313,538    $(7,180,631)   $(53,192,987)
                                               ============    ===========    ============
     Basic EPS - weighted average shares
       outstanding                                2,387,223      1,055,745       1,055,745
                                               ============    ===========    ============
     Basic income (loss) per share             $       0.97    $     (6.80)   $     (50.38)
                                               ============    ===========    ============
     Basic EPS - weighted average shares
       outstanding                                2,387,223      1,055,745       1,055,745
     Effect of dilutive securities:

       Stock Purchase Options - common stock         82,033             --              --
       Convertible preferred stock               15,570,814             --              --
       Convertible debt                             503,638             --              --
                                               ------------    -----------    ------------
     Dilutive EPS - weighted average shares
       outstanding                               18,543,708      1,055,745       1,055,745
     Net income (loss)                         $  2,344,205    $(7,180,631)   $(53,192,987)
                                               ------------    -----------    ------------
     Diluted income (loss) per share           $       0.13    $     (6.80)   $     (50.38)
                                               ============    ===========    ============

(11) STOCK OPTION PLANS

     Under the Company's 1994 Employee Stock Option Plan (the "Plan"), as amended, the Company has reserved an aggregate of 1,200,000 shares of Common Stock for issuance under the Plan. Options granted under the Plan are for periods not to exceed ten years. Under the Plan, incentive and non-qualified stock options may be granted. All option grants under the Plan are subject to the terms and conditions established by the Plan and the Stock Option Committee of the Board of Directors. Options must be granted at not less than 100% of fair value for incentive options and not less than 85% of fair value of non-qualified options of the stock as of the date of grant and generally are exerciseable in increments of 25% each year subject to continued employment with the Company. Options generally expire five to ten years from the date of grant. Options canceled represent the unexercised options of former employees, returned to the option pool in accordance with the terms of the Plan upon departure from the Company. The Board of Directors may terminate the Plan at any time at their discretion. During fiscal 1999, 285,348 stock options with up to a four-year vesting period were granted at exercise prices ranging from $2.25 to $3.125.

     On August 16, 1995, the Company adopted the 1995 Stock Option Plan For Non-Employee Directors (the "Directors Plan") and reserved 100,000 shares of unissued common stock for issuance to all non-employee directors of the Company. The Directors Plan is administered by a committee appointed by the Board of Directors consisting of directors who are not eligible to participate in the Directors Plan. Pursuant to the Directors Plan, directors who are not employees of the Company receive for their services, on the date first elected as a member of the Board and on each anniversary thereafter, if they continue to serve on the Board of Directors, an automatically granted option to acquire 5,000 shares of the Company's common stock at its fair market value on the date of grant; such options become exercisable in two equal annual installments if the individual continues at that time to serve as a director, and once exercisable remain so until the fifth anniversary of the date of grant. During fiscal 1999, 60,000 options were granted.

     In accordance with the provisions of APB 25, the Company measures stock-based compensation expense as the excess of the market price at the grant date over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant, so no compensation expense is recognized. As permitted, the Company has elected to adopt the disclosure provisions only of SFAS No. 123.

     Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings and net earnings per share on a pro forma basis would be as indicated below:

                                                  TRANSITION PERIOD
                                                        ENDED
                                                    JUNE 30, 1999
                                                  -----------------
     Net earnings:
       As reported                                    $2,313,538
                                                      ==========
       Pro forma                                      $2,018,009
                                                      ==========
     Basic net earnings per share:
       As reported                                    $     0.97
                                                      ==========
       Pro forma                                      $     0.85
                                                      ==========
     Diluted net earnings per share:
       As reported                                    $     0.13
                                                      ==========
       Pro forma                                      $     0.11
                                                      ==========

     Pro forma net earnings reflect only options granted during the Transition Period and in each of the fiscal years ended 1998, 1997 and 1996. There were no options granted related to IED for the years ended October 31, 1998 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amount presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to November 1995 are not considered under SFAS No. 123.

     For purposes of the SFAS No. 123 pro forma net earnings and net earnings per share calculations, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999:

                                                        TRANSITION PERIOD
                                                              ENDED
                                                          JUNE 30, 1999
                                                        -----------------
     Dividend yield                                              0%
     Expected volatility                                     58.76%
     Risk free interest rate                                  5.67%
     Expected lives (years)                                   10.0

     Activity related to the stock option plans is summarized below:

                                                       TRANSITION PERIOD ENDED
                                                             JUNE 30, 1999
                                                         --------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                         NUMBER OF   EXERCISE
                                                           SHARES     PRICE
                                                         ---------   --------
     Balance at the beginning of year                     676,478     $5.00
     Granted                                              345,348      2.25
     Exercised                                            (20,000)     3.84
     Forfeited                                           (281,848)     4.75
                                                         --------
     Balance at the end of year                           719,978      3.09
                                                         ========
     Exercisable at the end of year                       331,731      4.29
                                                         ========
     Weighted-average fair value of options
       granted during the year                           $   1.66
                                                         ========

     The following table summarizes the status of outstanding stock options as of June 30, 1999:

                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                      -----------------------------------  ---------------------
                                    WEIGHTED
                                     AVERAGE     WEIGHTED               WEIGHTED
                       NUMBER OF    REMAINING    AVERAGE    NUMBER OF   AVERAGE
         RANGE OF       OPTIONS    CONTRACTUAL   EXERCISE    OPTIONS    EXERCISE
     EXERCISE PRICES  OUTSTANDING  LIFE (YEARS)   PRICE    EXERCISABLE   PRICE
     ---------------  -----------  ------------  --------  -----------  --------
       $2.00 - $2.25    528,096        7.68        $2.16     159,848     $2.04
       $2.50 - $4.17     51,383        7.04         3.41      31,383      3.60
       $6.48 - $7.25     85,750        4.02         6.59      85,750      6.59
       $7.50 - $9.82     54,750        8.07         7.63      54,750      7.63
                        =======                              =======
                        719,978                              331,731
                        =======                              =======

(12) BENEFIT PLAN

     On June 1, 1999 a formal termination of the Company's 401(k) plan was initiated. The 401(K) plan of parent company GTL was amended June 1, 1999 to include employees of the Company.

     GTL has adopted a defined  contribution  benefit  plan that  complies  with section 401(k) of the Internal Revenue Code and provides for discretionary company contribution. Employees who complete three months of service are eligible to participate in the Plan.

(13) STOCKHOLDERS' EQUITY

     PREFERRED STOCK

     Series B 8% Convertible Preferred Stock ("Series B Stock"); stated value $1,000 per share and liquidation value of 120% of stated value. The Holder of Series B Stock is entitled to an annual cumulative dividend of $80 per share payable quarterly in cash or Common Stock. Cumulative unpaid dividends at June 30, 1999 total $20,000. Each share of Series B Stock is convertible into Common Stock at a price equal to the lowest of: a) 75% of the Average Price of Common Stock, as defined, or b) 75% of the Average Price of Common Stock, as defined calculated as if April 29, 1999 were the conversion date. The Series B Stock has no voting rights. GTL owns 100% of the issued and outstanding Series B Stock.

     Series C 8% Convertible Preferred Stock ("Series C Stock"); stated value $1,000 per share and liquidation value of 120% of stated value. The Holder of Series C Stock is entitled to an annual cumulative dividend of $80 per share payable quarterly in cash or Common Stock. Cumulative unpaid dividends at June 30, 1999 total $10,667. Each share of Series C Stock is convertible into Common Stock at a price equal to the lowest of: a) $2.6875 per share, or b) 66.67% of the Average Price, as defined, or c) at the lowest rate the Company issues equity securities, as defined. The Series C Stock generally has no voting rights. On August 24, 1999, GTL notified the Company of its intent to convert such shares into Common Stock. (See note 20.) GTL owns 100% of the issued and outstanding and accumulated unpaid dividends Series C Stock.

     Series D Convertible Preferred Stock ("Series D Stock"); stated value $10 per share and liquidation value of 120% of stated value. The Holder of Series D Stock is entitled to an annual dividend as and when declared by the Board of Directors of the Company. Each share of Series D Stock is convertible into 6.05 shares of the Company's Common Stock. The Series D Stock generally has no voting rights.

     COMMON STOCK

     Each share of Common Stock is entitled to one vote per share.

     WARRANTS

     During the Transition Period, the Company issued 489,429 warrants, resulting in 1,206,025 warrants outstanding at June 30, 1999. Each warrant represents the right to purchase one share of the Company's Common Stock at exercise prices ranging from $2.34 to $4.13 per share, until such warrants expire beginning November 1, 2001 through April 1, 2004. All outstanding warrants are exercisable as of June 30, 1999.

(14) INCOME TAXES

     Income tax (benefit) differed from the amounts computed by applying the U.S. Federal corporate income tax rate of 34% to net income (loss) as a result of the following:

                                       TRANSITION
                                      PERIOD ENDED     YEAR ENDED OCTOBER 31,
                                      JUNE 30, 1999      1998          1997
                                      -------------      ----          ----
     Computed expected tax (benefit)    $ 786,603    $(2,441,415)  $(18,085,616)
     Change in valuation allowance       (983,188)     2,100,322     18,066,284
     Nondeductible expense                 16,320        416,498             --
     Other                                180,265        (75,405)        19,332
                                        ---------    -----------   ------------
                                        $      --    $        --   $         --
                                        =========    ===========   ============

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                               TRANSITION
                                              PERIOD ENDED
                                              JUNE 30, 1999
                                              -------------
     Deferred tax assets:
       Net operating loss carryforward        $  5,443,825
       Property and equipment                      972,785
       Allowance for bad debts                   1,517,277
       Provision for inventory valuation         3,142,092
       Accrued liabilities                         770,859
       Deferred revenue                            146,699
       Other                                       262,589
                                              ------------
                                              $ 12,256,126
     Less valuation allowance                  (12,256,126)
                                              ------------
         Net deferred tax asset               $         --
                                              ============

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance for 100% of the deferred tax assets as the likelihood of realization cannot be determined. As of June 30, 1999, the Company has a net operating loss (NOL) carryforward for federal income tax purposes of approximately $13,977,000, which begins to expire in 2009. The Company likely underwent a change in ownership in accordance with Internal Revenue Code Section 382, the effect of which has not yet been determined by the Company. This change would effect the timing of the utilization of the NOL, as well as the amount of the NOL which may ultimately be utilized, though it is not expected to materially effect the amount of the NOL carryforward.

(15) RELATED PARTY TRANSACTIONS

     The Company's Chief Executive Officer is a principal of Ocean Castle Investments, LLC (Ocean Castle) which maintains administrative offices for the Company's Chief Executive Officer and certain other employees of GTL. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two principal stockholders of GTL. The rights and obligations of Ocean Castle under the agreements were assumed by the Company in connection with the Transaction. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 33,333 shares of Class A common stock of GTL at an exercise price of $4.50. As of June 30, 1999, the Company determined that the consulting agreements had no future value due to the Company's shift away from in-flight entertainment into alternative markets such as leisure cruise and passenger rail transport. Only limited services were provided in 1999 and no future services will be utilized. Accordingly, the Company recorded a charge to general and administrative expenses in the Transition Period of $1.6 million representing the balance due under such contracts.

     In August 1999, the Company executed a separation and release agreement with a stockholder and former officer of the Company, pursuant to which the Company paid approximately $85,000 in the form of unregistered shares of the Company's common stock.

     In June 1999, the Company loaned to a vice president, $75,000 for the purpose of assisting in a corporate relocation to the Company's headquarters in Phoenix, Arizona. Such loan is secured by assets of the employee. The note matures in August 2009 and bears an interest rate of approximately 5%.

     GTL had an Intellectual Property License and Support Services Agreement (the "License Agreement") for certain technology with FortuNet, Inc. ("FortuNet"). FortuNet is owned by a principal stockholder and previous director of GTL. The License Agreement provides for an annual license fee of $100,000 commencing in October 1994 and continuing through November 2002. GTL was required to pay FortuNet $100,000 commencing in October 1994 and continuing through November 2002. The Company paid FortuNet $100,000 during each of the years ended October 31, 1998 and 1997. As of October 31, 1998, the remaining commitment of $400,000 is included in accrued liabilities on the balance sheet. The Company assumed this liability in connection with the Transaction. Subsequent to June 30, 1999, the Company agreed to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the Transition Period ended June 30, 1999, the Company had revised its estimated accrual to $200,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL extended by one year a consulting agreement with a former officer of GTL pursuant to which GTL will pay $55,000 for services received during the period November 1999 through October 2000. The Company has assumed the liability for the consulting agreement in connection with the Transaction in the amount of $73,000 which is included in accrued liabilities at June 30, 1999.

     During the year ended October 31, 1998, GTL executed severance and consulting agreements with three former officers, pursuant to which GTL paid the former officers and set aside restricted funds in the amounts of $3,053,642 and $735,000, respectively. The consulting agreements all expire by September 1999. Payments totaling $735,000 have been and continue to be made from restricted cash of GTL through September 1999. Expenses associated with these agreements were charged to general and administrative expenses in the year ended October 31, 1998.

     During the year ended October 31, 1996, GTL executed severance agreements with three former officers pursuant to which the Company will pay severance of $752,500 over a three-year period. As of June 30, 1999 and October 31, 1998, $18,000 and $55,000 remained to be paid under these agreements. Such liabilities were assumed by the Company in connection with the Transaction.

(16) COMMITMENTS AND CONTINGENCIES

     (a)  LAWSUIT

     Hollingsead International, Inc. v. The Network Connection, Inc., State Court of Forsyth County, State of Georgia, Civil Action File No. 99S0053. Hollingsead International, Inc. ("Hollingsead") filed suit against the Company on January 28, 1999, alleging that the Company failed to pay invoices submitted for installation and service of audio-visual systems in its aircraft. Hollingsead sought damages in the amount of $357,850, in addition to interest at the rate of 18% per annum from March 2, 1998, attorneys' fees and punitive damages. On March 29, 1999, the Company filed a timely answer and asserted counterclaims against Hollingsead. The parties entered into a settlement agreement on or about August 5, 1999 that provided for the payment of $427,870 by the Company, to be paid in installments, including interest accruing at 8.0% per annum from July 28, 1999 until the balance is paid. The Company has provided for such amount as of May 1, 1999. The agreement also provides for Hollingsead to pay $5,399 as reimbursement for attorneys' fees. The last installment is due on or before December 20, 1999. Under the settlement agreement, the Company will dismiss its counterclaims with prejudice and Hollingsead will dismiss its Complaint with prejudice upon completion of all payments by the Company.

     Sigma Designs, Inc. ("Sigma") v. the Network Connection, Inc., United States District Court, Northern District of California, San Jose Division, Civil Action File No. 98-21149J(EAI). Sigma filed a Complaint against the Company on December 1, 1998, alleging breach of contract and action on account. Sigma claims that the Company failed to pay for goods that it shipped to the Company. The matter was settled by written agreement dated January 22, 1999, contingent upon registration of the Company stock and warrants issued to Sigma as part of such settlement and payment by the Company of $50,000. The Company did not complete its obligations under the terms of the original settlement agreement. On or about May 1999, the shares of the Company issued to Sigma as a part of the settlement of the above-referenced lawsuit were sold by Sigma to GTL, the parent company of the Company. The lawsuit was dismissed with prejudice on July 12, 1999.

     Swissair/MDL-1269, In re Air Crash near Peggy's Cove, Nova Scotia. This multi-district litigation relates to the crash of Swissair Flight 111 on September 2, 1998 in waters near Peggy's Cove, Nova Scotia resulting in the death of all 229 people on board. The Swissair MD-11 aircraft involved in the crash was equipped with an Entertainment Network System that had been sold to Swissair by Interactive Flight Technologies, Inc. Following the crash, investigations were conducted and continue to be conducted by Canadian and United States agencies concerning the cause of the crash. Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Interactive Flight Technologies, Inc. TNCi was not a party to the contract for the Entertainment Network System, but has been named in some of the lawsuits filed by families of victims on a claim successor liability. TNCi denies all liability for the crash. TNCi is being defended by the aviation insurer for Interactive Flight Technologies, Inc.

     Federal Express Corporation v. The Network Connection, Inc., State Court of Forsyth County, State of Georgia, Civil Action File No. 99-V51560685. This lawsuit was served on the Company on or about July 22, 1999 by Federal Express Corporation. The suit alleges the Company owes Federal Express approximately $110,000 for past services rendered. The Company intends to defend itself vigorously.

     The Company is subject to other lawsuits and claims arising in the ordinary course of its business. In the Company's opinion, as of June 30, 1999, the effect of such matters will not have a material adverse effect on the Company's results of operations and financial position.

     (b)  LEASE OBLIGATIONS

     The Company leases office space and equipment under operating leases which expire at various dates through June 2002. The future minimum lease commitments under these leases are as follows:

          YEAR ENDING JUNE 30, 1999              OPERATING LEASES
          -------------------------              ----------------
                   2000                              $120,000
                   2001                               120,000
                   2002                               120,000
                                                     --------
          Total minimum lease payments               $360,000
                                                     ========


     Rental expense under operating leases totaled $292,042, $944,932 and $920,412 for the Transition Period ended June 30, 1999 and fiscal years ended October 31, 1998 and October 31, 1997, respectively.

     (c)  CARNIVAL AGREEMENT

     In September 1998, the Company entered into a Turnkey Agreement (the "Carnival Agreement") with Carnival Corporation ("Carnival"), for the purchase, installation and maintenance of its advanced cabin entertainment and management system for the cruise industry ("CruiseView") on a minimum of one Carnival Cruise Lines ship. During the four-year period commencing on the date of the Carnival Agreement, Carnival has the right to designate an unspecified number of additional ships for the installation of CruiseView by the Company. The cost per cabin for CruiseView purchase and installation on each ship is provided for in the Carnival Agreement. In December 1998, Carnival ordered the installation of CruiseView on the Carnival Cruise Lines "M/S Sensation," which has been in operational use, on a test basis, since August 1999. In August 1999, Carnival ordered the installation of CruiseView on the Carnival Cruise Lines "M/S Triumph."

     The terms of the Carnival Agreement provide that Carnival may return the CruiseView system within the Acceptance Period, as defined in the Carnival Agreement. For the M/S Sensation, the acceptance period is 12 months. As of June 30, 1999, the Company recorded deferred revenue of $365,851, reflecting amounts paid by Carnival. As of June 30, 1999, the Company has not recognized any revenue in association with the Carnival Agreement. The Company would be required to return such funds to Carnival in the event Carnival does not accept the system. Under the Carnival Agreement, the Company is required to provide a performance bond or standby letter of credit in favor of Carnival ensuring Carnival's ability to be repaid amounts previously paid to the Company in the event Carnival determines not to accept the system as permitted under the Carnival Agreement.

     The Company has not provided a bond or letter of credit as of June 30, 1999. Should Carnival require the Company to obtain a bond or letter of credit, the Company may be required to provide cash collateral to a financial institution securing such obligation.

(17) SPECIAL CHARGES AND REVERSAL OF WARRANTY, MAINTENANCE AND COMMISSION
     ACCRUALS

     GTL had previously entered into sales contracts with three airlines, Schweizerische Luftverkehr AG (Swissair), Debonair Airways, Ltd. (Debonair) and Alitalia Airlines, S.p.A. (Alitalia) for the manufacture and installation of its in-flight entertainment network, and to provide hardware and software upgrades, as defined in the agreements. In connection with the Transaction, the Company assumed all rights and obligations of the above contracts.

     Pursuant to the October 1997 agreement with Swissair, Swissair purchased shipsets for the first and business class sections of sixteen aircraft for an average of $1.7 million per aircraft. Included in the purchase price was material, installation, maintenance through September 1998, one-year warranty and upgrade costs for the sixteen aircraft. As of October 31, 1998, the Company had completed installations of the entertainment network on all of these aircraft. The agreement also required the Company to install the entertainment network in the first, business and economy class sections of three additional aircraft, at no charge to Swissair. The Company was responsible for all costs including entertainment network components, installation and maintenance through September 1998 for the three aircraft. As of October 31, 1998, the Company had completed installations of the entertainment network on all of these aircraft and title to each of these three shipsets had been transferred to Swissair. The estimated material, installation, maintenance and one-year warranty and upgrade costs for these three shipsets of $14,292,404 is included in the accompanying statement of operations as a special charge for the year ended October 31, 1997. During the fiscal year ended October 31, 1998, the Company recognized a recovery of special charges of $606,508. The recovery of special charges resulted from a reduction in the number of entertainment networks requiring maintenance in the economy class sections of the Swissair aircraft and a reduction in development expenses.

     In April 1998 and October 1998, the Company entered into additional contracts with Swissair. The first letter of intent relates to a $4.7 million order for first and business class installations on four Swissair MD-11 aircraft that are being added to the Swissair fleet. Swissair had made payments of $1,450,000 on the $4.7 million order through February 1999. No payments have been received since February. The second contract was to extend the warranty on all installed systems for a second and third year at a price of $3,975,000. Through February 1999, the Company had been paid $707,500 under this contract. No subsequent payments have been received from Swissair.

     On October 29, 1998, the Company was notified by Swissair of its decision to deactivate the entertainment networks on all Swissair aircraft. However, by April 1999, discussions between the Company and Swissair regarding outstanding financial matters related to current accounts receivable, inventory, purchase commitments and extended warranty obligations, as well as planning discussions for an October 1999 reactivation ceased to be productive. On May 6, 1999, GTL filed a lawsuit against Swissair in the United States District Court for the District of Arizona seeking damages for Swissair's failure to honor its obligations for payment and reactivation of the Company's Entertainment Network.

     The Swissair agreements are not assignable to third parties under the terms of such agreements. However, in connection with the Transaction, GTL has agreed to pay to the Company any net proceeds, if any, received from Swissair as a result of the above litigation or otherwise. Further, the Company, as a subcontractor to GTL, will assume any operational responsibilities of the Swissair agreement in the event that such requirement arises. The Company has not assumed any liabilities or obligations arising out of the crash of Swissair Flight No. 111.

     As a result of the above events, management concluded that its only source of future payment, if any, will be through the litigation process. In addition, with the deactivation of the entertainment system and Swissair's breach of its agreements with GTL, the Company believes it will not be called upon by Swissair to perform any ongoing warranty, maintenance or development services. Swissair's actions have rendered the Company's accounts receivable, inventory and deposits worthless as of June 30, 1999. Accordingly, the Company has recognized deferred revenue on equipment sales to the extent of cash received of $876,000; charged off inventory to cost of equipment sales in the amount of $1,517,000; wrote off deposits of $655,000 to special charges; and reversed all warranty and maintenance accruals totaling $5,164,000.

     Pursuant to an agreement with Debonair, the Company was to manufacture, install, operate, and maintain the entertainment network on six Debonair aircraft for a period of eight years from installation. In February 1998, the Company and Debonair signed a Termination Agreement. Pursuant to the Termination Agreement, Debonair removed the entertainment network from its aircraft and the Company paid Debonair $134,235 as full and final settlement of all of its obligations with Debonair. Included in the accompanying statement of operations for the year ended October 31, 1997 are special charges of $956,447 for the cost of the first completed shipset and $2,881,962 to write-down all inventory related to the Debonair program.

     In connection with these agreements with Swissair and Debonair and the absence of any new entertainment network orders for the Company, property and equipment write-downs of $1,006,532 and $1,518,952 were recorded as special charges during fiscal 1998 and 1997, respectively.

     Pursuant to an agreement with Alitalia, the Company delivered five first generation shipsets for installation on Alitalia aircraft during fiscal 1996. Alitalia has notified the Company that it does not intend to continue operation of the shipsets, and the Company has indicated that it will not support the shipsets.

     For the Transition Period ended June 30, 1999, the Company recorded warranty, maintenance and commission accrual adjustments of $5,117,704, $1,730,368 and $303,321, respectively, related to the Swissair and Alitalia matters. Such adjustments to prior period estimates, which totaled $7,151,393 resulted from an evaluation of specific contractual obligations and discussions between the new management of the Company and other parties related to such contracts. Based on the results of the Company's findings during this period, such accruals were no longer considered necessary.

(18) SEGMENT INFORMATION

     The Company operates principally in one industry segment; development, manufacturing and marketing of computer-based entertainment and data networks. Historically, the Company's principal revenues have been derived from European customers.

     For the Transition Period and fiscal years ended October 31, 1998 and 1997, one customer accounted for approximately 91%, 98% and 95% of the Company's sales. Outstanding receivables from this customer were zero and $1.1 million respectively at June 30, 1999 and October 31, 1998. (See note 15.)

(19) SUPPLEMENTAL FINANCIAL INFORMATION

     Supplemental disclosure of cash flow information is as follows:

                                            TRANSITION
                                           PERIOD ENDED   YEAR ENDED OCTOBER 31,
                                           JUNE 30, 1999     1998       1997
                                           -------------    -------   --------
     Cash paid for interest                  $      --      $11,954   $ 13,423
                                             =========      =======   ========
     Noncash investing and
      financing activities:
       Capital lease obligations incurred    $      --      $    --   $210,678
                                             =========      =======   ========

(20) SUBSEQUENT EVENTS

     In July and August 1999, GTL purchased all of the Series A and E notes and the Series D notes, respectively, from the holders of such notes. Concurrent with such purchase by GTL, the Company executed the fifth and sixth allonges to the Promissory Note which cancelled such Series Notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the Series Notes into the principal balance of the Promissory Note.

     On August 24, 1999, the Board of Directors of GTL approved the conversion of the Promissory Note and outstanding advances to the Company into Series C Stock of the Company and, the simultaneous conversion of the Series C Stock into the Company's common stock in accordance with the designation of the Series C Stock. Such conversion, to the extent it exceeded approximately one million shares of the Company's common stock on August 24, 1999, was contingent upon receiving stockholder approval to increase the authorized share capital of the Company which was subsequently approved on September 17, 1999. Accordingly, the Company will issue to GTL approximately 5.6 million shares of its common stock in October 1999, based on an anticipated conversion date of August 24, 1999. Had this transaction occurred on June 30, 1999, pro forma stockholders' equity and tangible net worth would have been $9,320,934 (unaudited) and $2,201,128 (unaudited), respectively.

     In September 1999, the Company sold one of its two buildings in Alpharetta, Georgia. The net proceeds from the sale, plus cash of approximately $80,000 was used by the Company to repay the Note payable due April 19, 2001. The sale of the second building is expected to occur in November 1999 and net proceeds are expected to be used to retire the Note payable due 2009.

     On August 24, 1999, the GTL Board of Directors approved a $5 million secured revolving credit facility by and among GTL and the Company (the "Facility"). The Facility provides that the Company may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The Facility matures in September 2001. The Company paid an origination fee of $50,000 to GTL and will pay an unused line fee of 0.5% per annum. The Facility is secured by all of the assets of the Company and is convertible, at GTL's option, into shares of the Company's Series C stock. The Company executed the Facility on October 12, 1999.

                          THE NETWORK CONNECTION, INC.
                            CONDENSED BALANCE SHEETS

                                                                        MARCH 31,           JUNE 30,
                             ASSETS                                       2000               1999
                                                                      ------------       ------------
                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents                                           $    258,459       $  2,751,506
  Restricted cash                                                          463,405            446,679
  Short-term investments                                                        --            302,589
  Accounts receivable                                                       21,087             75,792
  Notes receivable from related parties                                     53,551             98,932
  Inventories, net of allowance of $7,837,595                            5,010,311          1,400,000
  Prepaid expenses                                                         202,361            169,429
  Assets held for sale                                                          --            800,000
  Due from affiliate                                                        48,986                 --
  Other current assets                                                     257,973            173,999
                                                                      ------------       ------------
      Total current assets                                               6,316,133          6,218,926
Note receivable from related party                                          78,000             75,000
Property and equipment, net of accumulated depreciation
  of $1,087,670 and $683,029, respectively                               1,235,920          1,338,580
Intangibles, net of accumulated amortization of $630,368
  and $74,981, respectively                                              6,767,262          7,119,806
Other assets                                                                37,650                150
                                                                      ------------       ------------

Total assets                                                          $ 14,434,965       $ 14,752,462
                                                                      ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                    $  2,778,905       $  1,663,411
  Accrued liabilities                                                      925,336            989,342
  Deferred revenue                                                       2,108,151            365,851
  Accrued product warranties                                               291,796                 --
  Dividends payable                                                        110,000                 --
  Notes payable                                                              6,190             42,751
  Notes payable to related parties                                              --             68,836
                                                                      ------------       ------------
      Total current liabilities                                          6,220,378          3,130,191
Notes payable                                                            1,080,000          3,467,045
Other liabilities                                                          945,765          1,220,340
Due to affiliate                                                                --          1,647,692
                                                                      ------------       ------------
      Total liabilities                                                  8,246,143          9,465,268
                                                                      ------------       ------------
Commitments and contingencies

Stockholders' equity:
  Series B preferred stock par value $0.01 per share, 1,500
    shares authorized issued and outstanding                                    15                 15
  Series C preferred stock par value $0.01 per share, 1,600 shares
    authorized; zero and 800 issued and outstanding, respectively               --                  8
  Series D preferred stock par value $0.01 per share, 2,495,400
    authorized, issued and outstanding                                      24,954             24,954
  Common stock par value $0.001 per share, 40,000,000 shares authorized; 12,800,046 and 6,339,076 issued and
    outstanding, respectively                                               12,801              6,339
  Additional paid-in capital                                            93,522,223         88,316,945
  Accumulated other comprehensive income:
  Loss on foreign currency translation                                      (1,141)                --
  Net unrealized loss on investment securities                                  --               (526)
  Accumulated deficit                                                  (87,370,030)       (83,060,541)
                                                                      ------------       ------------
      Total stockholders' equity                                         6,188,822          5,287,194
                                                                      ------------       ------------

      Total liabilities and stockholders' equity                      $ 14,434,965       $ 14,752,462
                                                                      ============       ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                Three months ended March 31,         Nine months ended March 31,
                                               ------------------------------      ------------------------------
                                                  2000               1999              2000              1999
                                               ------------      ------------      ------------      ------------
Revenue:
  Equipment sales                              $        590      $         --      $  5,597,909      $     89,028
  Service income                                         --                --            59,827           389,037
                                               ------------      ------------      ------------      ------------
                                                        590                --         5,657,736           478,065
                                               ------------      ------------      ------------      ------------
Costs and expenses:
  Cost of equipment sales                           225,669                --         3,680,584           283,714
  Cost of service income                             21,189                --            36,292               736
  General and administrative expenses             2,103,517           928,600         4,678,325         6,947,818
  Non cash compensation expense                     238,429                --           545,311                --
  Provision for doubtful accounts                        --                --                --            28,647
  Special charges                                        --                --                --          (190,000)
  Depreciation and amortization expense             332,511            60,521           972,528           443,620
                                               ------------      ------------      ------------      ------------
                                                  2,921,315           989,121         9,913,040         7,514,535
                                               ------------      ------------      ------------      ------------

Operating loss                                   (2,920,725)         (989,121)       (4,255,304)       (7,036,470)

Other:
  Interest expense                                  (11,331)           (1,358)         (150,839)           (5,614)
  Interest income                                    13,354            39,529            90,728           118,188
  Other expense                                     (15,911)               --           (24,741)         (567,317)
                                               ------------      ------------      ------------      ------------

Net loss                                         (2,934,613)         (950,950)       (4,340,156)       (7,491,213)

Cumulative dividend on preferred stock              (30,000)               --           (90,000)               --
                                               ------------      ------------      ------------      ------------

Net loss attributable to common stockholders   $ (2,964,613)     $   (950,950)     $ (4,430,156)     $ (7,491,213)
                                               ============      ============      ============      ============

Basic and diluted net loss per common share    $      (0.24)     $      (0.90)     $      (0.52)     $      (7.10)
                                               ============      ============      ============      ============

Weighted average number of shares
 outstanding, basic and diluted                  12,432,543         1,055,475         8,476,461         1,055,475
                                               ============      ============      ============      ============

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.
                        Condensed Statement of Cash Flows
                                   (Unaudited)

                                                                   NINE                NINE
                                                               MONTHS ENDED        MONTHS ENDED
                                                                 MARCH 31,           MARCH 31,
                                                                   2000                1999
                                                                -----------         -----------
Cash flows from operating activities:
  Net loss                                                     $(4,340,156)         $(7,491,213)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization                                  972,528              443,620
    Special charges                                                     --             (190,000)
    Loss on sale of assets held for sale                            37,893                   --
    Loss on disposal of equipment                                       --            1,006,523
    Non cash compensation expense                                  545,311                   --
    Changes in net assets and liabilities, net of
     effect of acquisition:
     Increase (decrease) in accounts receivable                     54,705             (717,550)
     Payments due from affiliate                                   (48,986)                  --
     (Increase) decrease in inventories                         (3,610,311)              86,643
     (Increase) decrease in prepaid expenses                       (32,932)             175,286
     (Increase) decrease in other current assets                   (83,974)             293,919
     (Increase) decrease in other assets                           (43,750)              66,695
     Increase (decrease) in accounts payable                       916,910             (877,794)
     Decrease in accrued liabilities                              (196,208)          (1,056,702)
     Increase in deferred revenue                                1,742,300            1,900,518
     Increase (decrease) in accrued product warranties             291,698           (1,426,013)
                                                               -----------          -----------
         Net cash used in operating activities                 $(3,794,972)         $(7,786,068)
                                                               -----------          -----------
Cash flows from investing activities:
  Purchases of investment securities                                  (542)                  --
  Sale of investment securities                                    303,131                   --
  Purchases of property and equipment                             (305,571)             (31,346)
  Proceeds from sale of equipment                                    3,590               13,216
  Proceeds from sale of assets held for sale                       762,107                   --
  Increase in restricted cash                                      (16,726)            (442,282)
                                                               -----------          -----------
         Net cash provided by (used in) investing activities   $   745,989          $  (460,412)
                                                               -----------          -----------
Cash flows from financing activities:
  Payments on notes payable                                       (785,364)                  --
  Payments received on notes receivable                             42,381                   --
  Borrowings under revolving credit facility                     1,080,000                   --
  Payments from affilate                                           289,017                   --
  Re-purchase of outstanding warrants                             (296,036)                  --
  Capital contribution                                                  --            8,312,363
  Employee stock option exercises                                  227,079                   --
  Payments on capital lease obligations                                 --              (63,910)
                                                               -----------          -----------
         Net cash provided by financing activities             $   557,077          $ 8,248,453
                                                               -----------          -----------
Effect of exchange rate on cash and cash equivalents                (1,141)                  --
                                                               -----------          -----------

Net increase (decrease) in cash and cash equivalents            (2,493,047)               1,973

Cash and cash equivalents at beginning of period                 2,751,506              111,418
                                                               -----------          -----------
Cash and cash equivalents at end of period                     $   258,459          $   113,391
                                                               ===========          ===========

See accompanying notes to financial statements.

                          THE NETWORK CONNECTION, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



PART I. FINANCIAL INFORMATION

BASIS OF PRESENTATION

(1) PRINCIPLES OF CONSOLIDATION

         The condensed consolidated financial statements include the accounts of The Network Connection, Inc. and its wholly-owned subsidiary TNCi UK Limited (the "Company" or "TNCi"). All significant intercompany accounts have been eliminated.

         The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto for the eight-month transition period ended June 30, 1999, included in the Company's Transition Report on Form 10-KSB.

         The results of operations for the three months and nine months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year. Certain reclassifications have been made to the amounts in the June 30, 1999 balance sheet to conform with the March 31, 2000 presentation.

         On May 18, 1999, Global Technologies, Ltd. ("Global") received from the Company 1,055,745 shares of its Common Stock and 2,495,400 shares of its Series D Convertible Preferred Stock in exchange for $4,250,000 in cash and substantially all the assets and certain liabilities of Global's Interactive Entertainment Division ("IED"), as defined in the Asset Purchase and Sale Agreement dated April 30, 1999, as amended (the "Transaction"). The Transaction has been accounted for as a reverse merger whereby, for accounting purposes, Global is considered the accounting acquiror, and although the legal capital structure carries forward, the Company is treated as the successor to the historical operations of IED. Accordingly, the historical financial statements of the Company, which previously have been reported to the Securities and Exchange Commission ("SEC") on Forms 10-KSB, and 10-QSB, among others, as of and for all periods through March 31, 1999, will be replaced with those of IED.

         The financial statements as of and for the three months and nine months ended March 31, 1999, reflect the historical results of Global's IED as previously included in Global's consolidated financial statements. The Transaction date for accounting purposes was May 1, 1999. As of March 31, 2000, the Company is an 80% owned subsidiary of Global, whose ownership is represented by 1,500 shares of the Company's Series B 8% Convertible Preferred Stock,
2,495,400 shares of the Company's Series D Convertible Preferred Stock and approximately 6.8 million shares of the Company's Common Stock. The historical financial statements of the Company up to the date of the Transaction as previously reported will no longer be included in future filings of the Company.

(2) USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, such estimates and assumptions affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)  NOTES PAYABLE

         Prior to the Transaction, the Company entered into a Secured Promissory Note with Global in the principal amount of $750,000, bearing interest at a rate of 9.5% per annum, and a related security agreement granting Global a security interest in its assets (the "Promissory Note"). The Promissory Note was convertible into shares of the Company's Series C 8% Convertible Preferred Stock ("Series C Stock") at the discretion of Global. The Note had an original maturity of May 14, 1999, but had been extended until September 2001.

         In July and August 1999, Global purchased all of the Series A and E notes and the Series D notes of the Company, respectively, from the holders of such notes (the "Series Notes"). Concurrent with such purchase by Global, the Company executed several allonges to the Promissory Note which cancelled such Series Notes and rolled the principal balance, plus accrued but unpaid interest, penalties and redemption premiums on the Series Notes into the principal balance of the Promissory Note. Subsequent to May 18, 1999, Global had also advanced working capital to the Company in the form of intercompany advances. In August 1999, the Company executed an allonge to the Promissory Note which rolled the intercompany advances into the principal balance of the Promissory Note and granted Global the ability to convert the Promissory Note directly into shares of the Company's Common Stock, without first converting to Series C Stock, as an administrative convenience.

         On August 24, 1999, the Board of Directors of Global approved the conversion of the Promissory Note into shares of the Company's Common Stock. Such conversion, to the extent it exceeded approximately one million shares of the Company's Common Stock on August 24, 1999, was contingent upon receiving shareholder approval to increase the authorized share capital of the Company. This increase in authorized share capital was subsequently approved at the September 17, 1999 Special Meeting of the Company's shareholders. Accordingly, in December 1999, the Company issued to Global 4,802,377 shares of its Common Stock based on the conversion date of August 24, 1999. Separately from the Promissory Note, in December 1999, the Company issued 886,140 shares of its Common Stock to Global upon conversion of the Series C Stock held by Global.

         Also on August 24, 1999, the Global Board of Directors approved a $5 million secured revolving credit facility by and between Global and the Company (the "Facility"). The Facility provides that the Company may borrow up to $5 million for working capital and general corporate purposes at the prime rate of interest plus 3%. The Facility matures in September 2001. The Company paid an origination fee of $50,000 to Global and will pay an unused line fee of 0.5% per annum. The Facility is secured by all of the assets of the Company and is convertible, at Global's option, into shares of the Company's Common Stock at a price equal to the lesser of 66.7% of the trailing five-day average share price of the preceding 20 days, $1.50 per share or any lesser amount at which Common Stock has been issued to third parties. Pursuant to Nasdaq rules, Global may not convert borrowings under the Facility into shares of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding on August 24, 1999 without shareholder approval. As of March 31, 2000, $1,080,000 was outstanding under the Facility.

         In September 1999, the Company sold one of its two buildings in Alpharetta, Georgia. The net proceeds from the sale, plus cash of approximately $80,000 was used by the Company to repay a Note payable due April 19, 2001 in the principal amount of $470,000. The sale of the second building occurred in November 1999. The net proceeds of approximately $367,000 from the sale were used to retire a Note payable due 2009 in the principal amount of $217,000.

         In October 1999, a note payable in the principle amount of $400,000 due September 5, 1999 was converted into 200,000 shares of the Company's Common Stock.

(4) WARRANTS

         In December 1999, the Company issued common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock at $6.50 per share to Emden Consulting Corp. in exchange for advisory services. The exercise period of the warrants expires in December 2004. Non-cash compensation expense of $110,941 was recorded in the quarter ended December 31, 1999.

         In December 1999, the Company issued common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock at $6.50 per share to Waterton Group LLC in exchange for advisory services. The exercise period of the warrants expires in December 2004. Non-cash compensation expense of $110,941 was recorded in the quarter ended December 31, 1999.

         In December 1999, the Company issued common stock purchase warrants to purchase 100,000 shares of the Company's Common Stock at prices ranging from $6 to $10 per share to Continental Capital & Equity Corp. in exchange for public relations and financial advisory services. The warrants vest over a period of 270 days and expire in February 2002. Non-cash compensation expense of $151,286 was recognized in the three months ended March 31, 2000 and additional non-cash compensation expense may be recognized, under variable plan accounting, over the remaining nine months of the agreement.

         On March 13, 2000, the Company issued 236,080 shares of stock in connection with the cashless exercise of common stock purchase warrants held by the former holders of the Company's Series A and E notes. The warrants exercised represented warrants to purchase 311,525 shares of the Company's Common Stock.

(5) OPTION GRANTS

         In November 1999, the Compensation Committee of the Board of Directors of the Company recommended option grants to purchase up to 500,000 shares of the Company's Common Stock to Mr. Irwin L. Gross, Chairman and Chief Executive Officer of the Company. Such recommendation was accepted and approved by the Board of Directors. One quarter of these options vested immediately and one quarter vest in equal annual installments over three years. The remainder vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year vesting schedule in the event certain performance milestones are achieved. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day of grant, and the options expire in October 2009.

         On March 6, 2000, the Company granted options to purchase up to 800,000 shares of the Company's Common Stock to Mr. Robert Pringle, President and Chief Operating Officer of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010.

         On March 6, 2000, the Company granted options to purchase up to 800,000 shares of the Company's Common Stock to Dr. Jay Rosan, an Executive Vice President of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010.

         On March 6, 2000, the Company granted options to purchase up to 250,000 shares of the Company's Common Stock to Mr. Richard Genzer, Chief Technology Officer of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010.

(6) SEGMENT INFORMATION

         For the nine months ended March 31, 2000 and 1999, respectively, the Company operated principally in one industry segment; development, manufacturing and marketing of computer-based entertainment and data networks. Historically, the Company's principal revenues have been derived from European customers.

         For the nine months ended March 31, 2000 and 1999, respectively, one customer accounted for approximately 97% and a separate customer accounted for almost 100% of the Company's sales. Outstanding receivables from these customers were $0 and $4,188,712 respectively, at March 31, 2000 and March 31, 1999.

(7)  COMMITMENTS AND CONTINGENCIES

     (a) LAWSUITS

         SWISSAIR/MDL-1269, IN RE AIR CRASH NEAR PEGGY'S COVE, NOVA SCOTIA. This multi-district litigation, which is being overseen by the United States District Court for the Eastern District of Pennsylvania, relates to the crash of Swissair Flight No. 111 on September 2, 1998. The Swissair MD-11 aircraft involved in the crash was equipped with an entertainment network system that had been sold to Swissair by Global Technologies, Ltd. ("Global" formerly known as Interactive Flight Technologies, Inc.). Estates of the victims of the crash have filed lawsuits throughout the United States against Swissair, Boeing, Dupont and various other parties, including Global. TNCi has been named in some of the lawsuits filed on a successor liability theory. TNCi denies all liability for the crash. TNCi is being defended by the aviation insurer for Global.

         FEDERAL  EXPRESS  CORPORATION V. THE NETWORK  CONNECTION,  INC.,  State
Court of Forsyth County, State of Georgia, Civil Action File No. 99-SC-0053. This lawsuit was served on the Company on or about July 22, 1999 by Federal Express Corporation and relates to charges incurred by prior management. The suit alleged the Company owes Federal Express approximately $110,000 for past services rendered. The Company has settled this matter for $75,000, with $25,000 having been paid on execution of the settlement agreement on March 3, 2000, $10,000 having been paid on each of April 1, 2000 and May 1, 2000 and three additional payments of $10,000 to be paid on each of June 1, 2000, July 1, 2000 and August 1, 2000.

         BRYAN R. CARR V. THE NETWORK CONNECTION, INC. AND GLOBAL TECHNOLOGIES, LTD., Superior Court of Georgia, Civil Action No. 99-CV-1307. Bryan R. Carr, the Company's former Chief Operating and Financial Officer, and a former Director, filed a claim on November 24, 1999 alleging a breach of his employment agreement. Mr. Carr claims that he is entitled to the present value of his base salary through October 31, 2001, a share of any "bonus pool," the value of his stock options and accrued vacation time. The Company is currently defending the claim.

         A suit captioned LODGENET ENTERTAINMENT CORPORATION V. THE NETWORK CONNECTION, INC. was filed April 5, 2000 in the Circuit Court for the Second Judicial Circuit of the State of South Dakota. The action arises out of the Company's hiring of Theodore P. Racz, a former LodgeNet Entertainment Corporation ("LodgeNet") employee, as its Senior Vice President of the Hotels & Hospitality division. LodgeNet is alleging tortious interference with contract and tortious interference with business relationships. LodgeNet is seeking to prohibit Mr. Racz from being employed by the Company, as well as seeking damages, fees and costs.

         The Company may be subject to other lawsuits and claims arising in the ordinary course of its business. In the Company's opinion, as of March 31, 2000, the effect of such matters are not expected to have a material adverse effect on the Company's results of operations and financial position.

     (b) CARNIVAL AGREEMENT

         In September 1998, the Company entered into a Turnkey Agreement (the "Carnival Agreement") with Carnival Corporation ("Carnival") for the purchase, installation and maintenance of its advanced cabin entertainment and management system for the cruise industry ("CruiseView(TM)") on a minimum of one Carnival Cruise Lines ship. During the four-year period commencing on the date of the Carnival Agreement, Carnival has the right to designate an unspecified number of additional ships for the installation of CruiseView(TM). The cost per cabin for CruiseView(TM) purchase and installation on each ship is provided for in the Carnival Agreement. In December 1998, Carnival ordered the installation of CruiseView(TM) on one Carnival Cruise Lines "Fantasy" class ship which has been in operational use since August 1999. In August 1999, Carnival ordered the installation of CruiseView(TM) on one Carnival Cruise Lines "Destiny" class ship which has been in operational use since October 1999. Under the terms of the agreement, the Company receives payment for 50% of the sales price of the system in installments through commencement of operation of the system. Recovery of the remaining sales price of the system is to be achieved through the receipt of the Company's 50% share of net profits, as defined in the Carnival Agreement, generated by the system over future periods.

         The terms of the Carnival Agreement provide that Carnival may return the CruiseView(TM) system within the acceptance period, as defined in the Carnival Agreement, or for breach of warranty. The acceptance period for the Fantasy and Destiny class ships are twelve months and three months, respectively, from completion of installation and testing, which occurred in February 1999 and October 1999, respectively. The initial warranty period for these systems is three years. As of March 31, 2000, the Company had recorded deferred revenue of approximately $2.1 million related to the two Carnival ships.

         In the quarter ended March 31, 2000, the Company concluded that the cost of building and installing CruiseView(TM) systems on the existing two Carnival ships pursuant to the Carnival Agreement has exceeded the revenue that can be earned in connection therewith. Accordingly, the Company has recorded an expense of $208,146 in the period ended March 31, 2000 reflecting the excess of cost over expected revenue. Carnival's continuing to exercise its option for building and installing CruiseView(TM) on additional ships under the agreement may prove unprofitable and therefore have a negative effect on the Company's working capital. The Company is currently endeavoring to renegotiate the terms of the agreement with Carnival. (See "Note 8 - Subsequent Event").

NOTE (8)  SUBSEQUENT EVENT

         Since the installation of the CruiseView(TM) system on two Carnival cruise ships, and beginning in the quarter ended March 31, 2000, the Company has experienced costs in excess of those recoverable under the Carnival Agreement. Given these costs, and ongoing technical issues, the Company notified Carnival of its desire to renegotiate the Carnival Agreement. During these discussions, Carnival notified the Company in a letter dated April 24, 2000 that it sought to terminate the Carnival Agreement and sought to assert certain remedies thereunder. The Company and Carnival are in discussions seeking to resolve issues under the Carnival Agreement regarding recovery of amounts paid to the Company (recorded as deferred revenue), the Company's recovery of its inventory costs, potential warranty/de-installation obligations and other matters.

         Concurrently, the Company and Carnival are in discussions with respect to a new agreement which would cover the installation of the Company's latest CruiseView(TM) technology on the "Fantasy" class ship discussed above, and contractual terms more favorable to the Company than the Carnival Agreement, including a longer-term and multiple ship arrangement. The Company believes its new technology improves the Company's ability to create multiple new content and commerce-based revenue streams, and to establish a business relationship providing appropriate returns to each partner. However, while the Company is optimistic about the discussions, there is no assurance that the Company will be successful in reaching a mutually satisfactory resolution of the Carnival Agreement and in securing a new, more favorable long term contract with Carnival.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XI of the Amended and Restated Articles of Incorporation of The Network Connection, Inc. eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director to the corporation does not apply for any liability for:

         (i) any appropriation, in violation of his duties, of any business opportunity of the corporation,

         (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,

         (iii) actions prohibited under Section 14-2-832 of the Georgia Business Corporation Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the corporation to the shareholders without the prior payment or discharge of the corporation's debts or obligations, or unlawful making or guaranteeing of loans to directors), or

         (iv) any transaction from which the director derived an improper personal benefit.

         In addition, Article XII of the corporation's Amended and Restated Articles of Incorporation provides that the corporation shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, as amended from time to time.

         Article VI of the corporation's Bylaws reiterates that the corporation shall indemnify any and all persons it has the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code. However, the Bylaws further provide that such authorization shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled by way of agreement, resolution of shareholders or disinterested directors, or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses of the offering, which are to be borne by the corporation, are estimated as follows:


              SEC registration fee                             $ 8,120.90
              NASD registration fee                              2,000.00
              Legal services and expenses                       50,000.00
              Accounting services                               20,000.00
              Taxes                                              5,000.00
              Transfer Agent Fees                                2,000.00
              Printing                                           2,000.00
                                                               ----------
                   Total                                       $89,120.90
                                                               ==========


         All of the above expenses except for registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On October 23, 1998, the Network Connection, Inc. elected to exchange a promissory note with an institutional investor in the amount of $1,250,000 for 1,500 shares of the Network Connection's Series B 8% Convertible Preferred Stock and warrants to acquire 100,000 shares of common stock issued to the holder of the Series B Preferred Stock.

         On December 29, 1998, in consideration for $280,000 in cash the Network Connection sold in a private placement to a single institutional investor, Cache Capital, LLC, 80,000 shares of its common stock in association with the right to acquire up to 80,000 additional repricing shares of common stock without the payment of additional consideration pursuant to the terms of a common stock purchase agreement dated as of December 28, 1998.

         On January 22, 1999, in consideration for the settlement of outstanding litigation brought by Sigma Design, Inc., a vendor of the Network Connection, and the mutual release of claims under the terms of the Settlement Agreement, the Network Connection agreed to pay $50,000.00 in cash to Sigma and to issue to Sigma 110,000 initial shares of common stock. Global Technologies purchased these securities from Sigma in June 1999.

         On May 11, 1999, Global Technologies acquired directly from the Network Connection 800 shares of Series C 8% Convertible Preferred Shares of the Network Connection, par value $.01 per share, Stated Value $1,000 per share, in consideration for Global Technologies' waiver of all our prior defaults and arrearages arising out of or related to the Series B shares, which it purchased from a third-party investor on the same date.

         On May 17, 1999, Global Technologies acquired 1,055,745 shares of the common stock of the Network Connection, and 2,495,400 shares of the Series D Convertible Preferred Stock of the Network Connection, par value $.01 per share, stated value $10.00 per share, in exchange for certain assets relating to its Interactive Entertainment Division, including all fixed assets, inventory, and intellectual property rights and other intangibles, prepaid expenses and other property of Global Technologies used in such division, plus cash in the amount of $4,250,000. The cash transfer to the Network Connection by Global

Technologies was obtained from the working capital of Global Technologies. As part of the May 17, 1999 transaction, the Network Connection also assumed certain liabilities related to the Global Technologies assets transfer.

         On September 14, 1999, the Network Connection issued 66,667 shares of common stock of the Network Connection to Barbara Riner in consideration for the execution and delivery of a separation and release agreement. The issuance was exempt under Section 4(2) of the Securities Act.

         On October 13, 1999, the Network Connection issued 200,000 shares of common stock to Atlantis Capital, LLC pursuant to conversion of a convertible note payable in the amount of $400,000.00. The issuance was exempt under Section 4(2) of the Securities Act.

         On November 10, 1999, the Company granted Irwin L. Gross an option to purchase up to 500,000 shares of its Common Stock at an exercise price per share of $2.00, the closing price of a share of stock as reported on the Nasdaq SmallCap Market for November 10, 1999. One quarter of the options vested on the date of grant and one quarter vest in equal installments on each of the first three anniversaries of the date of grant. The remaining half of the options vest on the sixth anniversary of the date of grant, subject to acceleration to a three-year vesting schedule in the event of the achievement of certain performance milestones. These options were granted in a transaction exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

         In November 1999, the Board of Directors approved the issuance of 79,091 shares of the Company's common stock to Coche Capital in connection with an April 1999 financing agreement. This transaction is exempt under Section 4(2) of the Securities Act.

         In December 1999, the Company issued stock purchase warrants to purchase 25,000 shares of common stock at $6.50 per share to Emden Consulting Corp. in exchange for advisory services. The exercise period of the warrants expires in December 2004. This issuance is exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

         In December 1999, the Company issued stock purchase warrants to purchase 25,000 shares of common stock at $6.50 per share to Waterton Group LLC in exchange for advisory services. The exercise period of the Warrants expires in December 2004. This issuance is exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

         On December 27, 1999, the Company entered into an agreement to issue 29,500 shares of its common stock to Continental Capital & Equity Corp. ("CCEC"). In addition, the Company will issue a warrant covering 100,000 shares of common stock to CCEC. The warrants are exercisable at prices ranging from $6.00 to $10.00 per share of common stock and vest over a period of 270 days from issuance. The warrants expire in February 2002. These issues were made in consideration of public relations and advisory services to be provided by CCEC and are exempt from the registration provisions of the Securities Act under
Section 4(2) thereof.

         On March 6, 2000, the Company granted options to purchase up to 800,000 shares of the Company's Common Stock to Mr. Robert Pringle, President and Chief Operating Officer of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010. These options were granted in a transaction exempt from the registration provisions of the Securities Act pursuant to section 4(2) thereof.

         On March 6, 2000, the Company granted options to purchase up to 800,000 shares of the Company's Common Stock to Dr. Jay Rosan, an Executive Vice President of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010. These options were granted in a transaction exempt from the registration provisions of the Securities Act pursuant to section 4(2) thereof.

         On March 6, 2000, the Company granted options to purchase up to 250,000 shares of the Company's Common Stock to Mr. Richard Genzer, Chief Technology Officer of the Company. One fifth of these options vest on June 6, 2000, with the remainder vesting in four equal annual installments beginning March 6, 2001. Exercise price of the options is equal to the closing market price of the Company's Common Stock on the day prior to grant, and the options expire on March 6, 2010. These options were granted in a transaction exempt from the registration provisions of the Securities Act pursuant to section 4(2) thereof.

         On March 13, 2000, the Company issued 236,080 shares of its common stock in connection with the cashless exercise of common stock purchase warrants held by the former holders of Series A and E notes. The warrants exercised represented warrants to purchase 311,525 shares of the Company's Common Stock. These shares were issued in a transaction exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

         On May 4, 2000, the Company issued 107,433 shares of its common stock in connection with the cashless exercise of common stock purchase warrants held by Goodbody International. The warrants exercised represented warrants to purchase 184,700 shares of the Company's Common Stock. These shares were issued in a transaction exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.



ITEM 27. EXHIBITS.


Exhibit
Number                 Description
------                 -----------

3.1.1       Second Amended and Restated Articles of Incorporation (1.1)

3.1.2 Articles of Amendment to the Articles of Incorporation (re: Series A Preferred) (1.2)

3.1.3 Articles of Amendment to the Articles of Incorporation (re: Series B Preferred) (2)

3.1.4 Articles of Amendment to the Articles of Incorporation (re: elimination of Series A preferred) (10)

3.1.5       Articles of Amendment to the Articles of Incorporation (re:
            Amendment to Series B Preferred) (6)

3.1.6 Articles of Amendment to the Articles of Incorporation (re: Series C Preferred) (6)

Exhibit
Number                 Description
------                 -----------

3.1.7 Articles of Amendment to the Articles of Incorporation (re: Series D Preferred) (8)

3.1.8 Articles of amendment to the Second Amended and Restated Articles of Incorporation (re: increase of authorized shares) (1.3)

3.1.9 Articles of Amendment to the Second Amended and Restated Articles of Incorporation (re: increase in shares of Series C Preferred) (1.3)

3.2         Amended and Restated Bylaws (1.1)

5.1         Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP *

10.1 Employment Agreement, dated October 31, 1998, by and between the corporation and Wilbur L. Riner (2)

10.2 Addendum and Modification to Employment Agreement, dated May 14, 1999, by and between the corporation and Wilbur L. Riner (8)

10.3 Employment Agreement, dated October 31, 1998, by and between the corporation and James E. Riner (2)

10.4 Addendum and Modification to Employment Agreement, dated May 14, 1999, by and between the corporation and James E. Riner (8)

10.5 Employment Agreement, dated October 31, 1998, by and between the corporation and Bryan R. Carr (2)

10.6.1 Employment Agreement, effective June 11, 1999, by and between the corporation and Frank Gomer (8)

10.6.2 Separation Agreement and Release of All Claims, effective April 12, 2000, by and between the corporation and Frank Gomer *

10.7 Employment Agreement, effective June 11, 1999, by and between the corporation and Morris C. Aaron (8)

10.10 1994 Employee Stock Option Plan, including form of Stock Option Agreement (3)

10.11       1995 Stock Option Plan for Non-Employee Directors (4)

10.12 Securities Purchase Agreement dated as of October 23, 1998, between the Shaar Fund Ltd. and the corporation (5)

10.13 Registration Rights Agreement dated as of October 23, 1998, between Shaar and the corporation (5)

10.14 Warrant Agreement dated October 23, 1998, between Shaar and the corporation (5)

Exhibit
Number                             Description
------                             -----------

10.15 Securities Purchase Agreement dated as of December 28, 1998, between Cache Capital and the corporation (2)

10.16 Registration Rights Agreement dated as of December 28, 1998, between Cache Capital and the corporation (2)

10.17       Service Agreement between The Network Connection and Stephen J.
            Ollier (9)

10.18 Securities Purchase Agreement, dated as of May 10, 1999, between the corporation and Interactive Flight Technologies, Inc. (6)

10.19 Secured Promissory Note, dated January 25, 1999, made in favor of Interactive Flight Technologies, Inc. (6)

10.20 First Allonge to Secured Promissory Note, dated May 10, 1999, made in favor of Interactive Flight Technologies, Inc. (6)

10.21 Second Allonge to Secured Promissory Note, dated May 10, 1999, made in favor of Interactive Flight Technologies, Inc. (6)

10.22 Third Allonge to Secured Promissory Note, dated May 10, 1999, made in favor of Interactive Flight Technologies, Inc. (6)

10.23 Fourth Allonge to Secured Promissory Note, dated May 10, 1999, made in favor of Interactive Flight Technologies, Inc. (6)

10.24 Amendment No. 1 to Registration Rights Agreement, dated May 10, 1999, between the corporation and Interactive Flight Technologies, Inc. (6)

10.25 Fifth Allonge to Secured Promissory Note, dated July 16, 1999, made in favor of Interactive Flight Technologies, Inc. (8)

10.26 Sixth Allonge to Secured Promissory Note, dated August 9, 1999, made in favor of Interactive Flight Technologies, Inc. (8)

10.27 Seventh Allonge to Secured Promissory Note, dated August 24, 1999, made in favor of Interactive Flight Technologies, Inc. (8)

10.28 Revolving Credit Note in the aggregate amount of $5,000,000 in favor of Interactive Flight Technologies, Inc. (8)

10.29       Agreement between Carnival Corporation and The Network Connection
            (9)

10.30       Agreement between Embassy Suites and The Network Connection (9)

10.31       Agreement between Radisson Resort and The Network Connection (9)

10.32 Amended and Restated Seventh Allonge to Secured Promissory Note, dated December 10, 1999. (10)

Exhibit
Number                 Description
------                 -----------

10.33 Employment Agreement between Robert Pringle and the corporation, dated March 6, 2000. (11)

10.34 Employment Agreement between Jay Rosan and the corporation, dated March 6, 2000. (11)

10.35 Employment Agreement between Richard Genzer and the corporation, dated March 6, 2000. (11)

10.36 Option Agreement between Robert Pringle and the corporation, dated March 6, 2000. (11)

10.37 Option Agreement between Jay Rosan and the corporation, dated March 6, 2000. (11)

10.38 Option Agreement between Richard Genzer and the corporation, dated March 6, 2000. (11)

10.39 Registration Rights Agreement between the corporation and Robert Pringle, Jay Rosan and Richard Genzer, dated March 6, 2000. (11)

10.40 Agreement between Brisbane Lodging LP DBA Radisson Hotel San Francisco Airport at Sierra Point and the corporation. (11)

10.41 Master Facility Agreement by and between the corporation and Fusion Capital Fund II, LLC dated as of June 1, 2000. *

16.1        Letter on Change in Certifying Accountant (9)

21.1        Schedule of Subsidiaries (10)

23.1        Consent of KPMG LLP *

23.2 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included as part of Exhibit 5.1) *

----------
* Filed with this registration statement.

(1.1) Incorporated by reference, filed as an exhibit with The Network
      Connection's Current Report on Form 8-K on June 21, 1996.
(1.2) Incorporated by reference, filed as an exhibit with The Network
      Connection's Current Report on Form 8-K on June 9, 1998.
(1.3) Incorporated by reference, filed as an exhibit with The Network
      Connection's Quarterly Report 10-QSB for the quarter ended September 30, 1999 on November 17, 1999.
(2) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 on April 15, 1999.
(3) Incorporated by reference, filed as an exhibit with The Network Connection's registration statement on Form SB-2 on October 26, 1994. SEC File No. 33-85654.
(4) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.
(5) Incorporated by reference, filed as an exhibit with the corporation's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 on November 16, 1998.
(6) Incorporated by reference, filed as an exhibit with the Network Connection's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.
(7) Incorporated by reference, filed as an exhibit with The Network Connection's Current Report on Form 8-K on August 3, 1999.

(8) Incorporated by reference, filed as an exhibit with The Network Connection's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 on October 14, 1999.
(9) Incorporated by reference to the respective exhibits filed with The Network Connection's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1999 on February 14, 2000.
(10)  Previously filed with this registration statement.
(11) Incorporated by reference, filed as an exhibit with the corporation's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000 on May 15, 2000.

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, or (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.


         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (5) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

         (6) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on June __, 2000.

                                      THE NETWORK CONNECTION, INC.


Date:  June 6, 2000                   By: /s/ Irwin L. Gross
                                         ---------------------------------------
                                         Irwin L. Gross, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Date                                       Signature and Title
    ----                                       -------------------


June 6, 2000                         /s/ Irwin L. Gross
                                     -------------------------------------------
                                     Irwin L. Gross, Chief Executive Officer
                                     and Chairman of the Board of Directors
                                     (principal executive officer)


June 6, 2000                         /s/ Morris C. Aaron
                                     -------------------------------------------
                                     Morris C. Aaron, Executive V. P., Chief
                                     Financial Officer and Director
                                     (principal financial and accounting
                                     officer)


June 6, 2000                         /s/ Frank E. Gomer
                                     -------------------------------------------
                                     Frank E. Gomer, President, Chief Operating
                                     Officer and Director


June 6, 2000                         /s/ M. Moshe Porat
                                     -------------------------------------------
                                     M. Moshe Porat, Director


June 6, 2000                         /s/ Stephen Schachman
                                     -------------------------------------------
                                     Stephen Schachman, Director

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